An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Securities and Exchange Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 3, 2021

Subject to Completion

FOOTHILLS EXPLORATION, INC.

A Delaware corporation

(www.foothillspetro.com)

2660 Townsgate Road, Suite 800

Westlake Village, California 91361

(800) 204-5510

UP TO 5,714,285,714 SHARES OF COMMON STOCK

Foothills Exploration, Inc., a Delaware corporation (the “Company,” “Foothills,” “we,” “us,” and “our”), is offering up to 5,714,285,714 shares (“Shares”) of its common stock, par value of $0.0001 per share (“Common Stock”) on a “best efforts” basis without any minimum offering amount pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), for Tier 1 offerings (the “Offering”). We expect that the fixed initial public offering price per share of Common Stock will be a range between $0.00035 and $0.00105 per share upon qualification of the Offering Statement, of which this Offering Circular is a part, by the United States Securities and Exchange Commission (“SEC”). See “SECURITIES BEING OFFERED” section of this Offering Circular for more information. We expect to commence the sale of the Shares within two (2) calendar days of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC and is qualified in at least one (1) state. The Offering is expected to expire on the earlier of (i) the date on which all of the Shares offered are sold; (ii) 365 days from the date this Offering Circular is approved by any state (unless extended by the Company, in its own discretion, for up to another ninety (90) days); or (iii) the date on which this Offering is earlier terminated by the Company in its sole discretion.

Potential investors may at any time make revocable offers to subscribe to purchase Shares. Such revocable offers will become irrevocable when both the Offering Statement is qualified by the SEC and the subscriptions are accepted by us. We may close on investments on a “rolling” basis (so not all investors will receive their purchased Shares on the same date). Funds will be promptly refunded without interest, for sales that are not consummated. Upon closing under the terms as set out in this Offering Circular, funds will be immediately available to us (at which time the funds will be available for use in the operations of our business in a manner consistent with the “Use of Proceeds” in this Offering Circular) and the purchased Shares for such closing will be issued to investors. See “Plan of Distribution” of this Offering Circular for more information.

Our Common Stock currently trades on the OTC Markets under the symbol “FTXP” and the closing price of our Common Stock on March 1, 2022, was $0.0006. Our Common Stock currently trades on a sporadic and limited basis.

An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 6.

	Price to Public	Commissions (2)	Proceeds to the Company (3)	Proceeds to Other Persons
Per Share	$0.00105	$0.0000525	$0.0009975	$0.00
Minimum Offering	$0	$0	$0	$0.00
Maximum Offering (1)	$6,000,000	$300,000.00	$5,700,000	$0.00

(1) Assumes that the maximum offering amount of $6,000,000 is received by us.

(2) The Shares will be offered on a “best-efforts” basis by J.H. Darbie & Co., Inc. (“JHD”).

(3) Does not include expenses of the Offering, including without limitation, legal, accounting, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular follows the disclosure format prescribed by Part II of Form 1-A.

i.

ii.

In this Offering Circular, the term “FTXP”, “we”, “us”, “our”, or “the Company” refers to Foothills Exploration, Inc. and any of our subsidiaries on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, US, OUR BUSINESS PLAN AND STRATEGY, AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan, including without limitation our ability to develop existing properties, acquire additional profitable properties, and grow our new energy venture projects;

●	Our ability to manage our development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to expand and diversify our energy portfolio and holdings; and

●	Our ability to respond and adapt to changes in regulations and customer behavior.

STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the risks associated with an investment in us discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision.

Company Information

We were incorporated in the State of Delaware on May 13, 2010 under the name “Key Link Assets Corp.” for the purpose of acquiring a portfolio of heavily discounted real estate properties in the Chicago metropolitan area. We changed our focus and planned to acquire small and medium sized grocery stores in nonurban locales that are not directly served by large national supermarket chains.

On May 2, 2016, Foothills Petroleum Inc., a Nevada corporation (“FPI”) acquired approximately 14.1 million pre-split (56.4 million post-split) shares of our Common Stock constituting approximately 96% of our then issued and outstanding shares (“FPI Acquired Shares”). On May 16, 2016, we effected a 4:1 forward split of our Common Stock.

On May 27, 2016, we entered into a Share Exchange Agreement with shareholders of FPI whereby we acquired all of the outstanding shares of FPI in exchange for 4,500,000 shares of our Common Stock and also issued 1,503,759 shares of our Common Stock on automatic conversion of debt (please see discussion below under Overview) for an aggregate of 6,003,759 shares of our Common Stock (the “Share Exchange”). As a result of the Share Exchange, FPI became our wholly owned subsidiary and the FPI Acquired Shares were returned to treasury and deemed cancelled. For accounting purposes, this transaction was accounted for as a reverse acquisition and has been treated as a recapitalization with FPI considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The completion of the Share Exchange resulted in a change of control. The FPI Shareholders obtained approximately 96% of voting control on the date of Share Exchange. FPI was the acquirer for financial reporting purposes and we were the acquired company. The consolidated financial statements after the acquisition include the balance sheets of both companies at historical cost, the historical results of FPI and our results from the acquisition date. All share and per share information in the accompanying consolidated financial statements and footnotes have been retroactively restated to reflect the recapitalization.

Prior to the Share Exchange, we had minimal assets and recognized no revenues from operations and were accordingly classified as a shell company. On June 24, 2016, we filed an Amendment No. 1 to our Current Report on Form 8-K originally filed with the SEC on June 10, 2016, indicating that we were no longer a shell company as defined by Rule12b2 of the Exchange Act. In light of the closing of the Share Exchange, we became actively engaged in oil and gas operations.

On August 4, 2016, the Financial Industry Regulatory Association (“FINRA”) approved our name change from Key Link Assets Corp. to Foothills Exploration, Inc., and a change of trading symbol from KYLK to FTXP.

We are a publicly traded company having our Common Stock quoted on the OTC Markets under the symbol “FTXP.” Our main focus is to identify, evaluate and acquire undervalued opportunities with the objective of increasing shareholder value. Our principal executive office is located at 2660 Townsgate Road, Suite 800, Westlake Village, California 91361. Our telephone number is (800) 204-5510 and our website address is www.foothillspetro.com and our email address is ir@foothillspetro.com. We do not incorporate the information on, or accessible through, our website into this Offering Circular, and you should not consider any information on, or accessible through, our website to be a part of this Offering Circular.

Subsidiaries

We conduct our operations through a number of subsidiaries and affiliated companies listed below.

Subsidiaries of Foothills Exploration, Inc.:

Foothills Petroleum, Inc., a Nevada corporation*

Energy Transition Holdings, LLC, a Wyoming limited liability company

Anaconda Energy, LLC, a Wyoming limited liability company

Subsidiaries of Foothills Petroleum, Inc.:

Foothills Petroleum Operating, Inc., a Nevada corporation

Foothills Exploration Operating, Inc., a Nevada corporation*

Foothills Exploration LLC, a Wyoming limited liability company*

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Subsidiaries of Energy Transition Holdings, LLC.:

New Energy Ventures, LLC, a Wyoming limited liability company

Subsidiaries of Foothills Exploration Operating, Inc.:

Clear Elite Holdings Limited, a British Virgin Islands limited liability company*

Prominent Sino Holdings Limited, a British Virgin Islands limited liability company

Value Train Investments Limited, a British Virgin Islands limited liability company

Tiger Energy Partners International, LLC, a Nevada limited liability company – 25% total equity ownership

Subsidiaries of Foothills Exploration, LLC:

Foothills Production I, LLC, a Wyoming limited liability company

Foothills Production II, LLC, a Wyoming limited liability company

Subsidiaries of Clear Elite Holdings Limited:

Golden Giants Limited, a British Virgin Islands limited liability company*

Subsidiaries of Golden Giants Limited:

NTE-Utah, LLC, a Delaware limited liability company*

Tiger Energy Partners International, LLC, a Nevada limited liability company – 75% total equity ownership

Subsidiaries of NTE-Utah, LLC:

Tiger Energy Operating, LLC, a Nevada limited liability company*

Subsidiaries of Tiger Energy Operating, LLC:

Tiger Energy Mineral Leasing, LLC, a Nevada limited liability company

*Indicates that it is a parent of one or more entities.

Our Business

We are an independent exploration and development company focused on delivering the energy needs of today and tomorrow. We are dedicated to providing energy while also maintaining and supporting U.S. national security interests. As the global energy markets move towards greener sources of energy, our long-term strategy is to build a balanced energy portfolio mix for the future that is carbon neutral in the long-term. We will continue to explore for oil and gas in the near-term because the global consensus is that hydrocarbons will continue to play a significant role in the global energy matrix for the next several decades, even as the world increasingly transitions to renewables and carbon-free transportation fuels.

As part of this transition, we are working to develop, in addition to our oil and natural gas portfolio, carbon neutral projects by making investments into developing technologies and seeking strategic partners to develop hydrogen and other geothermal-related projects. The desired outcome will leave us with an energy portfolio full of diverse energy sources allowing us to meet the growing needs and demands of our clients regardless of their industry.

Our current business operations consist of a 21.6% non-operated working interest in two (2) horizontal gas wells operated by EOG Resources, Inc. Last year, because of the COVID-19 global pandemic and restrictions placed by local shelter-in-place orders, we were forced to reassess and realign our business model. Among our primary initiatives moving forward is to continue the geological and geophysical delineation of our Wind River Basin properties, define a development plan, and secure financing or a joint venture partner.

Wind River Basin Properties

The development plan for our Wind River Basin acreage includes presenting geological information supporting the development of a Frontier Formation resource opportunity and applying for a Federal Exploration Unit. The planned Federal Unit obligation wells are in the process of “Notice of Staking” (“NOS”) and “Application Permit to Drill” (“APD”) on wells that will test the Cretaceous reservoir analogues to the adjacent “Beaver Creek,” “Riverton Dome,” and “Sand Draw” fields and also specifically analog targets in the Frontier Formation sands being aggressively developed by horizontal drilling activity in the Powder River Basin Wyoming, to the east. We anticipate filing a Federal Unit application in the interest of the obtaining the greatest ultimate recovery of oil and gas and the conservation of natural resources in this large leasehold position. Our plan is to use a portion of the proceeds of this Offering to facilitate our growth and development plan on these Wind River Basin properties. See the “USE OF PROCEEDS” section below.

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New Asset Acquisitions

We are also seeking opportunistic acquisitions of producing assets with long-lived reserves and significant upside development potential. Management is currently evaluating several small to mid-sized production and exploration opportunities in the U.S. Mid-Continent and Rocky Mountain regions to add to our asset portfolio. Asset acquisitions with the following key criteria are being targeted and considered:

●	Underdeveloped conventional assets with long-lived reserves
●	Divestitures from large companies due to ESG pressures
●	Proved Undeveloped (PUD) drilling opportunities

We believe that adding opportunities via acquisition can help accelerate our growth while providing cash flow to finance other long-term projects as we strive to balance the sources and viability of our energy portfolio.

Natural Hydrogen Exploration

As part of our long-term portfolio strategy, we are currently developing a deep hydrogen observatory project, an internal research program designed to identify and locate natural hydrogen signatures globally. Natural hydrogen exploration is an emerging field of the energy industry that has the potential to rapidly increase the pace of the global energy transition to net zero. The artificial intelligence-driven project will employ satellite imagery and geographical information systems for the synergistic application of an algorithm-based model to explore for natural hydrogen seeps globally.

Industry and Market Overview

Oil Markets

The oil and gas industry is cyclical and commodity prices are inherently volatile. Oil prices reflect global supply and demand dynamics as well as the geopolitical and macroeconomic environment.

Oil prices during 2021 will continue to be impacted by the global containment of the coronavirus and its variants, pace of economic recovery, and OPEC+ production levels. The accelerating distribution of COVID-19 vaccines continues to drive optimism and oil demand as countries reopen their economies, however new strains and variants, vaccine apprehension and any perceived vaccine ineffectiveness could damper optimism and contribute to price volatility. Upward pressures on oil prices and the tightening of global oil inventories during the first six months of 2021 were mainly caused by ongoing OPEC+ production cuts and increased global demand for oil. OPEC+ will assess market developments in December and continue to meet regularly to review the state of global oil supply, demand and inventory levels.

Despite signs of economic recovery centered on the COVID-19 vaccine rollouts and OPEC+ production cuts, oil markets remain volatile. The emergence of COVID-19 variants may threaten the reopening of economies in certain countries while the gradual easing of OPEC+ oil production cuts and the potential for higher U.S. oil production could contribute to commodity market uncertainty.

Natural Gas Markets

Natural gas prices are primarily affected by structural changes in supply and demand as well as deviations from seasonally normal weather. In combination, these factors contributed to increased drawdowns of natural gas inventory and generally supported natural gas prices in the first six months of 2021. Natural gas prices for the remainder of 2021 are expected to be impacted by the interplay between gas production and associated gas from oil production, as well as changes in demand and changes in export levels of liquified natural gas.

Risks Related to Our Business and Strategy

Our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the oil and gas industry. Any of the factors set forth under “Risk Factors” below may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this Offering Circular and, in particular, you should evaluate the specific factors set forth under “Risk Factors” below in deciding whether to invest in our Common Stock. Risks relating to our business and our ability to execute our business strategy include:

●	we may not effectively manage our growth;

●	we operate in a highly risky and regulated industry which comes with higher costs which may reduce our ability to effectively implement our growth and development plans;

●	if our operations do not comply with applicable regulatory and legislative requirements, we may be required to pay fines and penalties, or even lose production rights and permits altogether;

●	changes in our management team could adversely affect our business strategy and adversely impact our performance.

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Trading Market

Our Common Stock currently trades on the OTC Pink Open Market under the symbol “FTXP” and the closing price of our Common Stock on November 12, 2021 was $0.0014. Our Common Stock currently trades on a sporadic and limited basis. We are an alternative reporting company and are not, currently, an SEC reporting company and not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This may limit any resale opportunities of our Common Stock purchased through this Offering. See the “RISK FACTORS” section below.

Offering

Issuer:	Foothills Exploration, Inc. (“FTXP”)

Securities Offered:	We are offering up to 5,714,285,714 shares of Common Stock.

Offering Price:	Upon qualification, the Offering price for each share of Common Stock will be between $0.00035 and $0.00105.

Use of Proceeds:	Net proceeds from this Offering of up to $6,000,000 (or $5,700,000 if maximum commissions paid) of new capital will be used primarily for reducing debt, property development, and working capital and general company purposes. See the “USE OF PROCEEDS” section below.

Offering Period:	We expect that the Offering will commence within two (2) calendar days of the date on which our Offering Statement is declared qualified by the SEC and qualified by any state. This Offering will remain open until the earlier to occur of (i) the date on which all of the Shares offered are sold; (ii) 365 days from the date this Offering Circular is qualified by the first state (unless extended by us, in our own discretion, for up to another ninety (90) days); or (iii) the date on which this Offering is earlier terminated by us in our sole discretion.

Brokerage Commissions:	We have engaged JHD to act as broker and selling agent to assist in the placement of the Shares

Risk Factors:	Purchase of the securities is highly speculative and involves a high degree of risk. See the “RISK FACTORS” section below.

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Market & Industry Information

Throughout this Offering Circular, we may use market data and industry forecasts and projections that were obtained from surveys and studies conducted by third parties, including prominent media publications, and from publicly available industry and general publications. Although we believe that the sources are reliable, and that the information contained in such surveys and studies conducted by third parties is accurate and reliable, we have not independently verified the information contained therein. We note that estimates, in particular as they relate to general expectations concerning our industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this Offering Circular.

RISK FACTORS

If any event arising from the risk factors set forth below occurs, our business, prospects, financial condition, results of operations, cash flows or the trading prices of securities and in some cases its reputation could be materially adversely affected. When assessing the materiality of the foregoing risk factors, we take into account a number of qualitative and quantitative factors, including, but not limited to, financial, operational, environmental, regulatory, reputational and safety aspects of the identified risk factor.

Market Risks

A substantial or extended decline in oil, NGLs or natural gas prices and price differentials could have a material adverse effect on our financial condition.

Our financial performance and condition are substantially dependent on the prevailing prices of oil, natural gas liquids (“NGLs”) and natural gas. Low oil, NGLs and natural gas prices will have an adverse effect on our operations and financial condition and the value and amount of its reserves. Prices for oil, NGLs and natural gas fluctuate in response to changes in the supply and demand for the commodities and related products, market uncertainty and a variety of additional factors beyond our control.

Oil prices are largely determined by international and domestic supply and demand. Factors which affect oil prices include the actions of foreign actors such OPEC and other state actors, world economic conditions, government regulation, political instability in the Middle East and elsewhere, the foreign and domestic supply of oil, the price of foreign imports, the availability of alternate fuel sources, transportation and infrastructure constraints and weather conditions. Historically, NGLs prices have generally been correlated with oil prices, and are determined based on supply and demand in international and domestic NGLs markets. The prices we receive for natural gas are affected primarily by North American supply and demand, weather conditions, transportation and infrastructure constraints, prices and availability of alternate sources of energy (including refined products, coal, and renewable energy initiatives) and by technological advances affecting energy consumption.

Any significant or extended decline in the price of oil, NGLs and natural gas could result in a delay or cancellation of any existing or future drilling, development or construction programs, or curtailment or shut-in of production at some properties, all of which could have an adverse effect on our revenues, profitability, and cash flows. Failure to generate sufficient revenue or cash flow from our future drilling and development programs could have adverse long-term impacts as well, including the inability to realize projected gains from future activities as a result of insufficient resources to engage in basic operations.

A pandemic, epidemic or other widespread outbreak of an infectious disease, such as the ongoing COVID-19 pandemic, could affect the operation of our business.

On March 11, 2020, the World Health Organization escalated the status of the COVID-19 outbreak from epidemic to pandemic. In an effort to mitigate the spread of COVID-19, governmental authorities in the United States and around the world have implemented, among other measures, limitations on cross-border travel, restrictions on mass gatherings, stay-at-home orders and mandatory closures of non-essential businesses. While some of these restrictions have been lifted or reduced, new variants of COVID-19 present concerns that such measures may be implemented again and for an indefinite period of time. In the event that any existing restrictions, or new restrictions remain in place for an extended period of time, our ability to maintain staffing levels and retain sufficient employees, secure operational inputs, and execute on portions of our business could be impacted. Although we have contingency plans in place to manage the potential workplace impacts of global outbreaks, including COVID-19, restrictions implemented by federal and state governments in jurisdictions in which we operate could prevent employees, contractors or suppliers from accessing our properties or performing critical services, or negatively impact the availability of our key personnel. If our field workers and contractors are unable to access our properties, or we are unable to provide them the raw materials and supplies necessary to perform their tasks, our ability to generate revenue and maintain operations from our properties may be severely reduced.

Concerns over the prolonged negative effects of the COVID-19 pandemic on economic and business prospects across the world have contributed to increased market and oil price volatility and diminished expectations for the performance of the global economy. The COVID-19 pandemic has resulted in, and may continue to result in, significant market uncertainty, including substantial fluctuations in currency exchange rates, inflation, interest rates, counterparty credit and performance risk, and general levels of investing and consumption. An extended period of decreased global demand or oversupply of production may result in refiners curtailing operations or refinery utilization rates, which could contribute to storage constraints or a widening of price differentials. Further, low commodity prices could impact the value and amount of our reserves. Further, as governments grapple with the economic impact of the COVID-19 pandemic, governments are incurring debt and spending at historic levels. This can cause significant inflation in turn increasing our input costs.

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The full impact of the COVID-19 pandemic is uncertain and will depend on a number of factors, including the location and severity of the virus’s spread, variants of the virus, and the effectiveness of mitigation actions taken by governmental authorities and vaccine effectiveness. Ongoing market uncertainty and an extended period of low commodity prices could result in changes to our spending and operating plans, substantial fluctuations in our stock price and credit ratings, and adversely affect our financial condition, operations, and access to liquidity.

The market price of our Common Stock may be subject to volatility.

In addition to the volatility of commodity prices and the stock prices of commodity-based companies, our Common Stock is thinly traded on the OTC Markets. Because of these factors, the value of an investment in our Common Stock may decrease or increase abruptly, and such volatility may bear little or no relation to our actual performance. The price of our Common Stock may fall in response to market appraisal of our strategy or if our results of operations and prospects are below both our and our stockholders’ expectations. In addition, stock markets have, from time to time, experienced significant price and volume fluctuations, unrelated to specific company performance, that have affected the market price of securities, and may, in the future, experience similar fluctuations which may be unrelated to our operating performance and prospects but nevertheless affect the price of our Common Stock. Broad market fluctuations, as well as economic conditions generally may adversely affect the market price of our Common Stock.

Operational Risks

Our ability to operate and complete projects is dependent on factors outside of our control which may have a material adverse effect on our business, financial condition, or results of operations.

Our ability to operate, generate sufficient cash flows, and complete projects depends upon numerous factors beyond our control. In addition to commodity prices and continued market demand for our products, these non-controllable factors include general business and market conditions, economic recessions and financial market turmoil, the overall state of the capital markets, including investor appetite for investments in the oil and gas industry generally and our securities in particular, the ability to secure and maintain cost effective financing for our commitments, legislative, environmental and regulatory matters, changes to trade agreements, reliance on industry partners and service providers, unexpected cost increases, royalties, taxes, volatility in oil, NGLs and natural gas prices, the availability of drilling and other equipment, the ability to access lands, the ability to access water for hydraulic fracturing operations, physical impacts from adverse weather conditions and other natural disasters, the availability and proximity of processing and pipeline capacity, transportation interruptions and constraints, technology failures, accidents, the availability of skilled labor and reservoir quality. In addition, the properties that we operate are located in the Wind River Basin of Wyoming and the Uintah Basin in Utah. As a result, some of these risks may be magnified due to the concentrated nature of certain assets and oil and natural gas properties we own and that are operated within limited geographic areas. Therefore, a number of our assets could experience any of the same risks and conditions at the same time, resulting in a relatively greater impact on our financial condition and results of operations compared to other companies that may have a more geographically diversified portfolio of properties.

Fluctuations in oil, NGLs and natural gas prices can create fiscal challenges for the oil and gas industry, and we are not immune to these pricing pressures. These conditions have impacted our spending and operating plans and may continue to do so in the future. There may be unexpected business impacts from market uncertainty, including volatile changes in currency exchange rates, inflation, interest rates, defaults of suppliers and general levels of investing and consuming activity, as well as a potential impact on our ability to obtain financing.

We undertake a variety of projects including exploration and development projects. Project delays may delay expected revenues and project cost overruns could make projects uneconomic.

All of our operations are subject to regulation and intervention by federal, state, and tribal governments that can affect or prohibit the drilling, completion and tie-in of wells, production, the construction or expansion of facilities and the operation and abandonment of fields. Contract rights can be cancelled or expropriated. Changes to government regulation and government administrations could impact our existing and planned projects.

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We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We may not be able to compete successfully with other established companies offering the same or similar products and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue or customer targets. We compete with both development stage and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets. Further, as the market grows larger companies with greater resources may choose to enter the market and operate more profitably than we can.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as an alternative reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Our proved reserves are estimates and any material inaccuracies in our reserves estimates or assumptions underlying our reserves estimates could cause quantities and net present value of our reserves to be overstated or understated.

There are numerous uncertainties inherent in estimating quantities of oil, NGLs and natural gas reserves, including many factors beyond our control. Any reserves data included in this Offering Circular or otherwise published reserves and resources data represents estimates only. In general, estimates of economically recoverable oil, NGLs and natural gas reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as commodity prices, future operating and capital costs, availability of future capital, historical production from the properties and the assumed effects of regulation by governmental agencies, including with respect to royalty payments, all of which may vary considerably from actual results. All such estimates are to some degree uncertain, and classifications of reserves and resources are only attempts to define the degree of uncertainty involved.

For those reasons, estimates of the economically recoverable oil, NGLs and natural gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. Our actual production, revenues, taxes and development and operating expenditures with respect to our reserves may vary from such estimates, and such variances could be material. Estimates with respect to reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves, rather than upon actual production history. Estimates based on these methods generally are less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be material, in the estimated reserves.

Estimates of our proved reserves included in this Offering Circular are prepared in accordance with US GAAP and guidelines from the SEC. Our engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion, and amortization expense and impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserves estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions, and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs, and expected performance from a given reservoir also will result in revisions to the amount of our estimated proved reserves. In addition to our own staff, we may engage independent reserve engineers to estimate its proved reserves.

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If we fail to acquire or find additional reserves, our reserves and production will decline materially from their current levels.

Our future oil, NGLs and natural gas reserves and production, and therefore our cash flows, are highly dependent upon our success in developing our current reserves base and acquiring, discovering or developing additional reserves. Without reserves additions through exploration, acquisition or development activities, our reserves and production will decline over time as reserves are depleted.

The business of exploring for, developing or acquiring reserves is capital intensive. In addition, part of our strategy is focused on a limited number of core assets which results in a concentration of capital and increased potential risks. To the extent that cash flows from our operations are insufficient and external sources of capital become limited, our ability to make the necessary capital investments to maintain and expand our oil, NGLs and natural gas reserves and production, or our properties will be impaired. In addition, there can be no certainty that we will be able to find and develop or acquire additional reserves to replace production at acceptable costs.

In addition, our operations utilize horizontal multi-pad drilling, tighter drill spacing and completions techniques that evolve over time as learnings are captured and applied. The use of this technology may increase the risk of unintentional communication with other wells and the potential for acceleration of current reserves or an increase in recovery factor from the reservoir. If drilling and completions results are less than anticipated, the production volumes may be lower than anticipated.

We may not realize anticipated benefits or be subject to unknown risks from potential acquisitions.

A part of our growth strategy may consist of strategic acquisitions. We are seeking opportunistic acquisitions to strengthen our position and to create the opportunity to realize certain benefits. Acquiring oil and natural gas properties requires us to assess reservoir and infrastructure characteristics, including estimated recoverable reserves, future production, commodity prices, revenues, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain and, as such, the acquired properties may not produce as expected, may not have the anticipated reserves and may be subject to increased costs and liabilities.

Although any acquired properties or assets will be reviewed prior to completion of such acquisition, these reviews are not capable of identifying all existing or potentially adverse conditions. This risk may be magnified where the acquired properties are in geographic areas where we have not historically operated, or where our presence has been limited. Further, we may not be able to obtain or realize upon contractual indemnities from the seller for liabilities created prior to an acquisition and we may be required to assume the risk of the physical condition of the properties that may not perform in accordance with our expectations.

Development projects conducted through joint ventures and partnerships may adversely affect our operations and financial condition.

As part of our growth development, we are looking at entering into strategic partnerships and joint venture projects. In these projects, we may be dependent on our partners to fund their contractual share of the capital and operating expenditures related to such projects. If these partners do not approve or are unable to fund their contractual share of certain capital or operating expenditures, suspend or terminate such arrangements or otherwise fulfill their obligations, this may result in project delays or additional future costs to us, all of which may affect the viability of such projects.

These partners may also have strategic plans, objectives and interests that do not coincide with and may conflict with our plans and interests. While certain operational decisions may be made solely at our discretion in our capacity as operator of certain projects, certain capital and strategic decisions affecting such projects may require agreement among the partners. While we will generally seek consensus from our partners with respect to major decisions concerning the direction and operation of the project assets, no assurance can be provided that the future demands or expectations of any party, including our own, relating to such assets will be met satisfactorily or in a timely manner. Failure to satisfactorily meet such demands or expectations may affect our, or our partners’ participation in the operation of such assets or the timing for undertaking various activities, which could negatively affect our operations and financial results. Further, we are involved from time to time in disputes with our partners and, as such, we may be unable to dispose of assets or interests in certain arrangements if such disputes cannot be resolved in a satisfactory or timely manner.

The inability of our customers and other contractual counterparties to satisfy their obligations to us may have a material adverse effect on our performance.

We are exposed to the risks associated with counterparty performance including credit risk and performance risk. We may experience material financial losses in the event of customer payment default for commodity sales and financial derivative transactions. Our liquidity may also be impacted if we are unable to maintain sufficient access to capital and credit markets to fund our operations. Performance risk can impact our operations by the non-delivery of contracted products or services by counterparties, which could impact project timelines or operational efficiency.

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We may be unable to dispose of certain assets and may be required to retain liabilities for certain matters.

We may identify certain assets for disposition, which could increase capital available for other activities or reduce our existing indebtedness. Various factors could materially affect our ability to dispose of those assets or complete announced transactions, including current commodity prices, the availability of purchasers willing to purchase certain assets at prices and on terms we deem acceptable, approval by our Board of Directors, associated asset retirement obligations, due diligence, favorable market conditions, the assignability of joint venture, partnership or other arrangements and other market, regulatory and third party approvals. These factors may also reduce the proceeds or value we receive from such disposition.

We may also retain certain liabilities for certain matters in a sale transaction. The magnitude of any such retained liabilities or indemnification obligations may be difficult to quantify at the time of the transaction and could ultimately be material. Further, certain third parties may be unwilling to grant us a release from guarantees or other credit support provided prior to the sale of the divested assets. As a result, after the sale of certain assets, we may remain secondarily liable for the obligations guaranteed or supported to the extent that the purchaser of the assets fails to perform its obligations.

We are investing in new technologies with no proven track record of results.

As part of our growth strategy, we are making investments and entering into partnerships to develop hydrogen and geothermal-related energy opportunities. These investments and partnerships are part of our plan to build a balanced energy portfolio. The commercial and economic viability of these activities is unknown and it is unclear if we will recognize any meaningful return from any of our investments or partnerships.

A part of our strategy involves acquiring property with highly speculative reserves and potential returns.

Part of our growth strategy consists of identifying and acquiring high-quality, non-core, stranded and distressed assets at a discount to intrinsic value. The potential reserves on these properties are highly speculative and encounter significant risk. Even in properties with possible reserves, our ability to profitably extract these reserves may not exist rendering the venture unprofitable despite the presence of reserves.

Our operations are subject to the risk of business interruption, property and casualty losses. Any insurance may be able to obtain, may not fully protect us against these risks and liabilities.

During the COVID-19 pandemic, we reduced our operations and concurrently suspended our insurance coverages. As the lockdowns associated with the COVID-19 pandemic have reduced, and more operations have begun to commence, we intend to obtain insurance coverage for our operations again in the near future. However, even with our standard insurance coverage in place, our business is subject to the operating risks normally associated with the exploration for, development and production of, oil, NGLs, and natural gas. These risks include blowouts, explosions, fire, gaseous leaks or other emissions, migration of harmful substances and liquid spills, loss of well control, surface spills and uncontrolled ground releases of fluids during hydraulic fracturing or other similar activities, and acts of vandalism and terrorism, any of which could cause personal injury, result in damage to, or destruction of, oil and natural gas wells or formations or production facilities and other property, equipment and the environment, as well as interrupt operations.

In addition, all of our operations will be subject to all of the risks normally incident to the exploration, storing, and future transport of oil, NGLs and natural gas and other related products, drilling and completion of oil and natural gas wells, and the operation and development of oil and natural gas properties, including encountering unexpected formations or pressures, premature declines of reservoir pressure or productivity, blowouts, equipment failures and other accidents, sour gas releases or other emissions, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions and other natural disasters, spills and migration of hazardous chemicals, pollution and other environmental risks.

Insurance we may be able to maintain may insure against some, but not all, of these risks and losses. The occurrence of a significant event against which we are not fully insured could have a material adverse effect on our financial position.

Environmental Risks

Our business is subject to environmental regulation in all jurisdictions in which we operate and any changes in such regulation could negatively affect our operating results.

All phases of our oil, NGLs, and natural gas businesses are subject to environmental regulation pursuant to a variety of U.S. and other state, tribal, and municipal laws and regulations (collectively, “environmental regulation”).

Environmental regulation imposes, among other things, restrictions, liabilities and obligations in connection with the use, generation, handling, storage, transportation, treatment and disposal of chemicals, hazardous substances and waste associated with the finding, production, transmission and storage of our products including the hydraulic fracturing of wells, the decommissioning of facilities and in connection with spills, releases and emissions of various substances to the environment. They also impose restrictions, liabilities and obligations in connection with the availability and management of fresh, potable or brackish water sources that are being used, or whose use is contemplated, in connection with oil and natural gas operations.

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Environmental regulation also requires that wells, facility sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. In addition, certain types of operations, including exploration and development projects and changes to certain existing projects, may require the submission and approval of environmental impact assessments or permit applications. Compliance with environmental regulations can require significant expenditures, including expenditures for clean-up costs and damages arising out of contaminated properties and failure to comply with environmental regulation may result in the imposition of fines and penalties.

Although it is not expected that the costs of complying with environmental regulation will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental regulation in the future will not have such an effect as discussed below.

Climate Change - A number of federal and state governments have announced intentions to regulate greenhouse gases and certain air pollutants. These governments are currently developing or implementing regulatory and policy frameworks to deliver on these announcements. In the United States, policy makers at both the federal and state levels have introduced legislation and proposed new regulations designed to quantify and limit the emission of greenhouse gases. For example, both the U.S. Environmental Protection Agency and the U.S. Department of Interior have previously issued regulations for the control of methane emissions, which include oil and natural gas production leak detection and repair requirements. Given the current administration and the makeup of Congress, it is reasonable to expect new regulations will be proposed that may impose new costs on the oil and natural gas industry in an effort to accelerate reductions of greenhouse gas emissions from both the production and consumption of energy. In addition to Federal action, many state and local officials have stated their intent to intensify efforts to regulate greenhouse gas emissions, including methane, from the oil and gas industry. As these and additional federal and regional programs are in their early implementation stage or under development, we are unable to predict the total future impact of the potential regulations upon our business. Therefore, it is possible that we could face future increases in operating costs in order to comply with legislation governing emissions. Further, certain local governments, stakeholders and other groups have made claims against companies in the oil and gas industry relating to the purported causes and impact of climate change. These claims have, among other things, resulted in litigation, stockholder proposals and local ballot initiatives targeted against certain companies and the oil and gas industry generally. As these claims are in their early stages, we are unable to assess the impact of such claims on our business, but any needed defense of such matters may be costly and time consuming and could have a material adverse effect on our reputation.

Hydraulic Fracturing - The U.S. federal government and certain U.S. state and tribal governments continue to review certain aspects of the scientific, regulatory and policy framework under which hydraulic fracturing operations are conducted. Most of these governments are primarily engaged in the collection, review and assessment of technical information regarding the hydraulic fracturing process and have not provided specific details with respect to any significant actual, proposed or contemplated changes to the hydraulic fracturing regulatory construct. However, certain environmental and other groups continue to suggest that additional federal, state, tribal and municipal laws and regulations may be needed to more closely regulate the hydraulic fracturing process and have made claims that hydraulic fracturing techniques are harmful to surface water and drinking water sources.

Further, certain governments in jurisdictions where we do not currently operate have considered or implemented moratoriums on hydraulic fracturing until further studies can be completed and some governments have adopted, and others have considered adopting, regulations that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations. Any new laws, regulations or permitting requirements regarding hydraulic fracturing could lead to operational delays, increased operating costs or third party or governmental claims, and could increase our cost of compliance and doing business as well as reduce the amount of oil and natural gas that we are ultimately able to produce from our reserves. We recognize that additional hydraulic fracturing ballot initiatives or federal, state, tribal, or local rulemaking, including rules specific to U.S. federal and tribal lands, limiting or restricting oil and gas development activities are a possibility in the future.

As these various programs are in their early implementation stage or are currently under development, we are unable to predict the total impact of the potential regulations upon our business. Therefore, it is possible that we could face increases in operating costs or curtailment of production in order to comply with legislation governing hydraulic fracturing.

Seismic Activity - Some areas of North America are experiencing increasing localized frequency of seismic activity which has been associated with oil and gas operations. Although the occurrence and risk of seismicity in relation to oil and gas operations is generally very low, it has been linked to deep disposal of wastewater and has been correlated with hydraulic fracturing activities which has prompted legislative and regulatory initiatives intended to address these concerns. These initiatives have the potential to require additional monitoring, restrict the injection of produced water in certain disposal wells or modify or curtail hydraulic fracturing operations which could lead to operational delays, increase compliance costs or otherwise adversely impact our operations.

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Risks Relating to our Common Stock and this Offering

Our Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your Shares to raise money or otherwise desire to liquidate your Shares.

Our Common Stock has historically been sporadically traded on the OTC Markets, meaning that the number of persons interested in purchasing any of the Shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our Common Stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our Common Stock is minimal or non-existent, as compared to a seasoned issuer that is SEC reporting on a more established trading market, with a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase the Shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell any the Shares at or above your purchase price, or at all, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our Common Stock could, for example, decline precipitously in the event that a large number of shares of our Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on our share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products and a limited track record of our management in growing a business in this industry. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our products; government regulations; announcements of significant acquisitions; strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We do not have control over the actions of parties engaging in this behavior.

The market price of our Common Stock may be volatile and adversely affected by several factors.

The market price of our Common Stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

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●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in competition or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our Common Stock develops and is maintained.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, may dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 19,975,000,000 shares of Common Stock. We have issued and outstanding, as of September 30, 2021, 7,318,625,597 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our Board of Directors may deem relevant at that time. It is likely that we will be required to issue a large number of additional securities to raise capital to further our development. It is also likely that we will have to issue a large number of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under any stock plan. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase our Common Stock, under circumstances we may deem appropriate at the time.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for you to sell the Shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for resale and may cause a decline in the market value of our Common Stock.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for us, with our small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect our Common Stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover us and then downgrade our Common Stock, our Common Stock price would likely decline rapidly. If one or more of these analysts cease coverage of us, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

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Voting rights of our Common Stock may be concentrated in the hands of a small number investors. This may limit your ability to have any influence over our operations.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. Our directors, officers and affiliates beneficially own a substantial amount of our outstanding Common Stock voting rights. Due to such significant ownership position held by these insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price through acquisition.

Financial and Liquidity Risks

There are doubts about our ability to continue as a going concern.

We had insufficient revenues to cover our operating expenses and has incurred losses consistently since inception. These factors raise substantial doubt about our ability to continue as a going concern.

As of September 30, 2021, we had accumulated losses totaling $40,357,000 since inception. These factors also raise substantial doubt regarding our ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objective. Management plans to seek debt or equity financing, or a combination of both, to raise the necessary working capital.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force us to substantially curtail or cease operations and would, therefore, have a material adverse effect on our business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on our existing stockholders.

Our financials are not independently audited, which could result in errors or omissions in our financial statements if proper standards are not applied.

Although we are confident with our accounting firm, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third-party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

As a growing company, we do not have a history of profitability and there is no guarantee we remain profitable.

We have amounted losses throughout our history. While we look to continually grow our revenues and profitability, rapid growth may increase our short-term costs and expenses, thereby reducing or eliminating entirely, our short-term profitability.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to add to our energy portfolio, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our Common Stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

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We have not historically paid dividends to our common stockholders. The decision to pay dividends and the amount of such dividends is subject to the discretion of the Board of Directors based on numerous factors and may vary from time to time.

We have not historically paid dividends to our common stockholders. Our current plan is not to pay regular dividends while we grow our operations and implement our business development strategy. Even if we began paying dividends, these cash dividends may vary from time to time and could be increased, reduced or suspended. The amount of cash available for us to pay dividends, if any, can vary significantly from period to period for a number of reasons, including, among other things: our operational and financial performance; fluctuations in the costs to produce oil, NGLs and natural gas; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to equity markets; interest rates; and the other risk factors set forth in this Offering Circular.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Board of Directors. In addition, the level of dividends per share of Common Stock will be affected by the number of outstanding shares of Common Stock and other securities that may be entitled to receive cash dividends or other payments. Dividends, if any are paid, may be increased, reduced or suspended depending on our operational success and the performance of our assets. The market value of shares of our Common Stock may deteriorate if we begin paying dividends, and then later are unable to meet dividend expectations in the future, and that deterioration may be material.

Regulation and Litigation Risks

Changes to, or the interpretation of, regulations related to income tax laws, royalty regimes, environmental laws or other regulations could adversely affect our business, financial position, cash flows or results of operations.

Income tax laws, royalty regimes, environmental laws, free trade agreements or other laws and regulations may be interpreted in a manner that adversely affect us or our securityholders. Changes to existing laws and regulations or the adoption of new laws and regulations could also increase our cost of compliance and adversely affect our business, financial position, cash flows or results of operations.

Tax authorities having jurisdiction over us or our stockholders could change their administrative practices or may disagree with the manner in which we calculate our tax liabilities or structures our arrangements, to our detriment or the detriment of our securityholders. There are tax proposals in the U.S. under review for which the timing of resolution is uncertain. Any increase, or other changes, to the U.S. corporate tax rate could have an adverse impact on our profitability and our ability to implement our business growth plans.

We are subject to claims, litigation, administrative proceedings and regulatory actions that may not be resolved in our favor.

We may be subject to claims, litigation, administrative proceedings and regulatory actions. The outcome of these matters may be difficult to assess or quantify, and there cannot be any assurance that such matters will be resolved in our favor. If we are unable to resolve such matters favorably, we or our directors, officers or employees may become involved in legal proceedings that could result in an onerous or unfavorable decision, including fines, sanctions, monetary damages or the inability to engage in certain operations or transactions. The defense of such matters may also be costly, time consuming and could divert the attention of management and key personnel from our operations. We may also be subject to adverse publicity associated with such matters, regardless of whether such allegations are valid or whether we are ultimately found liable. As a result, such matters could have a material adverse effect on our reputation, financial position, results of operations or liquidity. Existing claims are further set out in the “LEGAL PROCEEDINGS” section below.

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General Risks

We rely on certain key personnel, and if we are unable to attract and retain key personnel necessary for our business, our operations may be negatively impacted.

We rely on certain key personnel for the development of our business. The experience, knowledge and contributions of our existing management team and directors to the immediate and near-term operations and direction of our business are likely to continue to be of central importance for the foreseeable future. As such, the unexpected loss of services from or retirement of such key personnel could have a material adverse effect on our operations. In addition, the competition for qualified personnel in the oil and gas industry means there can be no assurance that we will be able to attract and retain such personnel with the required specialized skills necessary for our business.

Indemnification of Officers and Directors.

We have agreed to the indemnification of our officers and directors. Delaware statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay the us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification, this indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

Dependence on Management.

We depend upon our management, but at times it may have limited participation of our management. Currently our directors are also acting as officers. We are heavily dependent upon their skills, talents, and abilities, as well as several consultants to implement our business plan, and may, from time to time, find that the inability of our directors and consultants to devote their full-time attention to our business results in a delay in progress toward implementing our business plan. Consultants may be employed on a part-time basis under a contract to be determined. Some of our directors are, or may become, in their individual capacities, officers, directors, controlling shareholders or partners of other entities engaged in a variety of businesses. Thus, some of our directors may have potential conflicts including their time and efforts involved in participation with other business entities. Because investors will not be able to manage our business, they should critically assess all of the information concerning our officers and directors.

We could be adversely affected by security threats, including cyber-security threats and related disruptions.

As technology and its adoption grow rapidly, we are increasingly dependent upon information technology systems to conduct daily operations. We depend on various information technology systems, either of our own development or through other vendors and third-party service providers, to estimate reserve quantities, process and record financial and operating data, analyze seismic and drilling information, and communicate with employees and third-party partners. This growing dependence on technology is accompanied by greater sensitivity to cyber-attacks and information systems breaches. Unauthorized access to information systems could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations or disruption to our business activities or our competitive position. In addition, any of our vendors, suppliers and other business partners may separately suffer disruptions as a result of such security breaches. The potential for such occurrences subjects our operations to increased risks that could have a material adverse effect on our business, financial condition and results of operations. Despite our best efforts, we may not adequately prevent cyber-security breaches.

There are no assurances that we will not suffer losses associated with cyber-security breaches in the future. As cyber-attacks continue to evolve, we may be required to expend additional resources to investigate, mitigate and remediate any potential vulnerabilities. This diversion of resources may impact our ability to implement our growth strategy to the level we desire. We may also be subject to regulatory investigations or litigation relating to cyber-security issues.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

A development stage company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When a company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

Purchasers of our Common Stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this Offering. Our net tangible book value as of September 30, 2021 was approximately $(21,251,000). Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

Future dilution

Another important way of looking at dilution is the dilution that happens due to our future actions by a company. The investor’s stake in a company could be diluted due to that company issuing additional shares. In other words, when a company issues more shares, the percentage of that company that you own will go down, even though the value of that company may go up. You will own a smaller piece of that company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a subsequent Regulation A offering, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If a company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if a company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings back into that company).

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by development stage companies provide that note holders may be able to convert the balance of their convertible notes into shares at a discounted price, or a premium is added to the note allowing for a higher principal balance to be converted into shares than was initially invested. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the price drops below the Offering price in this Offering, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the total amount of the convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of us or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions we take. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

Plan of Distribution

We are seeking to raise up to $6 million under this Offering. We will raise the money through the sale of up to 5,714,285,714 shares of Common Stock under this Offering. Under Regulation A, we may only offer $20 million in securities during a rolling 12-month period under Tier 1. We have not raised any money during the previous rolling 12-month period via any offering pursuant to Regulation A.

We are offering a maximum of 5,714,285,714 shares of Common Stock on a “best efforts” basis.

We have engaged J.H. Darbie & Co., Inc. (“JHD”) to act as a placement agent and assist us in this Offering. JHD will receive five percent (5%) of the gross proceeds we receive.

We are initially offering our securities only in the State of New York. We may decide to offer the securities in other states and Puerto Rico in the future.

Our Offering Circular and any supplements thereto will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our website located at www.ir.foothillspetro.com and will be available on EDGAR with our other SEC filings.

Process of Subscribing

When you decide to subscribe for any of the Shares in this Offering, you should:

Review the Subscription Agreement. Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor believes it has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Investors’ Tender of Funds

We will accept tenders of funds to purchase the Shares. We may close on investments on a “rolling” basis (so not all investors will receive their acquired Shares on the same date). In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

There are no conditions that we must meet in order to hold a closing. A closing will occur each time we determine to accept funds, which may occur as frequently as each subscription agreement and tender of funds is received from an investor. Subscriptions are irrevocable, and during the period between an investor’s subscription and a closing, the investor will not have the rights of a shareholder. If the closing does not happen, for whatever reason, including, our dissolution or liquidation, the funds will be returned to the investor.

Tendered funds will only be returned to investors in the event we decide to terminate this Offering, or reject the investor’s subscription, in which case we will promptly return to the potential investor any money tendered by such potential investor. Upon each closing, funds tendered by investors will be made available to us for our immediate use. We will provide notice to each investor upon the receipt of funds and upon closing.

Issuance of Shares

The information regarding the ownership of the Common Stock will be recorded with the stock transfer agent.

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USE OF PROCEEDS TO ISSUER

We estimate that if we sell the maximum amount of 5,714,285,714 Shares totaling $6 million in funds raised in this Offering, the net proceeds to the issuer in this Offering will be approximately $5,650,000.00, after deducting the estimated offering expenses of approximately $350,000.00 (including payment to marketing, legal and accounting professional fees, placement agent and brokerage fees, and other expenses).

The table below shows the net proceeds we would receive from this Offering assuming an Offering size of $2 million, $4 million and $6 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the Shares we are offering.

	If $2,000,000.00 of the Offering is Raised	If $4,000,000.00 of the Offering is Raised	If $6,000,000.00 of the Offering is Raised
Business Development	$900,000	$1,800,000	$2,700,000
Geology, Geophysical, and Well Acquisitions/Operations	$600,000	$1,200,000	$1,800,000
General & Administrative (including Offering-related fees)	$500,000	$1,000,000	$1,500,000
TOTAL	$2,000,000	$4,000,000	$6,000,000

We anticipate business development and expansion costs to be our largest expected expenditures. We will have ongoing engineering expenses and exploration costs.

We reserve the right to change the above use of proceeds if management believes it is in our best interest.

The allocation of the net proceeds of this Offering set forth above represents our estimates based upon our current plans and assumptions we have made regarding the industry and general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this Offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes.

In the event that we do not raise any or the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

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THE COMPANY’S BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Our Business

We are engaged in the exploration and development of oil, natural gas, and other petroleum products. We are dedicated to providing energy while also maintaining and supporting U.S. national security interests. As the global energy markets move towards greener energy sources, our long-term strategy is to build a balanced energy mix in our portfolio for a future that is becoming increasingly carbon-neutral in the long-term. We will continue to explore for oil and gas in the near-term because the global consensus is that hydrocarbons will continue to play a significant role in the global energy matrix for the next several decades, even as the world increasingly transitions to renewables and carbon free transportation fuels. To this end, we have recently began making investments and engaging in joint ventures into certain hydrogen exploration projects as part of our quest to diversify our energy portfolio and provide other lower carbon products.

We are also committed to delivering results in a socially and environmentally responsible manner. Thoughtfully developed best practices are deployed across our assets, allowing us to capitalize on operational efficiencies and decreasing emissions intensity. We continually review and evaluate our strategy and changing market conditions in order to maximize cash flow generation from our properties and portfolio assets.

Our Operations and Products

As of September 30, 2021, our current business operations consist of a 21.6% non-operated working interest in two (2) horizontal gas wells operated by EOG Resources, Inc. Last year, because of the COVID-19 global pandemic and restrictions placed by local shelter-in-place orders, we were forced to reassess and realign our business model.

Our major initiative moving forward is to continue the geological and geophysical delineation of our Wind River Basin properties (See the “PROPERTY” section below), define a development plan and secure financing, or a joint venture partner. See the “Plan of Operation for the Next Twelve Months” subsection in the MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS section below for further discussion on planned and current operations.

Competition

We face competition from numerous oil and gas exploration companies ranging from other similar-sized independent operators to large multinational corporations. The assets we target are predominately targeted by other similar-sized exploration companies, but larger more established companies may compete for the same assets and clients that we seek.

Regulation

As we are an operator of oil and gas properties in the United States, we are subject to numerous federal, state, provincial, local, tribal and foreign country laws and regulations. These laws and regulations relate to matters that include: acquisition of seismic data; issuance of permits; location, drilling and casing of wells; well design; hydraulic fracturing; well production; use, transportation, storage and disposal of fluids and materials incidental to oil and gas operations; surface usage and the restoration of properties upon which wells have been drilled and facilities have been constructed; plugging and abandoning of wells; pollution, protection of the environment and the handling of hazardous materials; transportation of production; periodic report submittals during operations; and calculation and disbursement of royalty payments and production and other taxes. The following are significant areas of government control and regulation affecting our operations:

Exploration and Development Activities

Certain of our oil and natural gas leases, and many of the types of assets we seek to acquire or develop, are granted or approved by the federal government and administered by the Bureau of Indian Affairs, the Office of Natural Resources Revenue or the Bureau of Land Management (“BLM”), all of which are federal agencies. BLM leases contain relatively standardized terms and require compliance with detailed regulations. Many onshore leases, like ours, contain stipulations limiting activities that may be conducted on the lease. Some stipulations are unique to particular geographic areas and may limit the time during which activities on the lease may be conducted, the manner in which certain activities may be conducted or, in some cases, may ban surface activity. Under certain circumstances, the BLM may require that our operations on federal leases be suspended or terminated. Additionally, some of our leases may be issued by or with state and tribal governments. These arrangements with state and tribal governments often contain similar requirements and terms as those we enter with other federal agencies. Failure by us to comply with these agreements also could lead to suspension or termination. Any such suspension or termination by any government or tribal regulator could materially and adversely affect our interests.

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Drilling and Production

Some of our operations also are subject to conservation regulations, including the regulation of the location of wells, size of drilling and spacing units or proration units; the number of wells that may be drilled in a unit; the rate of production allowable from oil and gas wells; and the unitization or pooling of oil and gas properties. In the U.S., some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which make it more difficult to develop oil and gas properties. In addition, conservation laws generally limit the venting or flaring of natural gas and impose certain requirements regarding the ratable purchase of production. These regulations limit the amounts of oil and gas that can be produced from our wells and the number of wells or the locations that can be drilled.

Royalties

Operations on U.S. Federal or Indian oil and gas leases must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various tribal and federal agencies, including the BLM and the Office of Natural Resources Revenue (“ONRR”). The basis for royalty payments due under federal oil and gas leases are through regulation issued under the applicable statutory authority. State regulatory authorities establish similar standards for royalty payments due under state oil and gas leases. The basis for royalty payments established by ONRR and the state regulatory authorities is generally applicable to all federal and state oil and gas leases.

Royalties payable on production from lands other than federal, state or tribal government lands are determined through negotiations between the parties.

Sales and Transportation

Although oil and natural gas prices are currently unregulated, Congress historically has been active in the area of oil and gas regulation. As a result, we cannot predict whether new regulation might be proposed.

The availability, terms and transportation significantly affect sales of oil and natural gas. The interstate transportation and sale for resale of oil and natural gas is subject to federal regulation, including regulation of terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission (“FERC”). Federal and state regulations govern the price and terms of access to oil and natural gas pipeline transportation. FERC’s regulations for oil and natural gas transmission in some circumstances may also affect the intrastate transportation of oil as the transportation of oil in common carrier pipelines is also subject to rate regulation by the FERC under the Intrastate Commerce Act. To the extent that effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Project Approvals

Approvals and licenses from relevant state, tribal, or federal government or regulatory bodies are required to carry out or make modifications to our oil and gas activities. The project approval process can involve environmental assessment, stakeholder consultation and inputs regarding project concerns and public hearings and may include various conditions and commitments which may arise throughout the process.

Environmental and Occupational Regulations

We are subject to many federal, state, local, and tribal laws and regulations concerning occupational health and safety as well as the discharge of materials into, and the protection of, the environment. Environmental laws and regulations relate to:

●	the discharge of pollutants into federal and state waters;
●	assessing the environmental impact of seismic acquisition, drilling or construction activities;
●	the generation, storage, transportation and disposal of waste materials, including hazardous substances;
●	the emission of certain gases into the atmosphere;
●	the protection of private and public surface and ground water supplies;
●	the sourcing and disposal of water;
●	the protection of endangered species and habitat;
●	the monitoring, abandonment, reclamation and remediation of well and other sites, including former operating sites;
●	the development of emergency response and spill contingency plans; and
●	employee health and safety.

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Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, and criminal penalties; the imposition of investigatory, remedial, and corrective action obligations or the incurrence of capital expenditures; the occurrence of delays in the permitting, development or expansion of projects; and the issuance of injunctions restricting or prohibiting some or all of our activities in a particular area. Although environmental requirements have a substantial impact upon the energy industry as a whole, we do not believe that these requirements affect us differently, to any material degree, as compared to other companies in the oil and natural gas industry.

Operating and capital costs incurred to comply with the requirements of these laws and regulations are necessary business costs in the oil and gas industry. We believe that the cost of maintaining compliance with these existing laws and regulations will not have a material adverse effect on its business, financial condition or results of operations. However, it is possible that developments, such as new or more stringently applied existing laws and regulations as well as claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities. As a result, we are unable to predict with any reasonable degree of certainty future exposures concerning such matters.

State Regulation

In addition to federal rules governing the exploration and production of oil and gas, the states in which we have properties and operations also have environmental regulations that govern our conduct within that state’s borders. The rules and regulations range from restricting areas production can take place, how our product is stored and how it is transported.

Seasonality

We do not expect any seasonality in our business.

Property

Effective April 28, 2020, the Company entered a one-year lease, which initially expired on April 30, 2021, for its Westlake Village, California, corporate office for a total cost of approximately $1,270 per month. The lease automatically renews each year for an additional one-year term unless landlord receives notice of our intent to terminate at least ninety (90) days prior to the expiration of the current term. The current lease term expires April 30, 2022. The Company records the $1,270 monthly office rental as rent expense. We also operate oil and gas properties in Wyoming and Utah.

Wyoming Properties

Our Wind River Basin oil and natural gas prospective resources were evaluated by an independent third-party engineering firm on January 6, 2020, for our interest in 16,387 acres located in an area known as the Beaver Creek East Project. The report indicates Prospective Resources of approximately 21 million barrels of undiscovered oil, with a PV-10 value of $372 million (after risk).

Utah Properties

The Utah properties, located in Uintah and Duchesne Counties, consist of operated and non-operated working interests as well as rights and interests in a project for future development. We are researching strategic alternatives to retain six oil and gas wells in the Duck Creek area of the Altamont Bluebell field located in Duchesne County, Utah, in which we have a 100% working interest with an 80% net revenue interest.

We intend to continue our Bureau of Indian Affairs (“BIA”) Administrative Appeal to assert our rights and interests in the oil and gas leases on the Ute Indian Uintah and Ouray Reservation. We own all rights and interests acquired in the Purchase and Sale Agreements between Tiger Energy Partners International, LLC (“TEPI”) and Mountain Oil & Gas, Inc., dated April 16, 2012, and December 18, 2012. We decided to move forward with the BIA Administrative Appeal instead of the revised Global Settlement Agreement to obtain a more attractive settlement price reflecting current commodity prices. See the “LEGAL PROCEEDINGS” section below.

We own a small (under 1%) non-operated working interest in certain leases located in Duchesne County, Utah.

On August 28, 2017, we acquired a 21.6% non-operated working interest with a 17.1% net revenue interest in two horizontal wells in the Uintah Basin. The initial production from the two wells commenced in December 2017, and the wells were completed in April 2018. We have realized natural gas sales, and associated hydrocarbon revenue from the two wells since December 2017.

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	Unproved Acreage		Proved Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Wyoming	18,887	18,887			18,8877	18,887
Utah	—	—	7,842	7,842	7,842	7,842
Total	18,887	18,887	7,842	7,842	26,729	26,729

PROVED RESERVES AND OTHER OIL AND GAS INFORMATION

The process of estimating oil, NGLs and natural gas reserves is complex and requires significant judgment. Our estimates of proved reserves and associated future net cash flows were evaluated and prepared by Independent Reserve Engineers (“IREs”) and are the ultimate responsibility of our management. As a result, we have developed internal policies that prescribe procedures and standards to be followed for preparing, estimating and recording reserves in compliance with SEC definitions and regulations. Our policies assign responsibilities for compliance in booking reserves and require that reserve estimates be made by an IRE. We select IREs based upon their qualifications, including, among other things, having an applicable engineering degree, and experience in evaluating oil and gas reserves.

Our management is responsible for overseeing the internal preparation, review and approval of the reserves estimates. Our management also maintains our internal policies that prescribe procedures and standards to be followed for preparing, estimating and recording reserves, which includes internal reporting guidelines, and conducting periodic internal audits of the procedures, records and controls relating to the preparation of reserves estimates. We may also engage or retain independent auditors to audit our reserve estimates, although we have not chosen to do so at this time.

Prior to any disclosure, our management team reviews the report and estimates of the IRE and further reviews to determine that the reserves estimates are free from material misstatement. Management periodically meets to review the reserves process, the portfolio of properties, results and related disclosures.

Proved oil and gas reserves are those quantities of oil, natural gas and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from known reservoirs under existing economic conditions, operating methods and government regulations. To be considered proved, oil and gas reserves must be economically producible before contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Also, the project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five (5) years.

Our reserve estimates are conducted from fundamental petrophysical, geological, engineering, financial and accounting data. Data used in reserves assessments may include information obtained directly from the subsurface through wellbores such as well logs, reservoir core samples, fluid samples, static and dynamic pressure information, production test data, and surveillance and performance information. Reserves are estimated based on production decline analysis, analogy to producing offsets, detailed reservoir modeling, volumetric calculations or a combination of these methods, based on the unique circumstances of each reservoir and the dataset available at the time of the estimate. The tools used to interpret the data may include proprietary and commercially available reservoir modeling and simulation software and processes developed internally to interpret and give weight to relevant data points. Reservoir parameters from analogous reservoirs may be used as appropriate. In the case of producing reserves, the emphasis is on decline analysis where volumetric analysis is considered to limit forecasts to reasonable levels. Undeveloped reserves are estimated by analogy to producing offsets, with consideration of volumetric estimates of in place quantities. Our management strives to have our reserve estimates consider technologies that have been demonstrated in the field to yield repeatable and consistent results, having regard to economic considerations, as defined in the SEC regulations.

In general, estimates of economically recoverable reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, production rates, ultimate reserve recovery, timing and amount of capital expenditures, marketability of crude oil and natural gas, royalty rates, the assumed effects of regulation by governmental agencies, and future operating costs, all of which may vary materially from actual results. For those reasons, among others, estimates of the economically recoverable crude oil and natural gas reserves attributable to any particular group of properties and estimates of future net revenues associated with reserves may vary and such variations may be material. The actual production, revenues, taxes and development, and operating expenditures with respect to the reserves associated with our properties may vary from the information presented herein, and such variations could be material.

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The SEC regulations require that proved reserves be estimated using existing economic conditions (constant pricing). Based on this methodology, our reserves have been calculated utilizing the twelve-month average trailing historical price for each of the years presented prior to the effective date of the report. The twelve-month average is calculated as an unweighted average of the first-day-of-the-month price for each month. The reserve estimates provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered.

The reserves and other oil and gas information set forth below has an effective date of December 31, 2020 and was prepared as of October 13, 2021. Each of the reports related to the information contained in the tables below are included as Exhibits 99.1 through 99.4 hereto. Exhibits 99.1 through 99.3 are the reports regarding properties in Utah for years 2018-2020 and Exhibit 99.4 is the report regarding properties in Wyoming through September 30, 2021. The following table is a summary of our proved reserves and estimates of future net cash flows and discounted future net cash flows from proved reserves information relating to proved reserves.

Proved Reserves

The table below summarizes our total proved reserves by oil, NGLs and natural gas for the year ended December 31, 2020 and other summary operating data. All of our locations are based in the United States, in the states of Utah and Wyoming and have been separated in the tables below.

2020(1)

	Utah	Total
Proved Reserves: (2)
Oil (Mbbls):
Developed	0	0
Undeveloped	0	0
Total	0	0

Natural Gas Liquids (Mbbls):
Developed	0	0
Undeveloped	0	0
Total	0	0

Natural Gas (Mmcf):
Developed	491	491
Undeveloped	0	0
Total	491	491

Total Proved Reserves (MBOE):
Developed	491	491
Undeveloped	0	0
Total	491	491

Percent Proved Developed	100%	100%
Percent Proved Undeveloped	0%	0%

Production (MBOE/d)	114.96	114.96
Capital Investments	$140,000	$140,000
Total Net Producing Wells (3)	2	2
Standardized Measure of Discounted Net Cash Flows: (4)
Pre-Tax	$499,735.20	$499,735.20
Taxes	$9,941.88	$9,941.88
After-Tax	$489,793.32	$489,793.32

(1)	Only our Utah properties had proven reserves. Our Wyoming properties, to date, are unproven and undeveloped.
(2)	Numbers may not add due to rounding.
(3)	Total net producing wells includes producing wells and wells mechanically capable of production.
(4)	The Pre-Tax standardized measure of discounted cash flows (“standardized measure”) is a non-GAAP measure. We believe the Pre-Tax standardized measure is a useful measure in addition to the After-Tax standardized measure, as it assists in both the estimation of future cash flows of the current reserves as well as in making relative value comparisons among peer companies. The After-Tax standardized measure is dependent on the unique tax situation of each individual company, while the Pre-Tax standardized measure is based on prices and discount factors, which are more consistent between peer companies.

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Changes to our proved reserves during 2020 are summarized in the table below:

	2020 (1)
	Oil (Mbbls)	NGLs (Mbbls)	Natural Gas (Mmcf)	Total (MMBOE)
Beginning of year	0	0	757	126
Revisions and improved recovery (2)	0	0	0	0
Extensions and discoveries	0	0	0	0
Purchase of reserves in place	0	0	0	0
Sale of reserves in place	0	0	0	0
Production	0.24874	4.48743	223.34914	41.9
End of year	0	0	491	82
Developed	0	0	491	82
Undeveloped	0	0	0	0
Total	0	0	491	82

(1)	Numbers may not add due to rounding.
(2)	Changes in reserve estimates resulting from application of improved recovery techniques are included in revisions of previous estimates.

Proved Undeveloped Reserves

Changes to our proved undeveloped reserves during 2020 are summarized in the table below:

(MMBOE)
Beginning of year 2020	0
Revisions of prior estimates	0
Extensions and discoveries	0
Conversions to developed	0
Purchase of reserves in place	0
Sale of reserves in place	0
End of Year *	0

*	Numbers may not add due to rounding.

As of December 31, 2020, there were no proved undeveloped reserves that will remain undeveloped for five years or more.

Production Volumes, Prices and Costs(1)

The following table summarizes our production by final product sold, average sales price, and production cost per BOE for each of the last three years by geographic area:

	Production			Average Sales Price (2)			Average Production Cost (3)
	Oil (Mbbls)	NGLs (Mbbls)	Natural Gas (Mmcf)	Oil ($/bbl)	NGLs ($/boe)	Natural Gas ($/Mcf)	($/BOE)
2020
Utah	0.24874	4.48743	223.34914	$35.58	$0.65	$2.18	$7.23
Wyoming(4)	0	0	0	0	0	0	0
Total	0	4.48743	223.34914	$35.58	$0.65	$2.18	$7.23

2019
Utah	0.3365	8.17627	410.54699	$48.70	$7.70	$3.30	$7.99
Wyoming	0	0	194.70200	0	0	$2.44	$2.44
Total	0.3365	8.17627	605.24899	$48.70	$7.70	$2.87	$4.98

2018
Utah	0.732	21.033	1083.562	$58.83	$23.33	$2.60	$8.56
Wyoming	0.364	0.014	0.231	$51.47	$22.83	$1.41	$14.23
Total	1.024	15.267	1083.793	$55.15	$23.08	$2.10	$11.40

(1)	Our wells are conventional natural gas wells. As such we do not produce or sell any oil or natural gas liquids from our wells.
(2)	Excludes the impact of commodity derivatives.
(3)	Excludes ad valorem, severance and property taxes.
(4)	Our Wyoming properties have not been developed or productive to date.

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Drilling and Other Exploratory and Development Activities (1, 2)

The following tables summarize our gross participation and net interest in wells drilled for the periods indicated by geographic area.

	Exploratory				Development				Total
	Productive		Dry		Productive		Dry		Productive		Dry
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
2020
Utah	-	-	-	-	-	-	-	-	-	-	-	-
Wyoming	-	-	-	-	-	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-	-	-	-	-	-

2019
Utah	-	-	-	-	-	-	-	-	-	-	-	-
Wyoming	-	-	-	-	-	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-	-	-	-	-	-

2018
Utah	-	-	-	-	-	-	-	-	-	-	-	-
Wyoming	-	-	-	-	-	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-	-	-	-	-	-

(1)	“Gross” wells are the total number of wells in which we have a working interest.
(2)	“Net” wells are the number of wells obtained by aggregating our working interest in each of our gross wells.

We drilled no new wells in Utah, Wyoming, or anywhere else in 2018, 2019, and 2020.

Present Activities

The following table summarizes the number of wells in the process of drilling or in active completion stages and the number of wells suspended or waiting on completion by geographic area at December 31, 2020. (1, 2)

	Wells in the Process of Drilling or in Active Completion				Wells Suspended or Waiting on Completion (3)
	Exploratory		Development		Exploratory		Development
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
2020
Utah	-	-	-	-	-	-	-	-
Wyoming	-	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-	-

(1)	“Gross” wells are the total number of wells in which we have a working interest.
(2)	“Net” wells are the number of wells obtained by aggregating our working interest in each of our gross wells.
(3)	Wells suspended or waiting on completion include exploratory and development wells where drilling has occurred, but the wells are awaiting the completion of hydraulic fracturing or other completion activities or the resumption of drilling in the future.

We did not drill any wells in 2018, 2019, and 2020. Specifically for 2020, throughout most of the year, our operations were shuttered and a majority of employees were furloughed as a result of COVID-19 pandemic. Without drilling activity in 2018 and 2019, and significantly limited operations in 2020, the commencement or completion of any drilling activity was neither began nor completed.

Delivery Commitments

We presently have no delivery commitments.

Oil and Gas Properties, Wells, Operations, and Acreage

The following table summarizes the number of producing wells and wells mechanically capable of production by geographic area as at December 31, 2020.

Productive Wells (1, 2)	Oil		Natural Gas		Total
	Gross	Net	Gross	Net	Gross	Net
2020
Utah	0	0	2	2	2	2
Wyoming	0	0	0	0	0	0
Total	0	0	2	2	2	2

(1)	“Gross” wells are the total number of wells in which we have a working interest.
(2)	“Net” wells are the number of wells obtained by aggregating our working interest in each of its gross wells.

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The following table summarizes our developed, undeveloped and total landholdings by geographic area as at December 31, 2020.

Landholdings (1 - 6)	Developed		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net
Utah
—Freehold	0	0	0	0	0	0
—Federal	0	0	0	0	0	0
—Fee	0	0	0	0	0	0
—Tribal(7)	7,842	7,842	0	0	7,842	7,842
Total Utah	7,842	7,842	0	0	7,842	7,842
Wyoming
—Freehold	0	0	0	0	0	0
—Federal	0	0	16,067	16,067	16,067	16,067
—State			2,500	2,500	2,500	2,500
—Fee	0	0	320	320	320	320
Total Wyoming	0	0	18,887	18,887	18,887	18,887
Total United States	7,842	7,842	18,887	18,887	26,729	26,729

(1)	Fee lands are those lands in which we have a fee simple interest in the mineral rights and has either: (i) not leased out all the mineral zones; (ii) retained a working interest; or (iii) one or more substances or products that have not been leased. The current fee lands acreage summary includes all fee titles owned by us that have one or more zones that remain unleased or available for development.
(2)	Federal/State/Tribal lands are those owned by the federal, state government or Indian tribes, in which we have purchased a working interest lease.
(3)	Freehold lands are owned by individuals (other than by us or a government), in which we hold a working interest lease.
(4)	Gross acres are the total area of properties in which we have a working interest.
(5)	Net acres are the sum of our fractional working interest in gross acres.
(6)	Undeveloped acreage refers to those acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or gas regardless of whether such acreage contains proved reserves.
(7)	We are in the midst of an administrative appeal with the Bureau of Indian Affairs to assert certain rights and interests in oil and gas leases on the Ute Indian Uintah and Ouray Reservation. The acreage subject to that appeal have not been included as we do not have an interest in the acreage until the appeal is settled.

Employees

As a direct result of COVID-19 shut-downs and the resulting collapse in global energy prices, effective May 29, 2020, we furloughed all employees due to a lack of work, except for our Executive Chairman Kevin Sylla. We recalled our CEO, B.P. Allaire, effective January 1, 2021, and also recalled Christopher C. Jarvis, Executive Vice President of Finance and Director and Alex Hemb, Director, on March 19, 2021. On April 9, 2021, we recalled Tara Roberts, Vice President of Business Development. As of September 30, 2021, we had 5 employees, including our executive officers. As our operations regain production and economic restraints due to COVID-19 dissipate, we will look to add employees where it fits our needs and the needs of our operations.

Intellectual Property

We do not own or license any intellectual property at this time. We may enter into licensing agreements or other partnerships to either use, acquire, or develop intellectual property in the future as it fits into our business strategy.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Conquest Well Servicing, LLC vs. Foothills Exploration Operating, Inc. (“FEOI”) (Case No. 179800421 8th Judicial District Court in and for Uintah County, State of Utah). Conquest Well Servicing, LLC (“Conquest”) filed this action against FEOI, one of our subsidiaries, on September 11, 2017, for collection of unpaid services and materials in the amount of $49,689 in connection with a workover of wells in Uintah County, Utah. A Settlement Agreement and Stipulation to Entry of Judgment was agreed to by the parties and filed with the court on October 10, 2017. Judgment in the amount of $54,937.10 including $5,248.10 in pre-judgement interest was filed on December 18, 2017. An order requesting company asset inquiry was issued on February 20, 2018. A hearing on contempt by FEOI for failure to appear and an answer as to assets was set for September 13, 2018. A stipulation was filed with the court to continue the hearing to October 22, 2018. FEOI inadvertently failed to appear at this hearing, resulting in a contempt of court citation being issued. Currently, FEOI is seeking to reschedule this hearing and intends to purge any contempt by compliance with the court’s order.

BIA Administrative Appeal – Tiger Energy Partners International, LLC. Notice of Appeal: Dated May 8, 2013 Appellant: Tiger Energy Partners International, LLC Appellee: Superintendent Uintah and Ouray Agency Decision April 12, 2013 Concerning: Notice of Expiration of Oil and Gas Leases This Administrative appeal concerns the ownership and validity of Northern Ute (the “Tribe”) Tribal leases acquired by TEPI, one of our subsidiaries, in a transaction with Mountain Oil and Gas and its affiliated companies. Pursuant to the Global Settlement Agreement (“GSA”) negotiated between the Tribe and TEPI, we propose to resolve any issues regarding the ownership of the subject leases and other lands thus acquired. The status of the appeal by TEPI remained unchanged as of the date of this Offering Circular and we are awaiting decision by the Regional Director of the BIA on the merits of the appeal. The decision of the Regional Director is stayed by the parties having entered into the GSA.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Plan of operation for the next twelve months

We believe that the proceeds of this Offering will satisfy our cash requirements for the next twelve months. However, to continue expanding operations and our other and initiatives, we may need to raise additional funds in the next twelve months if our growth cannot be sustained by the revenue generated from increased sales.

Additionally, price volatility and supply issues may have an impact on revenue to a degree that will require us to raise additional capital from other sources. We are also seeking strategic partners via joint venture or acquisition. Depending upon the type of venture or acquisition and the timing of such undertaking, we may need to raise additional capital to accommodate the undertaking.

Wind River Basin Properties

The development plan for our Wind River Basin acreage includes presenting geological information supporting the development of a Frontier Formation resource opportunity and applying for a Federal Exploration Unit. The planned Federal Unit obligation wells are in the process of “Notice of Staking” (“NOS”) and “Application Permit to Drill” (“APD”) on wells that will test the Cretaceous reservoir analogues to the adjacent “Beaver Creek,” “Riverton Dome,” and “Sand Draw” fields and also specifically analog targets in the Frontier Formation sands being aggressively developed by horizontal drilling activity in the Powder River Basin Wyoming, to the east. We will file this Federal Unit application in the interest of the obtaining the greatest ultimate recovery of oil and gas and the conservation of natural resources in this large leasehold position. We will require additional capital investment to carry out our plan for existing properties.

New Asset Acquisitions

We are also seeking opportunistic acquisitions of producing assets with long-lived reserves and significant upside development potential. Management is currently evaluating several small to mid-sized production and exploration opportunities in the U.S. Mid-Continent and Rocky Mountain regions to add to our asset portfolio. Asset acquisitions with the following key criteria are being targeted and considered:

●	Under-developed conventional assets with long-lived reserves
●	Divestitures from large companies due to ESG pressures
●	Proved Undeveloped (PUD) drilling opportunities

Natural Hydrogen Exploration

We are currently developing a deep hydrogen observatory project, an internal research program designed to identify and locate natural hydrogen signatures globally. Natural hydrogen exploration is an emerging field of the energy industry that has the potential to rapidly increase the pace of the global energy transition to net zero. The artificial intelligence-driven project will employ satellite imagery and geographical information systems for the synergistic application of an algorithm-based model to explore for natural hydrogen seeps globally.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Estimates of our proved reserves included in this Offering Circular, especially as they relate to the financial statements included herein, are prepared in accordance with US GAAP and guidelines from the SEC. Our estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion, and amortization expense and impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserves estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions, and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs, and expected performance from a given reservoir also will result in revisions to the amount of our estimated proved reserves. In addition to our own team, we may engage independent reserve engineers to estimate our proved reserves. The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of our significant estimates and assumptions include the fair value of our Common Stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to our deferred tax assets.

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Contingencies

Certain conditions may exist as of the date this Offering Circular, which may result in losses to us, but are of the nature such that they will only be resolved when one or more future events occur or fails to occur. Our management, in consultation with our legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. Among other thing, we are involved in various legal claims and actions arising in the normal course of our operations. Although the outcome of these claims cannot be predicted with certainty, these matters may have a material adverse effect on our financial position, cash flows or results of operations. Management’s assessment of these matters may change in the future as certain of these matters are in early stages or are subject to a number of uncertainties. If an unfavorable outcome were to occur, there exists the possibility of a material impact on our consolidated net earnings or loss for the period in which the effect becomes reasonably estimable. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of September 30, 2021, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week
Executive Officers:
Bruno P. Allaire	CEO & Interim CFO	50	12/17/2015, Indefinitely	60
Christopher C. Jarvis	EVP Finance	49	3/1/2017, Indefinitely	40
Kevin J. Sylla	Executive Chairman	46	3/1/2017, Indefinitely	60

Directors:
Kevin J. Sylla	Chairman, Director	46	3/1/2017, Indefinitely	60
Bruno P. Allaire	Director	50	12/17/2015, Indefinitely	60
Christopher C. Jarvis	Director	49	12/17/2015, Indefinitely	40
Alex M. Hemb	Director	57	12/17/2015, Indefinitely	40

Significant Employees:
Tara Roberts	VP of Business Development	37	4/4/2019, Indefinitely	40

Bruno P. Allaire, CEO, Interim CFO, and Director

Mr. Allaire is CEO, Interim Chief Financial Officer and Director of FTXP. He also serves as President & COO/Director of FPI, President/Director of Foothills Exploration Operating, Inc., President/Director of Foothills Petroleum Operating, Inc., and Manager of Foothills Exploration, LLC, all direct and/or indirect subsidiaries of FTXP. Mr. Allaire is an entrepreneurial management executive and seasoned business operator with over 25 years international work experience in a myriad of functional roles spanning finance, sales, marketing, strategy, operations, business development, mergers & acquisitions and operations management across a wide variety of industries. Mr. Allaire is the former Managing Partner of Versailles Capital Partners, LLC, a multi-discipline strategic advisory and business development firm based in Los Angeles. He is experienced in executing a rollup strategy and specifically the integration of acquired companies into complex corporate entities with multiple wholly-owned subsidiaries.

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Since 2007, Mr. Allaire has provided business development, financial management and strategic advisory services to numerous clients and various partnerships operating in the exploration and development of oil and gas in the Mid-Continent and Gulf-coast regions of the U.S. Mr. Allaire graduated with a B.S. in Management, A.S. in Finance & Investments, and A.S. in Advertising & Public Relations all from Johnson & Wales University in Providence, RI. He also earned his M.B.A. from Harvard University’s Graduate School of Business. Mr. Allaire recently earned a Masters Degree Certificate in Environmental Policy and Management with a concentration in Energy & Sustainability from the University of Denver in Colorado.

Christopher C. Jarvis, EVP Finance and Director

Mr. Jarvis is Executive Vice President of Finance and Director for FTXP and Vice President of Risk Management and Director of FPI. He has over 20 years of capital markets and investments experience covering the equity, commodity, and fixed-income markets. He engineered and executed energy risk management hedges for large multi-national companies and as a publishing analyst, he was ranked #1 by Bloomberg’s BARR analyst ranking system. He is a Certified Financial Analyst (CFA) and also a Certified Market Technician (CMT). He routinely appears on CNBC, Fox Business News, and Reuters. He is a contributor to major print media outlets including Reuters, Bloomberg and the Wall Street Journal as an oil and gas analyst.

Mr. Jarvis earned a B.A. in Arts History from University of Massachusetts and an M.B.A. from the University of Connecticut, with a concentration in Finance. He is a member of the CFA Institute and also the Market Technicians Association (MTA). He has been a member of the University of Connecticut Financial Accelerator Advisory Board for the last 10 years and previously served as the Vice President of the Autism Society of New Hampshire (2004-09).

Kevin J. Sylla, Executive Chairman and Director

Mr. Sylla is Executive Chairman of Foothills Exploration, Inc. (“FTXP”) and also serves as CEO and Director of Foothills Petroleum, Inc., (“FPI”), a wholly-owned key operating subsidiary of the Company. He played a key advisory role in the successful combination and integration of the Tiger Energy assets into FTXP. Mr. Sylla has served as Managing Director of Tiger Energy Operating, LLC, Tiger Energy Partners International, LLC, and Tiger Energy Mineral Leasing, LLC for the past five years and continues to manage these indirect subsidiaries of the Company. He has over 10 years of oil & gas industry experience with extensive knowledge in business development, mergers and acquisitions, and management of oil and gas field operations. Mr. Sylla has participated extensively in the financing, acquisition and development of numerous domestic oil and gas properties.

Mr. Sylla’s acquisition experience has been focused on improving operating and financial inefficiencies with under-performing assets resulting in enhanced value creation. Mr. Sylla is the managing member of Wilshire Energy Partners, LLC, a principal shareholder of the Company and has provided consulting services to the Company since its formation. During his career, Mr. Sylla has drilled, reworked and overseen the management of hundreds of wells. Mr. Sylla completed the Petroleum Land Management Program at Texas Christian University and earned his Energy & Finance Management Certification from the University of Denver.

Alex M. Hemb, Director

Mr. Hemb is a Director of FTXP and also serves as a Director of FPI. He has over 25+ years international experience working as a petroleum engineer both onshore and offshore, having worked in Norway, Canada, Belize, Germany, and Scotland in addition to the U.S. He engineered and developed technology for separating oil and water and commercialized this into a successful company providing oil/water separation services to the oil and gas industry. Mr. Hemb is currently Vice President of Engineering for Helmer Directional Drilling, where he has worked for the past 15 years.

Mr. Hemb spent 9 years working across a variety of engineering, planning and sales roles with Baker Hughes both in the U.S. and internationally. He has a proven management track record, having performed a successful turn-around of the Norwegian division of CETCO, returning the division to profitability by reducing losses, growing new business, right-sizing the company and hiring his replacement Managing Director to lead the division. Mr. Hemb has a B.S. and M.Sc. in Petroleum Engineering from Montana Tech and he also holds numerous certifications from various oil and gas technical schools. He completed compulsory Military Training in Norway and served as a Military Police based at NATO’s Northern European HQ.

Tara Roberts, Vice President of Business Development

Ms. Roberts is Vice President of Business Development of Foothills Exploration, Inc. Ms. Roberts formerly spent over 7 years working across a variety of disciplines within the U.S. oil and gas industry, including positions as Landman, Revenue Accountant and Business Development Specialist. Roberts began her career at Chesapeake Energy Corporation (NYSE: CHK) – the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the United States – where she held various positions over an almost four-year tenure. She also previously worked at Echo Energy as a Business Development Specialist. Ms. Roberts previously founded and established Eldorado Energy, Inc., an Oklahoma City-based company focused on acquisition of working interests, mineral rights and leaseholds.

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Ms. Roberts earned a B.A. in Psychology from the University of Oklahoma and an M.S. in Law, with a concentration in Energy Law, from Oklahoma City University, where she graduated with high honors. She is a member of the AAPL (American Association of Professional Landmen) and Young Professionals in Energy. She was also the recipient of the 2017 Oklahoma Forty Under 40 award.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the SEC, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Employment Agreements

Some of our officers and directors have entered into employment agreements. A copy of each executed employee agreement is included as Exhibits 6.1 and 6.2 attached hereto.

At September 30, 2021, we compensated our only directors and executive officers on an annual basis as follows (estimated)(1)

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Bruno P. Allaire	CEO, Interim CFO, Director	$$240,000	$0	$$240,000
Christopher Jarvis	EVP Finance, Director	$$180,000	$0	$$180,000
Kevin J. Sylla	Executive Chairman, Director	$$405,183	$0	$$405,183
Alex M. Hemb	Director	$$180,000	$0	$$180,000

(1)	As a result of COVID-19, each of the above directors and officers, except for Kevin J. Sylla, were furloughed indefinitely effective May 29, 2020. On January 1, 2021, Bruno P. Allaire was recalled; Alex M. Hemb and Christopher Jarvis on March 19, 2021.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The tables below show, as of September 30, 2021, the security ownership of each director and executive officer and each person who owns beneficially more than 10% of our voting securities.

Title of class	Name of Beneficial Holder	Residential Address (City/State Only)	Amount and nature of beneficial ownership	Percent of class (2)
Common Stock	Kevin J. Sylla	Woodland Hills, CA	3,405,000	0.046%

Common Stock	Bruno P. Allaire	Santa Fe, NM	945,333	0.013%

Common Stock	Christopher C. Jarvis	Frederick, MD	1,231,667	0.017%

Common Stock	Alex M. Hemb	Kamas, UT	534,111	0.007%

Series A Preferred Stock (1)	Kevin J. Sylla	Woodland Hills, CA	5,000,000	50%

Series A Preferred Stock (1)(3)	Beijing Gas Blue Sky Holdings Limited	Hong Kong	5,000,000	50%

(1)	Each share of Series A Preferred Stock is convertible into 200 shares of our Common Stock.
(2)	Based upon 7,318,625,597 shares of Common Stock and 10,000,000 shares of Series A Preferred Stock which were issued and outstanding as of September 30, 2021.
(3)	On May 28, 2020, we issued 5,000,000 shares of Series A Preferred Stock to a related party, Beijing Gas Blue Sky Holding Limited (“BGBS”), pursuant to an agreement dated April 6, 2020, yielding total cash proceeds of $50,000, net to the Company. BGBS is publicly traded on the Hong Kong exchange under the symbol 6828.HK. Mr. Li Weiqi is the company’s Name of Officer/Director or Control Person Affiliation with Company (e.g. Officer Title /Director/Owner of more than 5%).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2020 as a part of restructuring debt some of our debt, we exchanged $100,000 of debt held by our Executive Chairman Kevin Sylla into our Series A Preferred Stock. Other than that, except as disclosed herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving us, in which the amount involved exceeds the lesser of (i) $100,000 or (ii) one percent of the average of our total assets at year-end for our last three fiscal years.

As September 30, 2021, we had liabilities totaling $35,159,000 including interest to related parties for among other things, expenses paid on behalf of and services provided to us. The amounts owing are unsecured.

Disclosure of Conflicts of Interest

To our best knowledge, there are no conflicts of interest between us and any of our officers or directors.

Stock Options

There are currently no stock option plans for our officers, directors, or employees.

Indemnification Agreements

While we have not yet entered into an indemnification agreement with our officers and directors, we may do so in the near future. Any indemnification agreements we enter into and our Bylaws will require us to indemnify our directors to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Composition

Our Board of Directors currently consists of four members. Each director serves until the next annual meeting of stockholders and until his or her successor is elected and duly qualified, or until his or her earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business, and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole.

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SECURITIES BEING OFFERED

General

We are offering Common Stock to investors in this Offering. The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and the Bylaws, drafts of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation and the Bylaws, and applicable provisions of the Delaware Revised Statutes.

Our authorized capital stock consists of 19,975,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share, all of which are designated as Series A Preferred Stock.

As of November 1, 2021, our issued and outstanding shares included 8,658,625,597 shares of Common Stock and 10,000,000 shares of Series A Preferred Stock.

Common Stock

Dividend Rights

Common Stockholders are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We currently do not anticipate paying any cash dividends on our Common Stock after this Offering or any time in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock it holds on all matters submitted to a vote of the shareholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Forum Selection Provision

Section 6 of our Common Stock subscription agreement (which appears as an exhibit to the Offering Statement of which this Offering Circular forms a part) provides that any court of competent jurisdiction in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws. The jury trial waiver and exclusive forum provisions of the subscription agreement applies only to actions arising under that agreement and does not apply to claims arising from actions not related to this Offering.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are not required to make any ongoing reporting. However, we will be required to file a Form 1-Z within thirty (30) calendar days after the termination or completion of this Offering.

We may supplement the information in this Offering Circular by filing a prospectus supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

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PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description
1.1	Finder’s Agreement
2.1	Certificate of Incorporation
2.2	Amendment to Certificate of Incorporation (June 2019)
2.3	Amendment to Certificate of Incorporation (October 2019)
2.4	Amendment to Certificate of Incorporation (August 2020)
2.5	Bylaws
3.1	Certificate of Designation Series A Preferred Stock
4.1	Subscription Agreement
6.1	Employment Agreement C. Jarvis
6.2	Employment Agreement K. Sylla
6.3	Debt Securities, Including Promissory and Convertible Notes
12.1	Opinion of Counsel
99.1	2020 Reserve Report—Uintah County, Utah (January 1, 2021)
99.2	2019 Reserve Report—Uintah County, Utah (January 1, 2020)
99.3	2018 Reserve Report—Uintah County, Utah (January 1, 2019)
99.4	September 30, 2021 Reserve Report—Wind River Basin, Wyoming (October 1, 2021)

34

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 04, 2022.

FOOTHILLS EXPLORATION, INC.

By:	/s/ Bruno Allaire
Name:	Bruno P. Allaire
Title:	CEO; Director

By:	/s/ Kevin J. Sylla
Name:	Kevin J. Sylla
Title:	Executive Chairman; Director

By:	/s/ Chris Jarvis
Name:	Chris Jarvis
Title:	EVP Finance; Director

By:	/s/ Alex Hemb
Name:	Alex Hemb
Title:	Director

35

FINANCIAL STATEMENTS

Financial Statements and Supplementary Data for Foothills Exploration, Inc. (FTXP)

F-1

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES 2020 AND 2019 FINANCIAL STATEMENTS

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$108	$953
Restricted cash	130,000	130,000
Accounts receivable - trade	179,722	-
Prepaid expenses	96,640	103,747
Other receivables	10,000	10,000
Total current assets	416,470	244,700

Net oil and gas properties, full cost accounting	11,934,282	12,958,997
Property and equipment, net	-	-
Other assets	145,000	243,115
Total assets	$12,495,752	$13,446,812

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$6,614,208	$6,321,854
Accounts payable – related party	-	-
Accrued interest	1,438,999	904,585
Accrued interest - related party	1,571,234	1,530,629
Notes payable	2,163,559	1,814,848
Notes payable - related party	7,390,000	7,390,000
Convertible note payable, net	2,026,728	1,774,826
PPP loan	92,205
Derivative liabilities	6,328,310	15,191,362
Other liabilities	413,782	514,949
Total current liabilities	28,039,025	35,443,053
Long-term liabilities
Asset retirement obligation	649,777	593,270
Convertible note payable, net	-	-
Total liabilities	28,688,802	36,036,323

Commitment and Contingencies	-	-

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; 10,0000,000 shares issued and outstanding	1,000	-
Common stock, $0.0001 par value; 19,975,000,000 shares authorized; 1,414,219,113 and 100,693,521 shares issued and outstanding, respectively	141,423	10,070
Stock to be issued	15,933	15,933
Additional paid in capital	18,151,641	17,731,426
Accumulated deficit	(34,503,047)	(40,346,940
Total stockholders’ deficit	(16,193,050)	(22,589,511
Total Liabilities and Stockholders’ Deficit	$12,495,752	$13,446,812

The accompanying notes are an integral part of these consolidated financial statements.

F-2

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2020	2019
Revenue	$467,054	$1,677,372

Operating expenses
Lease operating expense	326,915	1,144,315
Selling, general and administrative expense	897,952	3,568,587
Depreciation, depletion, amortization, and accretion expense	155,872	723,869
Impairment of oil and gas properties	-	-
Total operating expenses	1,380,739	5,436,771

Loss from operations	(913,685)	(3,759,399

Other income (expenses):
Financing expense	(1,180,124)	(11,295,966
Other income	-	18,905
Change in fair value of derivative instruments	8,125,338	(7,216,505
Gain on settlement of debt and contingent liabilities	737,714	1,944,652
Loss on sale of property	(914,031)	-
Total other expenses	6,768,897	(16,548,914

Income (Loss) from operations before income taxes	5,855,212	(20,308,313

Provision for income taxes	-	-

Net income (loss)	$5,855,212	$(20,308,313

Net loss per share – basic and diluted	0.01	(0.56

Weighted average common shares – basic and diluted	916,383,962	35,959,509

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

					Additional	Stocks		Total
	Preferred stock		Common stock		Paid in	to be	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Deficit	Equity

Balance as of December 31, 2018	-	-	22,075,738	2,208	11,173,120	-	(15,053,971)	(3,878,643)
Opening balance equity	-	-	-	-	100	-	-	100
Common stocks issued for services	-	-	1,175,000	117	179,730	-	-	179,847
Options and warrants issued for services	-	-	-	-	731,229	-	-	731,229
Restricted Stock Units (RSU)	-	-	228,332	23	40,894	15,933	-	56,850
Conversion of notes payable	-	-	33,463,330	3,347	100,835	-	-	104,182
Conversion of interest related to notes payable	-	-	728,167	73	585	-	-	658
Conversion of fees related to notes payable	-	-	5,199,772	520	4,730	-	-	5,250
Fair value of warrants issued with note payable	-	-	-	-	508,010	-	-	508,010
Deemed dividend on warrant repricing	-	-	-	-	4,995,975	-	(4,995,975)	-
Shares returned	-	-	(650,000)	(65)	65	-	-	-
Warrant exercises	-	-	38,473,182	3,847	(3,847)	-	-	-
Net loss	-	-	-	-	-	-	(20,308,313)	(20,308,313)
Balance as of December 31, 2020	-	$-	100,693,521	$10,070	$17,731,426	$15,933	$(40,358,259)	$(22,600,830)
Series A Preferred Stocks issued for cash	10,000,000	1,000	-	-	149,000	-	-	150,000
Common stock issued for conversion	-	-	1,071,909,085	107,191	142,499	-	-	249,690
Common stock issued for conversion of accrued interest on notes payable	-	-	133,547,474	13,355	24,972	-	-	38,327
Common stock issued for conversion of financing charges related to notes payable	-	-	46,120,964	4,612	4,697	-	-	9,309
Stock options issued for services	-	-		6,195	105,242	-	-	105,242
Warrant exercises Net income	-	-	61,948,069	6,195	(6,195)	-	-	-
Net income	-	-	-	-	-	-	5,855,212	5,855,212
Balance as of December 31, 2020	10,000,000	$1,000	1,414,219,113	$141,423	$18,151,641	$15,933	$(34,503,047)	$(16,193,050)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2020	2019
Cash Flows from Operating Activities
Net loss	$5,855,212	$(20,308,313)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion, amortization, and accretion	155,872	723,869
Impairment of assets	-	-
Amortization of debt discount	561,778	2,091,298
Interest	-	-
Common stock issued for financing charges	9,309	5,250
Additional notes payable issued for the extension of original notes	-	75,000
Warrant and conversion feature exceeded notes	-	7,839,024
Change in fair value of derivative instruments	(8,125,338)	7,216,505
Equity instruments issued for services	105,242	967,926
Rent related	(3,052)	3,052
Loss on sale of property	914,031
Gain on settlement of debt and contingent liabilities	(737,714)	(1,944,652)
Changes in operating assets and liabilities:
Accounts receivable	(179,722)	10,090
Surety and performance bonds	-	-
Prepaid expenses	7,107	(97,661)
Other receivables	-	(10,000)
Accounts payable and accrued liabilities	1,005,700	2,243,010
Accounts payable and accrued liabilities - related party	-	(24,088)
Other liabilities	-	131,106
Net cash used in operating activities	(431,575)	(1,078,584)

Cash Flows from Investing Activities
Payments for acquisition of oil and gas property	-	(96,203)
Net cash used investing activities	-	(96,203)

Cash Flows from Financing Activities
Proceeds from notes payable	318,525	140,000
Repayment to notes payable	(5,000)	-
Proceeds from PPP loan	92,205	-
Proceeds from convertible note payable	-	536,491
Repayment to convertible note payable	(25,000)	-
Proceeds from issuance of common stock	-	508,110
Proceeds from issuance of Series A preferred stocks	50,000
Net cash provided by financing activities	430,730	1,184,601

Net increase (decrease) in cash, cash equivalents and restricted cash	(845)	9,814

Cash, Cash Equivalents and Restricted Cash, beginning of period	130,953	121,139

Cash, Cash Equivalents and Restricted Cash, end of period	$130,108	$130,953

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents at beginning of period	$953	$1,139
Restricted cash at beginning of period	130,000	120,000
Cash and cash equivalents and restricted cash at beginning of period	$130,953	$121,139

Cash and cash equivalents at end of period	$108	$953
Restricted cash at end of period	130,000	130,000
Cash and cash equivalents and restricted cash at end of period	$130,108	$130,953

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Supplemental disclosures of cash flow information:
Conversion of notes payable and accrued interest	$(288,017)	$-
Asset retirement obligation	$-	$222,194
Debt discount	$-	$-
Note paid by issuance of note	$-	$-
Unpaid liabilities in acquisition of oil and gas property	$-	$-
Fair value of warrants issued with note payable	$-	$-
Notes payable issued in settlement of contingent liability	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDING 2020 AND 2019

(Unaudited)

Note 1 – Organization

Business

Foothills Exploration, Inc., (“Company,” “Foothills Exploration,” or “Foothills”) was incorporated in the state of Delaware on May 13, 2010, under the name Key Link Assets Corp.

On May 2, 2016, Foothills Petroleum Inc., a Nevada corporation (“FPI”), acquired over 14.1 million pre-split (56.4 million post-split) shares of the Company’s common stock constituting approximately 96% of our then issued and outstanding shares (“FPI Acquired Shares”). As of May 16, 2016, we effected a 4:1 forward split of our shares of common stock. Prior to the Share Exchange, the Company had minimal assets and recognized no revenues from operations and was accordingly classified as a shell company. In light of closing the Share Exchange transaction with the shareholders of FPI, the Company became actively engaged in oil and gas operations and is no longer a shell company.

The consolidated balance sheets include the accounts of the Company, and its wholly owned direct and indirect subsidiaries, Foothills Exploration, Inc. (“FTXP”), Foothills Petroleum, Inc. (“FPI”), Foothills Exploration, LLC (“FEL”), Foothills Petroleum Operating, Inc. (“FPOI”), Foothills Exploration Operating, Inc. (“FEOI”), Tiger Energy Partners International, LLC (“TEPI”), Tiger Energy Operating, LLC (“TEO”), and Tiger Energy Mineral Leasing, LLC (“TEML”).

The Company’s oil and gas operations are conducted by its wholly owned indirect subsidiaries. FEL is a qualified oil and gas operator in the states of Wyoming and Colorado, and TEO is a qualified oil and gas operator in the state of Utah.

The Company’s operating entities have historically employed, and will continue in the future to employ, on an as-needed basis, the services of drilling contractors, other drilling related vendors, field service companies and professional petroleum engineers, geologists, and landmen as required in connection with future drilling and production operations.

On May 23, 2019, Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a letter agreement for the purchase and sale of oil and gas assets (the “Agreement”) with an unrelated third party (the “Seller”), concerning the acquisition of a total of 87 wells and associated acreage located in Montana (the “Assets”).

The Assets consist of 29 natural gas wells, 10 producing and 19 shut-in, plus associated acreage, additional miscellaneous leases, associated pipelines, gathering systems, compression and processing facilities, and related yards and equipment, located in Sweet Grass and Stillwater counties, Montana – comprising of the Rapelje, Lake Basin and Six Shooter Fields. The Assets also include oil properties consisting of 58 oil and injection wells with associated acreage located in Musselshell and Rosebud Counties, Montana – 12 proved developed producing wells, 25 proved developed non-producing wells, and 21 injection wells – comprising of the Sumatra and Big Wall

/ Little Wall fields.

Closing of this transaction is subject to the approval of transfer from the Montana Board of Oil and Gas Conservation. Furthermore, no assurances can be made that the Closing will occur based on financing and other market conditions. For further details on this pending acquisition, please refer to the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2019.

On June 17, 2019, Foothills Exploration, Inc. (the “Company”) received from the Secretary of State of the State of Delaware confirmation of the effective filing of the Company’s Certificate of Amendment to its Certificate of Incorporation (the “Charter Amendment”), increasing the number of shares of Common Stock the Company is authorized to issue from One Hundred Million (100,000,000) to Four Hundred Seventy-Five Million (475,000,000) (the “Increase in Authorized Shares”).

On June 26, 2019, Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a letter agreement (the “Agreement”) with an unrelated third-party seller (the “Seller”), with respect to a proposed transaction (the “Transaction”) to acquire a total of 12 shut-in wells and approximately 5,769 acres located in Montana (the “Assets”). The Assets consist of four natural gas wells, associated acreage, additional miscellaneous leases, associated pipelines, gathering systems, compression and processing facilities, and related yards and equipment, located in Stillwater and Golden Valley counties, Montana.

F-6

The transaction documents contain additional terms and provisions, representations and warranties, including further provisions covering effective time of transfer, venue, and governing law. Closing of this transaction is subject to the approval of transfer from the Montana Board of Oil and Gas Conservation. No assurances can be given that the Company will complete the acquisition. For further details on this pending acquisition, please refer to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2019.

On October 1, 2019, Foothills Exploration, Inc. (the “Company”) received from the Secretary of State of the State of Delaware confirmation of the effective filing of the Company’s Certificate of Amendment to its Certificate of Incorporation (the “Charter Amendment”), increasing the number of shares of Common Stock the Company is authorized to issue from Four Hundred Seventy-Five Million (475,000,000) to Two Billion (2,000,000,000) (the “Increase in Authorized Shares”).

Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has a working capital deficit at December 31, 2020, of $27,622,555 and has limited sources of revenue. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

To address these matters, the Company is actively meeting with investors for possible equity investments, including business combinations; investigating other possible sources to refinance our existing debt; and in continuing discussions with various individuals and groups that could be willing to provide capital to fund operations and growth of the Company.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of Foothills Exploration, Inc., and all of its direct and indirect wholly owned subsidiaries including Foothill Petroleum, Inc., Foothills Petroleum Operating, Inc., Foothills Exploration Operating, Inc., Foothills Exploration LLC, Tiger Energy Partners International, LLC, Tiger Energy Operating, LLC and Tiger Energy Mineral Leasing, LLC. Intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Functional Currency

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars (USD).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in impairment testing of long-term assets, accruals for potential liabilities and valuing equity instruments issued for services. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to amounts in prior year to conform to the current year presentation. All reclassifications have been applied consistently to the periods presented and had no effects on previously reported results of operations.

F-7

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid debt instruments with maturity of three months or less.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in restricted cash in the current assets section of our consolidated balance sheet. At December 31, 2020 and 2019, the Company had restricted cash of $130,000 and $130,000, respectively. This amount is being held in escrow for the benefit of the State of Utah for certain properties located in Utah, covered under a certain Modification to Stipulated Order between the Utah Division of Oil, Gas and Mining and TEPI dated August 1, 2014 (Case No. SI/TA-102). These funds held in escrow, will be released to the Company once the Company finishes its reclamation of the various wells in question.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the historical carrying amount net of an allowance for uncollectible accounts. The carrying amount of the Company’s accounts receivable approximates fair value because of the short-term nature of the instruments. The Company routinely assesses the collectability of all material trade and other receivables.

Trade accounts receivable comprise receivables from joint interest owners which are recorded when the Company incurs expenses on behalf of the non-operator interest owners of the properties the Company operates.

The Company’s oil and gas revenues receivable comprise receivables from purchasers of the Company’s production of oil and gas and other hydrocarbons and from operators of properties in which the Company has a non-operated interest, as well as from joint interest owners of properties the Company operates. During the three months ended March 31, 2020, the Company has collected all oil and gas revenues receivables. EOG Resources, Inc. (“EOG”), is the operator of two wells in which the Company has a 21.62% working interest. The Company has been informed that EOG will apply to unpaid invoices of the Company’s share of costs to drill two wells until EOG has recovered those costs. During the year ended December 31, 2019, those costs were $302,055, of which $230,603 were capitalized.

The Company’s reported balance of accounts receivable, net of allowance for doubtful accounts, represents management’s estimate of the amount that ultimately will be realized in cash or used in the future to offset an operator’s joint interest billings.

The Company reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical payment trends, the age of the receivables and knowledge of the individual customers or joint interest owners. When the analysis indicates, management increases or decreases the allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances might be required.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country-by-country basis.

Capitalized costs within the cost centers are amortized on the unit-of-production basis using proved oil and gas reserves. The cost of investments in unevaluated properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling. The cost center ceiling is equal to: (i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (ii) the cost of properties not being amortized; plus (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and less (iv) income tax effects related to differences between the book and tax basis of the properties. If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

F-8

Support Facilities and Equipment

Our support facilities and equipment are generally located in proximity to certain of our principal fields. Depreciation of these support facilities is calculated on a units-of-production basis.

Maintenance and repair costs that do not extend the useful lives of property and equipment are charged to expense as incurred.

Proved Reserves

Estimates of the Company’s proved reserves included in this report are prepared in accordance with US GAAP and guidelines from the United States Securities and Exchange Commission (“SEC”). The Company’s engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion, and amortization expense and impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserves estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions, and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs, and expected performance from a given reservoir also will result in revisions to the amount of the Company’s estimated proved reserves. The Company engages independent reserve engineers to estimate its proved reserves.

Fixed Assets

The Company capitalizes expenditures related to property and equipment not directly associated with our production of oil and gas, subject to a minimum rule, that have a useful life greater than one year for: (1) assets purchased; (2) existing assets that are replaced, improved or the useful lives have been extended; or (3) all land, regardless of cost, acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

Asset Retirement Obligations

The Company follows the provisions of the Accounting Standards Codification ASC 410 - Asset Retirement and Environmental Obligations. The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. The Company’s asset retirement obligations relate to the abandonment of oil and gas producing facilities and facilities that support the production of oil and gas. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds, and the capitalized costs are depreciated on a unit-of- production basis. Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our consolidated statements of operations.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

F-9

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.
●

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815. The carrying amounts of the Company’s financial assets and liabilities, including cash, prepaid expenses, accounts payable, accrued expenses, and other current liabilities, approximate their fair values because of the short maturity of these instruments. The fair value of notes payable and convertible notes approximates their fair values since the current interest rates and terms on these obligations are the same as prevailing market rates.

Certain of the Company’s debt and equity instruments include embedded derivatives that require bifurcation from the host contract under the provisions of ASC 815-40, Derivatives and Hedging. The estimated fair value of the derivative warrant instruments was calculated using a Black Scholes valuation model.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2020 and December 31, 2019:

	Carrying Value	Fair Value Measurement at December 31, 2020
		Level 1	Level 2	Level 3

Derivative assets, debt, and equity instruments	$-	$-	$-	$-
Derivative liabilities, debt, and equity instruments	6,328,310	-	-	6,328,310

	Carrying Value	Fair Value Measurement at December 31, 2019
		Level 1	Level 2	Level 3

Derivative assets, debt, and equity instruments	$-	$-	$-	$-
Derivative liabilities, debt, and equity instruments	15,191,362	-	-	15,191,362

The Company did not identify any other assets and liabilities that are required to be presented on the consolidated balance sheet at fair value.

Revenue Recognition

The Company recognizes revenue in accordance with the requirements of ASC 606, which directs that it should recognize revenue when a customer obtains control of promised goods or services for an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. All of our revenue is attributable to sales of oil, gas, and other hydrocarbons which are sold daily, with sales aggregated on a monthly basis. In the case of revenue received for a non-operated working interest, we are paid by the operator, which is a joint interest partner and not the purchaser of the product. In the case of revenue received for an operated working interest, we are paid by the marketer to whom we sell the commodities directly pursuant to contractual arrangements.

F-10

Debt Issuance Costs, Debt Discount and Detachable Debt-Related Warrants

Costs incurred to issue debt are deferred and recorded as a reduction to the debt balance in our consolidated balance sheets. We amortize debt issuance costs over the expected term of the related debt using the effective interest method. Debt discounts relate to the relative fair value of warrants issued in conjunction with the debt and are also recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

Net Earnings (Loss) Per Common Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. We compute basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

All share-based payments, including grants of stock to employees, directors and consultants, are recognized in the consolidated financial statements based upon their estimated fair values.

The Company accounts for stock, stock options, and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company’s stock is measured on the date of stock issuance or the date an option/warrant is granted as appropriate under ASC 718 “Compensation – Stock Compensation.” The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Under the provisions ASC 718, share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows ASC Topic 718. As such, the value of the applicable stock-based compensation is periodically re-measured and income or expense is recognized during their vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is primarily recognized over the term of the consulting agreement. In accordance with FASB guidance, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.

Recent Accounting Pronouncements

Changes to accounting principles are established by the FASB in the form of ASUs to the FASB’s Codification. We consider the applicability and impact of all ASUs on our financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to our financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to our financial position, results of operations, cash flows, or presentation thereof.

F-11

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. We are currently evaluating the impact of this guidance.

Note 4 – Property and Equipment

Oil and Gas Properties

The Company’s oil and gas properties as of December 31, 2020 and 2019 are located in the United States of America.

The following table provides the details of oil and gas properties, net of depletion, depreciation, amortization, and impairment as of December 31, 2020 and 2019:

Oil and gas properties, full cost accounting	December 31, 2020	December 31,2019
Unproved leasehold (1)	$106,299	$106,299
Proved leasehold and Properties subject to depletion, net of depletion	11,534,890	12,559,109
Exploratory wells – construction-in-progress (1)	-	-
Total	11,641,189	12,665,408
Support facilities and equipment, net	293,093	293,589
Net oil and gas properties	$11,934,282	$12,958,997

(1)	Not subject to depletion;

		Exploration and		Depreciation, Depletion, Amortization,
Year	Acquisition	Development	Disposition	and
Incurred	Costs	Costs	of Assets	Impairment	Total

2016 and prior	$10,252,568	$1,181,421	$-	$-	$11,433,989
2017	-	3,223,931	-	(1,525,784)	1,698,147
2018	-	1,897,502	-	(2,886,535)	(989,033)
2019	657,304	537,052	-	(672,051)	522,305
2020	(657,304)	(256,726)	-	(110,189)	(1,024,219)
Total	$10,252,568	$6,583,180	$-	$(5,194,559)	$11,641,189

●	On March 6, 2019, the Company, through its indirect wholly owned subsidiary, Foothills Exploration, LLC, closed on the acquisition of 22 natural gas wells and approximately 18,214 gross acres (14,584 core), 78% held by production, located in the Greater Green River Basin in Wyoming (the “GRB Assets”). Some of the underlying leases come with certain depth restrictions and roughly 80% of the acreage remains undeveloped. The GRB assets were purchased for $671,481, in an all-cash transaction, which was financed through Company borrowings. The Company’s optimization program targeting the first several wells has already generated an 11% increase in production rates and as such the Company is continuing to optimize additional wells to further increase production. $657,304 were recorded in oil and gas and property and $14,177 were allocated to Support Facilities and Equipment. We recorded$222,194 as asset retirement cost related to these wells. During the year ended December 31, 2020, we incurred no costs for exploration and development efforts associated with these properties.

F-12

Note 5 – Asset Retirement Obligation

The following table provides a reconciliation of the changes in the estimated present value of asset retirement obligations as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Beginning asset retirement obligations	$604,589	$340,117
Liabilities established	-	222,194
Accretion expense	45,188	42,278
Ending asset retirement obligations	$649,777	$604,589

Accretion expense for the years ended December 31, 2020 and 2019 was $45,188 and $42,278, respectively.

Note 6 – Notes Payable

The following table summarizes the outstanding amounts of our notes payable as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
13.5% unsecured note payable due September 8, 2017 (1)	$1,050,000	$1,050,000
0% unsecured note payable due January 2, 2018 (2)	250,000	250,000
12% unsecured note payable June 30, 2019 (3)	115,629	120,629
0% unsecured note payable due August 6, 2018 (4)	38,000	38,000
9% unsecured note payable due December 15, 2018(5)	100,000	100,000
8% unsecured note payable due October 22, 2018(6)	50,000	50,000
15% unsecured note payable due February 5, 2020(7)	209,525	209,525
12.5% unsecured note payable due April 17, 2020(8)	220,000	-
0% unsecured note payable due September 30, 2020 (9)	130,405	-
Less: unamortized discount	-	(3,306)
Total debt	$2,163,559	$1,814,848
Less: current maturities	2,163,559	1,814,848
Long-term debt, net of current maturities	$-	$-

(1)	Effective August 9, 2017, Foothills borrowed $1,050,000 from Profit Well Limited, a Hong Kong limited liability company. The Company executed a Bridge Note with an annual percentage interest rate of 13.5% and a maturity date of September 8, 2017. Proceeds of this Bridge Note were primarily used to repay Full Wealth for the debenture dated June 1, 2017. On November 3, 2017, Profit Well Limited agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture. Profit Well Limited also reaffirmed its belief that the Company will either extend or repay the obligation to the satisfaction of Profit Well. As partial consideration for the deferment, the Company agreed to issue Profit Well Limited 100,000 shares of its restricted common stock, valued at $48,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50 “Debt – Modifications and Extinguishments” (“ASC 470-50”). On February 28, 2018, Profit Well and the Company agreed to extend the maturity date of the debenture to June 30, 2018, and as consideration for the extension, the Company agreed to compensate Profit Well with 200,000 shares of restricted common stock valued at $46,700. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. In addition, the parties agreed that if payment of said principal and interest due and payable is made late, then a penalty payment of $100,000 shall become due and payable to Profit Well by the Company. On June 30, 2018, we recorded $100,000 penalty as additional interest payable. The penalty payment was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. On July 29, 2018, Profit Well Limited agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture, and as consideration for the extension, the Company agreed to compensate Profit Well with 100,000 shares of restricted common stock valued at $12,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470- 50.

F-13

(2)	On September 29, 2017, the Company issued to an unaffiliated investor a promissory note and three tranches of warrants for an aggregate consideration of $250,000. The Note recites that it accrues no interest if paid when due and is due and payable on January 2, 2018. If principal is not paid on or before maturity, interest will accrue at the rate of 15% per year until paid. On November 6, 2017, the Company agreed to compensate the investor with 75,000 shares of the Company’s restricted common stock in connection with a more favorable term of a note entered into with FirstFire Global Opportunities Fund, LLC (“FirstFire”). On December 30 , 2017, the Company and the investor agreed to extend the maturity date of this Note to January 23, 2018, in return for a payment at maturity of the principal, accrued interest as provided in the Note, plus 30,000 shares of the Company’s restricted common stock. Because the fair value of the shares was greater than 10% of the present value of the remaining cash flows under the Note, the issuance of the shares in connection with a more favorable term of a note entered with FirstFire was treated as a debt extinguishment and reissuance of a new debt instrument pursuant to the guidance of ASC 470-50.

Since January 23, 2018, the Company and the investor have been in ongoing discussions to extend the term of this Note. On March 28, 2018, the investor acknowledged that the Company is not in default regarding this Note and reaffirmed its belief that the Company will either extend the Note’s due date or repay its obligation on terms that are mutually satisfactory. The warrants have the following terms:

●	375,000 warrants to purchase 375,000 shares of common stock of the Company at a strike price of $0.665 per share expiring on September 29, 2019;

●	375,000 warrants to purchase 375,000 shares of common stock of the Company at a strike price of $1.25 per share expiring on September 29, 2020; and

●	185,000 warrants to purchase 185,000 shares of common stock of the Company at a strike price of $2.00 per share expiring on September 29, 2020.

The aggregate relative fair value of three tranches of warrants was determined to be $105,000 on September 29, 2017, using the Black- Scholes option-pricing model based on the following assumptions: (i) volatility rate of 94%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 2-3 years. $2,536 imputed interest was recorded as debt discount. $2,536 was determined using the present value method based on the following assumptions: (i) adjusted interest rate 4% (ii) expected life of 0.26 year. The aggregate value of the warrants and imputed interest of $107,536 was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note. At December 31, 2020, $250,000 of principal was outstanding under the Note.

Each tranche of warrants is subject to down round adjustment provisions if the Company during the term of that tranche issues additional securities for consideration per share, after giving effect to fees, commission and expenses, that is less, or which on conversion or exercise of the underlying security is less, than $0.665 per share (as adjusted for any change resulting from forward or reverse splits, stock dividends and similar events).

To satisfy most favored nation provisions in previously entered securities purchase agreements that are triggered by the transaction described above, the Company issued 136,015 shares of common stock and warrants to purchase 136,015 shares of common stock, in the aggregate, to certain investors who purchased units from the Company, at a $1.00 per unit, with each unit consisting of one share and one warrant. See the Company’s Current Report on the Form 8-K filed with the SEC on June 5, 2017. Of this amount, 100,752 shares and warrants to purchase 100,752 shares of common stock will be issued to Wilshire Energy Partners LLC, an entity controlled by Kevin J. Sylla, our Executive Chairman and Chief Executive Officer of FPI. The exercise price of these investor warrants was adjusted to $0.665 per share. We measured the value of the effect of the down round feature as the difference between the fair value of the financial instrument at an original exercise price of $1.50 and an adjusted exercise price of $0.665 and, as a result, $59,801 was recorded as down round feature as interest expense under ASC 260-10-30-1. Foothills determined the amount of $59,801 using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 94%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 3 years.

(3)	A promissory note was issued on November 1, 2017, for services rendered, bearing an interest rate of 12% per annum and with a maturity date of June 30, 2018. On August 22, 2018, the Note Holder agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture. As partial consideration for the deferment, the Company agreed to issue the Note Holder 60,000 shares of its restricted common stock. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. During the year ended December 31, 2020, $5,000 of this note was paid and $115,629 was still outstanding.

F-14

(4)	On July 19, 2018, the Company borrowed $38,000 from an unaffiliated investor with an original discount of $3,207. The Note recites that it accrues no interest if paid when due and is due and payable on August 6, 2018. If principal is not paid on or before maturity, August 6, 2018. interest will accrue at the rate of 10% per year until paid. In connection with the issuance of this note, the Company issued 300,000 shares for late SEC filing, valued at $36,000. $74 imputed interest was recorded as debt discount. $74 was determined using the present value method based on the following assumptions: (i) adjusted interest rate 4% (ii) expected life of 0.05 year. The relative aggregate value of the shares and imputed interest was determined to be $32,793 using the allocation of proceeds, $32,793 was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note. Pursuant to this Note, the investor shall be assigned an undivided two percent (2%) overriding royalty of all oil, gas, and other minerals and hydrocarbons produced, saved, and sold from each well now or hereinafter located on certain leases and wells owned by the Company. On August 23, 2018, the lender agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture, and as consideration for the extension, the Company agreed to compensate the lender with 15,000 shares of restricted common stock valued at $1,950. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. At December 31, 2020, $38,000 of principal was outstanding under the Note.

(5)	On September 14, 2018, the Company borrowed $100,000 from an unaffiliated investor, bearing an interest rate of 9% per annum and with a maturity date of December 15, 2018. In connection with the issuance of this note, the Company issued 250,000 shares of its common stock, valued at $22,500, which was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note. At December 31, 2020, $100,000 of principal was outstanding under the Note.

(6)

On October 22, 2018, the Company issued a term sheet to an unaffiliated investor for a promissory note in the principal amount of

$50,000 with a Volumetric Production Payment (“VPP”) equal to 1,250 barrels of oil equivalent (“BOE”). The Note has a maturity date of October 22, 2019, with the Principal and accrued unpaid interest due in full at Maturity. VPP will be made after deduction of 20% royalties due to mineral owners, paid within the term on the Note and at the discretion of the Company as to amount and volume; provided, however, that the VPP for any month shall not be less than 5% of the month’s total crude oil sales. Payment may be made “in-kind” at the election of the Investor. If election is made by Investor to be paid “in-kind,” then Investor shall bear responsibility for paying mineral owner royalties due on said “in-kind” payments. All VPP’s to be made from the production of the Company’s operating subsidiaries, Foothills Exploration Operating, Inc. and Tiger Energy Operating, LLC, from the well bores of the Company’s Duck Creek wells, subject to the terms of the Leases covering such wells. Such VPP will continue until paid in full, regardless of payment in full of the Note and shall be secured by the assets. In the event that the West Texas Intermediate (WTI) crude oil market price closes below USD $40.00 per barrel for 10 consecutive trading days, the Investor shall be allocated a revised VPP equal to 2 times the remaining VPP barrels left over at that time.

Pursuant to this Note, the investor shall be assigned an un undivided one-half percent (0.5%) overriding royalty interest (“ORRI”) in all oil, gas and other minerals produced, saved, and marketed from each well now or hereinafter located on wells owned by the Company, subject to the terms of the Leases covering such wells. Upon any default in payment of principal hereunder, the Company shall pay interest on the principal balance of this Note then outstanding and on the accrued but unpaid interest from the date of such default until such default is cured and the Note paid in full at the rate of Fifteen Percent (15%). The Company agreed to issue the investor 200,000 shares of the Company’s restricted common stock as additional consideration for entering into the Note with the Company, valued at $16,000, which was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note.

Pursuant to this Note, Investor has the right to participate in any future offering by the Company for a period of twelve (12) months for an amount equal to the principal amount detailed in the Term Sheet. So long as the Note is outstanding, if the Company enters into a subsequent financing with another individual or entity (a third party) on terms that are more favorable to that third party, the agreements between the Company and the investor shall be amended to include such better terms. As of December 31, 2020, unamortized debt discount was $0 and $50,000 of principal was outstanding under the Note.

(7)	On February 5, 2019, the Company borrowed $209,525 from an unaffiliated investor with an original discount of $33,524. The Note has a maturity date of February 5, 2020 and bears 10% interest. The Company failed to pay $71,000 principal payment, which was due on March 15, 2019. As the result, we incurred $100,000 penalty and interest were increased to 15%. As of December 31, 2020, unamortized debt discount was $0 and $209,525 of principal was outstanding under the Note.

F-15

(8)	On January 17, 2020, the Company borrowed $220,000 from an unaffiliated investor with an original discount of $20,000. The Note has a maturity date of April 17, 2020 and bears 12.5% interest. As of December 31, 2020, unamortized debt discount was $0 and $220,000 of principal was outstanding under the Note.

(9)	On August 4, 2020, the Company closed on a bridge note transaction with an unaffiliated third party for a 0% interest short-term bridge note (the “Bridge Note”) in the principal amount of $130,405, bearing a 10% original issue discount, netting the Company proceeds of $118,550. Terms of the agreement include a personal guaranty signed by the Company’s Executive Chairman.

During the years ended December 31, 2020 and 2019, we incurred $337,058 and $487,717 of interest expense, including amortization of discount of $35,161 and $43,150 and penalty of $0 and $100,000, respectively.

Note 7 – Notes Payable - Related Party

	December 31, 2020	December 31, 2019
13.5% unsecured note payable due June 30, 2018 (1)	$1,250,000	$1,250,000
10% unsecured note payable due December 31, 2018 (2)	6,000,000	6,000,000
13.5% unsecured note payable due December 31,2023 (3)	140,000	140,000
Less: unamortized discount of imputed interest of 4% (2)	-	-
Total debt	7,390,000	7,390,000
Less: current maturities	7,390,000	7,390,000
Long-term debt, net of current maturities	$-	$-

(1)

Effective January 5, 2017, Foothills borrowed $1,250,000 from Berwin Trading Limited that, due to its 20% beneficial ownership in the Company, is a related party. This note called for interest at 9% per annum; but because it was not paid when due interest was to be accrued at a default rate of 11% from the due date of the note. The Company used net proceeds of this loan to satisfy certain obligations under a Purchase and Sale Agreement with Total Belief Limited, dated December 30, 2016, for general working capital and to support certain target drilling activities.

On May 4, 2017, the Company and Berwin agreed to extend the maturity date of the debenture to June 20, 2017, in return for an annual interest rate increase from 9% to 13.5% per annum for the life of the debenture. On November 3, 2017, Berwin agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture. As partial consideration for the deferment, the Company issued Berwin 100,000 shares of its restricted common stock, valued at $48,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. On February 28, 2018, Berwin and the Company agreed to extend the maturity date of the debenture to June 30, 2018, and as consideration for the extension, the Company agreed to compensate Berwin with 250,000 shares of restricted common stock valued at $58,375. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. In addition, the parties agreed that if payment of said principal and interest due and payable is made late, then a penalty payment of $125,000 shall become due and payable to Berwin by the Company. On June 30, 2018, we recorded $125,000 penalty as additional interest payable. The penalty payment was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. The Company and Berwin are in ongoing discussions to extend the term of this Note and the Company believes it will either extend, rework or repay the obligation to the satisfaction of Berwin. On July 29, 2018, Berwin agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture, and as consideration for the extension, the Company agreed to compensate Berwin with 100,000 shares of restricted common stock valued at $12,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50.

(2)	On December 30, 2016, in connection with the TBL acquisition, Foothills entered into a promissory note in the amount of $6,000,000. This note bears no interest during its term. The Company calculated and recorded $342,804 of imputed interest as debt discount. Starting from July 1, 2018, the note bears 10% annual interest.
(3)	Foothills entered into a deed of novation and assignment as the assignee to various bonds with total principal, interest, and penalties of $5,476,505. The assigners novate to Foothills all their obligations and liabilities in relation to the Bonds with a term ending on

F-16

December 31, 2023 and an interest rate of 13.5%. On November 04, 2019 and December 11, 2019, Foothills received $90,000 and

$50,000, respectively, in relation to the notes.

During the years ended December 31, 2020 and 2019, we incurred $23,256 and $770,439 of interest expense, respectively.

Note 8 – Convertible Note Payable

	December 30, 2020	December 31, 2019
10% convertible note payable due May 10, 2018 (1)	$50,000	$50,000
13.5% convertible note payable due February 11, 2020 (2)	44,000	44,000
12% convertible note payable due May 1, 2019 (3)	1,011	30,000
10% convertible note payable due September 19, 2019 (4)	-	6,291
10% convertible note payable due September 1, 2019 (5)	632,406	680,882
12% convertible note payable due September 6, 2019 (6)	380,000	380,000
10% convertible note payable due December 19, 2019 (7)	38,150	52,250
12% convertible note payable due March 20, 2020 (8)	29,190	35,320
12% convertible note payable due May 15, 2020 (9)	127,750	127,750
10% convertible note payable due May 29, 2020 (10)	42,421	57,000
12% convertible note payable due May 31, 2020 (11)	71,405	83,075
10% convertible note payable due May 31, 2020 (12)	45,315	56,400
8% convertible note payable due June 4, 2020 (13)	35,449	46,200
12% convertible note payable due June 19, 2020 (14)	1,530	113,000
12% convertible note payable due July 11, 2020 (15)	236,250	236,250
12% convertible note payable due July 17, 2020 (16)	78,000	78,00
10% convertible note payable due July 23, 2020 (17)	107,201	110,00
12% convertible note payable due September 19, 2020 (18)	106,650	115,00
Less: unamortized debt discount on convertible notes	-	(526,592)
Total debt	2,026,728	1,774,826
Less: current maturities	2,026,728	1,774,826
Long-term debt, net of current maturities	$-	$-

(1)

On May 10, 2017, we entered into a convertible note agreement with an unrelated party, pursuant to which we borrowed $50,000 at an annual percentage rate of 10% with a term of 12 months, which is due on May 10, 2018. This note may, at the option of the lender, be converted at any time prior to May 10, 2018, into fully paid, restricted and non-assessable shares of common stock of the Company at a price equal to 100% of the selling price of such common stock in a private placement to institutional and/or accredited investors initiated by the Company during the term of this convertible note until May 10, 2018. On November 7, 2017, the Company issued 50,000 warrants to purchase 50,000 shares of common stock of the Company at a strike price of $1.00 per share expiring on May 7, 2019. If the Company fails to pay the principal and accrued unpaid interest due and payable to Lender on or before the due date of the convertible note, then the Lender shall be provided the right to convert at either $0.665 per share or upon the same terms offered in FirstFire Global Opportunities Fund, LLC Note’s conversion options. The relative fair value of warrant was determined to be $3,381 on November 7, 2017, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 77%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 years. The issuance of the warrants in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. On September 17, 2018, the note holder agreed to defer repayment of this note to December 15, 2018, the Company agreed to compensate the note holder with 50,000 shares of restricted common stock valued at $4,500. On April 4, 2019, note holder confirmed that the Company is not in default with respect to this note. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. As of December 31, 2020, the note is past due, but not in default.

(2)	On August 11, 2018, the Company borrowed $44,000 from an unaffiliated investor, bearing an interest rate of 12.5% per annum and with a maturity date of February 11, 2020. As part of this transaction the Company also issued (i) warrants having a 24-month term, to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.665 per share and (ii) 44,000 shares of the Company’s restricted common stock. The Note agreements give the lender the right to convert the loan amounts due into common stock at a fixed conversion price of $0.20. The aggregate relative fair value of the warrant was determined to be $9,035 on August 11, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 221%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 2 year. Fair value of 44,000 shares of common stock was determined to be $5,280 using market price. The aggregate value of the warrant and 44,000 shares of common stock of $14,315 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, the Company amortized the $1,095 of such discount to interest expense. As of December 31, 2020, unamortized debt discount was $0 and $44,000 of principal was outstanding under the Note.

F-17

(3)

On November 1, 2018, the Company entered into a loan transaction with an unaffiliated investor (“Holder”), which funded and closed on November 5, 2018. The Company issued the lender a convertible promissory note (“Note”) dated November 1, 2018, in the principal amount of $380,000 with an original issue discount of 10% and received proceeds of $342,000, before giving effect to certain transactional costs including legal fees on November 5, 2018. As part of this transaction the Company also issued (i) 650,000 shares of the Company’s restricted common stock and two tranches of warrants : (ii) tranche 1 are warrants having a 5-year term to purchase 687,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option and (ii) tranche 2 are warrants having a 5-year term to purchase 2,062,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option. Tranche 2 warrants may be redeemed by the Company for $20,000 (“Call Payment”) beginning on the date of issuance, November 1, 2018, and ending on the date which is 180 calendar days following the issuance date (the “Call”). If Company exercises the Call, then the Company shall make the Call Payment to the Holder within five business days of the date that the Company exercises the Call. If the Call Payment is not made within the required time frame, then the Company will lose its right to exercise the Call for the tranche 2 warrants.

The Note accrues interest at 12% per year and is due and payable on May 1, 2019 (“Maturity Date”). The Company may prepay the Note without prepayment penalty if prepaid during the first 180 days following issuance date. No prepayment is permitted after the initial 180 days from issuance. The Note agreements give the lender the right to convert the loan amounts due into common stock at a conversion price equal to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading day period ending on the latest complete trading day prior to the date of this Note and (ii) 50% multiplied by the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.

The aggregate relative fair value of the warrant was determined to be $89,908 on November 1, 2018, using the Black-Scholes option- pricing model based on the following assumptions: (i) volatility rate of 226%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5.0 year. Fair value of 650,000 shares of common stock was determined to be $53,300 using allocation of proceeds. The Company accounted for the conversion feature, which was recorded as a derivative valued at $558,923, of which $364,131 was expensed immediately to interest expense. $194,792 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 226%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.50 year. The aggregate value of the original debt discount, warrant, conversion feature and 650,000 shares of common stock of $380,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2019, we paid $350,000. During the year ended December 31, 2020, $28,989 of this note was converted to common stocks. As of December 31, 2020, $1,011 in principal was outstanding under this Note. As of December 31, 2020, the note is past due, but not in default.

(4)

On December 19, 2018, Foothills Exploration, Inc. (the “Company”), entered into a convertible loan transaction with an unaffiliated investor (“Holder”) in the principal amount of $58,300 (the “Note”), which funded and closed on December 21, 2018, before giving effect to certain transactional costs including legal fees yielding a net of $53,000. The Note carries an original issue discount of $5,300 (the “OID”), to cover the Holder’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the negotiation, purchase and sale of the Note, which is included in the principal balance of this Note.

The Note agreements give the Holder, after the 180th calendar day after the issue date, the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note due into fully paid and non-assessable shares of Common Stock at the Conversion Price, which is equal the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of this Note or (ii) 60% multiplied by the lowest trading price for the common stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date.

The Note accrues interest at 10% per year. The maturity date for the Note is September 19, 2019 (“Maturity Date”), and is the date upon which the principal sum, as well as any accrued and unpaid interest, shall be due and payable. The Company may prepay any amount outstanding under this Note, during the initial 60 calendar day period after the issuance of this Note, by making a payment to the Holder of an amount in cash equal to 125% multiplied by the amount that the Company is prepaying. Notwithstanding anything to the contrary contained in this Note, the Company may prepay any amount outstanding under each tranche of this Note, during the 61st through 120th calendar day period after the issuance of the respective tranche of this Note, by making a payment to the Holder of an amount in cash equal to 135% multiplied the amount that the Company is prepaying. Notwithstanding anything to the contrary contained in this Note, the Company may prepay any amount outstanding under each tranche of this Note, during the 121st through 180th calendar day period after the issuance of the respective tranche of this Note, by making a payment to the Holder of an amount in cash equal to 140% multiplied the amount that the Company is prepaying. During the year ended December 31, 2020, the remaining balance of the note amounted to $6,291 was converted into common stocks. At December 31, 2020, the remaining balance of the note was $0.

F-18

The Company may not prepay any amount outstanding under each tranche of this Note after the 180th calendar day after the issuance of the respective tranche of this Note. Any amount of principal or interest due pursuant to this Note, which is not paid by the Maturity Date, shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount permitted by law from the due date thereof until the same is paid (“Default Interest”). Interest shall commence accruing on the date that each tranche of the Note is fully paid and shall be computed on the basis of a 360-day year and the actual number of days elapsed. Net proceeds obtained in this transaction will be used for general corporate and working capital purposes. No broker-dealer or placement agent was retained or involved in this transaction.

The Company accounted for the conversion feature, which was recorded as a derivative valued at $102,942, of which $52,942 was expensed immediately to interest expense. $102,942 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 228%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.75 year. The fair value of the conversion feature of $50,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. On June 24, 2019, we increased the principal balance by 10% in the amount of $5,830 and in exchange the noteholder agreed not to convert the Note into common stock until July 21, 2019. The $5,830 in exchange for not converting was treated as an extinguishment of existing debt pursuant to the guidance of ASC 470-50. On July 19, 2019, we increased the principal balance by 10% in the amount of $6,787 and in exchange the noteholder agreed not to convert the Note into common stock until August 19, 2019. The $6,787 in exchange for not converting was treated as an extinguishment of existing debt pursuant to the guidance of ASC 470-50. During the year ended December 31, 2019, debt holder converted $21,553 of principal and $1,000 of fee into 2,505,933 shares of common stock. During year ended December 31, 2019, the company paid $53,955, of which $46,812 toward outstanding principal balance and $7,143 applied to prepayment penalty. As of March 31,2020, the remaining balance of the note amounted to $6,291 was converted into common stocks.

(5)	On March 4, 2019, the Company closed on a loan transaction with FirstFire Global Opportunities Fund, LLC, (“FirstFire”) pursuant to which the Company issued FirstFire a senior secured convertible promissory note (“FirstFire Note”) in the principal amount of $705,882, and received proceeds of $592,500, with original discount of $113,382. As part of this transaction the Company issued (i) warrants having an 18-month term, to purchase 1,125,000 shares of the Company’s common stock at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of Common Stock (upon conversion, exercise or otherwise) (including but not limited to under the FirstFire Note), at an effective price per share less than the then Exercise Price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) $0.50 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the exercise price upon issuance.

The FirstFire Note accrues interest of 10% per annum, and matured on September 1, 2019, which is the date upon which the principal sum, the original issue discount, as well as any accrued and unpaid interest and other fees, shall be due and payable. The Company agreed to make payments of $20,000 per month pursuant to a cash management agreement as described in the note agreements. The FirstFire Note is collateralized by the GRB Assets, which principally are being acquired by the Company with the net proceeds of this Note.

FirstFire has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note due into fully paid and non-assessable shares of common stock at the conversion price which equal the lesser of (i) $0.50 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date.

F-19

The aggregate relative fair value of the warrant was determined to be $3,553,635 on March 4, 2019, using the Black-Scholes option- pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year. The fair value of the warrant of $273,735 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the FirstFire Note or in full upon the conversion of the FirstFire Note. The conversion feature was recorded as a derivative valued at $4,135,070, of which $3,816,305 was expensed immediately to interest expense. $4,135,070 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.50 year. The fair value of the conversion feature of $318,765 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the FirstFire Note or in full upon the conversion of the FirstFire Note. During the year ended December 31, 2020, $23,475 of the note was converted into common stocks and $25,000 was paid in cash. As of December 31, 2020, $632,406 was still outstanding. As of September 30, 2020, the note is past due, but not in default.

(6)	On March 6, 2019, the Company closed on a loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated March 6, 2019, in the principal amount of $380,000, with an original issue discount of 10% and received proceeds of $338,000, with original discount of $42,000 including legal fees (the “Labrys Note”). The Company utilized proceeds in part to pay (i) $110,000 to Labrys as partial repayment of a convertible promissory note issued on November 1, 2018 and (ii) $40,000 to the Company’s auditor. As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 608,000 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the issuance date or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date.

The Labrys Note accrues interest at 12% per year and was due and payable on September 6, 2019. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities.

Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at the conversion price which equal the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the issuance date. (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. As of March 31, 2020, the note is past due, but not in default.

The aggregate relative fair value of the warrant was determined to be $2,306,364 on March 6, 2019, using the Black-Scholes option- pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $158,860 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $2,599,866, of which $179,140 was expensed immediately to interest expense. $2,599,866 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.50 year. The fair value of the conversion feature of $179,140 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Labrys Note or in full upon the conversion of the Labrys Note.

(7)	On March 19, 2019, the Company entered into a securities purchase agreement (the “JSC SPA”) with Jefferson Street Capital, LLC, an unaffiliated investor (“JSC”), pursuant to which the Company issued and sold to JSC a convertible promissory note (the “JSC Note”) in the principal amount of $52,250 (the “JSC Principal”). The foregoing transaction closed on March 28, 2019 and the Company received $40,000, with original discount of $12,250. As part of this transaction the Company also issued JSC warrants having an 18-month term to purchase 83,078 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the JSC Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of the JSC Note or (ii) 60% multiplied by the market price.

F-20

The JSC Note accrues interest at 10% per year and carries an original issue discount of $4,750. The maturity date for the JSC Note is December 19, 2019, at which time the JSC principal, and any accrued but unpaid interest, is due and payable. JSC may convert after the 180th calendar day after the issue date of the JSC Note, all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the JSC Note due into shares of common stock of the Company at the conversion price that is equal to the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of the JSC Note or (ii) 60% multiplied by the market price. During the three months ended March 31, 2020, $11,600 of the note was converted into common stocks. During the year ended December 31, 2020, $14,100 of the note was converted into common stocks. As of December 31, 2020, $38,150 in principal was outstanding under this Note.

The aggregate relative fair value of the warrant was determined to be $296,143 on March 19, 2019, using the Black-Scholes option- pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year. The fair value of the warrant of $18,160 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $356,844, of which $335,004 was expensed immediately to interest expense. $356,844 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.75 year. The fair value of the conversion feature of $21,840 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the JSC Note or in full upon the conversion of the JSC Note.

(8)	On March 20, 2019, the Company, entered into Amendment #1 to the Securities Purchase Agreement dated December 6, 2018, with Crown Bridge Partners, LLC, an unaffiliated investor (“Holder”) pursuant to which the Company closed on March 28, 2019 a second tranche under the Note, dated December 6, 2017, with a face value of $40,018 (the “Second Tranche” of the “Note”). The Company received $35,000 with original discount of $5,018 including legal fees. The Note carries an original issue discount of $12,000 (the “OID”) to face value prorated to each tranche, to cover the Holder’s transaction related costs incurred in connection with the negotiation, purchase and sale of the note. Each tranche of the note funded accrues interest at a rate of 12% per year. The principal amount of each respective tranche, as well as any accrued and unpaid interest and other fees relating to that respective tranche, is due and payable twelve (12) months from the date on which each respective tranche is delivered to the Company. The Company may not prepay any amount outstanding under each tranche of this Note after the 180th calendar day after the issuance of the respective tranche received pursuant to the Note. As part of this transaction the Company also issued warrants having a 5-year term to purchase 80,036 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to notice of conversion. During the three months ended March 31, 2020, $6,130 of this note was converted into common shares. During the year ended December 31,2020, $6,130 of this note was converted to common stocks. As of December 31, 2020, $29,190 of principal is outstanding under this note.

The Holder may convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Note due into shares of common stock of the Company at the conversion price that is equal to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to notice of conversion.

The aggregate relative fair value of the warrant was determined to be $106,534 on March 20, 2019, using the Black-Scholes option- pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $18,480 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $95,370, of which $78,850 was expensed immediately to interest expense. $16,520 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $21,840 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

F-21

(9)	On May 15, 2019, the Company closed on a loan transaction with Odyssey Capital Funding, LLC (“Odyssey”), pursuant to which the Company issued Odyssey a convertible redeemable promissory note (“Odyssey Note”) in the principal amount of $131,250, and received proceeds of $125,000, before giving effect to certain transactional costs. The Odyssey Note accrues interest of 12% per annum and matured on May 15, 2020.

Odyssey is entitled, at its option, at any time after the 180th daily anniversary of the Odyssey Note, to convert all or any amount of the principal face amount of the Odyssey Note then outstanding into shares of the Company’s common stock at a price for each share of common stock equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received by the Company.

The conversion feature was recorded as a derivative valued at $230,389, of which $105,389 was expensed immediately to interest expense. $230,389 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 254%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $125,000 and original debt discount of $6,250 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Odyssey Note or in full upon the conversion of the Odyssey Note.

(10)	On May 29, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $57,000 and received proceeds of $55,000 with an original issue discount of $2,000 (the “Note”). The Note accrues interest of 10% per annum and matured on May 29, 2020.

The conversion feature was recorded as a derivative valued at $88,261, of which $33,261 was expensed immediately to interest expense. $88,261 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $55,000 and original debt discount of $2,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

The exercise price of this Note was adjusted to 75% of the conversion price of the GW Note dated May 31, 2019. We measured the value of the effect of the down round feature as the difference between the fair value of the financial instrument at an original exercise price and an adjusted exercise price and, as a result, $45,638 was recorded as down round feature as interest expense under ASC 260-10-30-1. Foothills determined the amount of $45,638 using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 3 years. During the year ended December 31, 2020, $14,579 of this note was converted into common shares. As of December 31, 2020, $42,421 in principal is outstanding under this note.

(11)	On May 31, 2019, the Company closed on a convertible loan transaction with GW Holdings Group, LLC (“GW”) in the principal amount of $86,625 with an original issue discount of $11,625, before giving effect to certain transactional costs including legal fees yielding a net of $75,000 (the “Note”). The maturity date for this Note is May 31, 2020 (“Maturity Date”).

GW is entitled, at its option, at any time after the 180th daily anniversary of the Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock at a price equal to 50% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received,

As part of this transaction the Company also issued warrants having a five-year term to purchase 160,000 shares of the Company’s restricted common stock at an exercise price of $0.50 per share with a cashless exercise feature.

The aggregate relative fair value of the warrants was determined to be $159,495 on May 31, 2019, using the Black-Scholes option- pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $38,775 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $148,885, of which $112,660 was expensed immediately to interest expense. $148,885 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of$36,225 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $11,670 of this note was converted into common shares. As of December 31, 2020, $71,405 in principal is outstanding under this note.

F-22

(12)	On May 31, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $60,000 and received proceeds of $50,000 with an original issue discount of $10,000 (the “Note”). This Note accrues interest of 10% per annum and matured on May 31, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty-five (25) prior trading days including the day upon which a notice of conversion is received,

The conversion feature was recorded as a derivative valued at $92,904, of which $42,904 was expensed immediately to interest expense. $92,904 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $50,000 and original debt discount of $10,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $11,085 of this note was converted into common shares. As of December 31, 2020, $45,315 in principal is outstanding under this note.

(13)	On June 4, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $46,200 and received proceeds of $40,000 with an original issue discount of $6,200 (the “Note”). This Note accrues interest of 8% per annum and matured on June 4, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $73,627, of which $33,627 was expensed immediately to interest expense. $73,627 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $40,000 and original debt discount of $6,200 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $10,751 of this note was converted into common shares. As of December 31, 2020, $35,449 in principal is outstanding under this note.

(14)	On June 19, 2019, the Company closed on a convertible loan transaction with an unaffiliated lending entity (“Holder”) in the principal amount of $113,000, before giving effect to certain transactional costs including legal fees yielding a net of $113,000 (the “Note”). The maturity date for this Note is June 17, 2020.

The Holder is entitled, at its option, at any time after the 180th daily anniversary of the Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock at a price for each share of common stock equal to 61% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $274,884, of which $164,884 was expensed immediately to interest expense. $274,884 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 274%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $110,000 and original debt discount of $3,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $111,470 of this note was converted into common shares. As of December 31, 2020, $1,530 in principal is outstanding under this note.

(15)	On July 11, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $236,250 and received proceeds of $225,000 with an original issue discount of $11, 250 (the “Note”). This Note accrues interest of 12% per annum and matured on July 11, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

F-23

The conversion feature was recorded as a derivative valued at $367,966, of which $142,966 was expensed immediately to interest expense. $367,966 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 257%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $225,000 and original debt discount of $11,250 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

(16)	On July 17, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $78,000 and received proceeds of $75,000 with an original issue discount of $3,000 (the “Note”). This Note accrues interest of 12% per annum and matured on July 17, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 61% of the lowest trading price of the common stock for the twenty (20) prior trading days excluding the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $154,168, of which $79,168 was expensed immediately to interest expense. $154,168 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 254%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $75,000 and original debt discount of $3,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

(17)	On July 23, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $110,000 and received proceeds of $95,000 with an original issue discount of $15,000 (the “Note”). This Note accrues interest of 10% per annum and matured on July 23, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $242,351, of which $147,351 was expensed immediately to interest expense. $242,351 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 251%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $95,000 and original debt discount of $15,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $2,799 of this note was converted into common shares. As of December 31, 2020, $107,201 in principal is outstanding under this note.

(18)	On September 19, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $115,000 and received proceeds of $110,000 with an original issue discount of $5,000 (the “Note”). This Note accrues interest of 12% per annum and matured on September 19, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $179,617, of which $69,617 was expensed immediately to interest expense. $179,617 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 249%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $110,000 and original debt discount of $5,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

During the years ended December 31, 2020 and 2019, the Company incurred $797,437 and $2,282,314 of interest expense, respectively, including amortization of discount of $526,592 and $2,048,148, respectively. As of December 31, 2020, and 2019, the unamortized discount was $0 and $526,592, respectively.

The following table reconciles, for the three months ended December 31, 2020 and year ended December 31, 2019, the beginning and ending balances for financial instruments that are recognized at fair value in the consolidated financial statements:

	December 31, 2020	December 31, 2019
Balance of embedded derivative beginning of period	$15,191,362	$661,320
Additions related to embedded conversion features of convertible debt issued	-	9,264,651
Change in fair value of conversion features	(8,125,338)	7,216,505
Reductions in fair value due to principal repayments and conversion	(737,714)	(1,951,114)
Balance of embedded derivatives end of period	$6,328,310	$15,191,362

F-24

Derivative liabilities were determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 315 - 356%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.04 – 0.49 year.

Note 9 – Common Stock

During the year ended December 31, 2020, the Company issued 1,071,909,085 shares to various debt holders for the conversion of principal notes payable, 133,547,474 shares for the conversion of accrued interest on notes payable, and 46,120,964 for financing charges related to notes payable.

During year ended December 31, 2020, 61,948,069 shares were issued for cashless warrant exercise. As of December 31, 2020, the company had 1,414,219,113 shares issued and outstanding.

During the year ended December 31, 2019, the Company issued 228,332 shares of common stock to various employees, valued at $40,917 and 50,000 shares of restricted common stock were authorized not issued, valued at $2,600(these shares were recorded as common stock payable as of December 31, 2019).

During the year ended December 31, 2019, the Company issued 33,463,330 shares for the conversion of principal notes payable, 728,167 shares for the conversion of interest on notes payable, and 5,199,772 shares for the financing fees related to the notes converted.

During the year ended December 31, 2019, several debt holder cashless exercised 38,473,182 shares of warrant to purchase common stock.

During the year ended December 31, 2019, 650,000 shares were returned in connection with partial repayment made to debt holder. As of December 31, 2019, the Company had 100,693,521 shares of common stock issued and outstanding.

Series A Preferred Stock

On May 26, 2020, the Company’s Board of Directors duly adopted a corporate resolution creating a series of preferred stock designated as the Series A Preferred Stock, comprised initially of 10,000,000 shares. On May 28, 2020, the Company filed a Certificate of Designation designating the rights and restrictions of its Series A Preferred Stock with the Delaware Secretary of State. Of the 25,000,000 preferred shares authorized at a par value of $0.0001 per share, 10,000,000 were designated as Series A Preferred Stock. The Series A Preferred Stock is convertible at the option of the holder into 200 common shares per one share of Series A Preferred Stock. The Series A Preferred Stock provides for liquidation and dividend rights on an as-if-converted basis into equivalent common shares. The Series A Preferred Stockholders have voting rights with the common shareholders on an as-if-converted basis. The holders of Series A Preferred Stock have the right, voting as a separate class, following a “Change of Control” (as defined), to elect a majority of the members of the Company’s Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

On May 28, 2020, the Company issued 5,000,000 shares of Series A Preferred Stock to a related party, Beijing Gas Blue Sky Holding Limited, pursuant to an agreement dated April 6, 2020, yielding total cash proceeds of $50,000, net to the Company. As a condition of this transaction, the Company’s Executive Chairman, Kevin J. Sylla, also agreed to convert $100,000 of outstanding debt owed to him by the Company into 5,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 200 shares of the Company’s common stock. A total of 10,000,000 shares of Series A Preferred Stock convertible into 2,000,000,000 shares of common stock were issued.

Following closing of the Transaction, an Assignment of Overriding Royalty Interest (“ORRI”) shall be recorded with the Fremont County recorder’s office in the amount of Two Percent (2%) ORRI in 16,387 acres of oil and gas leases located in Fremont County, Wyoming known as the Wind River Project.

F-25

As an additional consideration, Beijing Gas Blue Sky Holdings Limited (“BGBS”) will have a 15% initial stake in the joint venture vehicle or other designated vehicle to promote, market and develop the Company’s Wind River basin project; whereby Foothills will contribute the leases, oil and gas expertise and the Investor will contribute global oil and gas expertise, advisory, business and capital partner introductions.

Warrants

On August 11, 2018, the Company issued an unaffiliated investor warrant to purchase 100,000 shares of common stock at a strike price of $0.665 per share expiring in 24 months, in connection with a convertible promissory note in the principal amount of $44,000. The aggregate relative fair value of the warrant was determined to be $9,035 on August 11, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 221%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and

(iv) expected life of 2 year.

On November 1, 2018, the Company issued an unaffiliated investor two tranches of warrants in connection with a convertible promissory note in the principal amount of $380,000. (i) tranche 1 are warrants having a 5-year term to purchase 687,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option and (ii) tranche 2 are warrants having a 5- year term to purchase 2,062,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option. Tranche 2 warrants may be redeemed by the Company for $20,000 (“Call Payment”) beginning on the date of issuance, November 1, 2018, and ending on the date which is 180 calendar days following the issuance date (the “Call”). The aggregate relative fair value of the warrant was determined to be $89,908 on November 1, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 226%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5.0 year. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to March 4, 2019, which is $0.025. (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. The fair value of the warrant was determined to be $3,421,241 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 4.7 year. The same was considered as deemed dividend.

On December 6, 2018, the Company issued an unaffiliated investor warrant to purchase 227,500 shares of common stock at a strike price of $0.20 per share expiring in 5 years, in connection with a convertible promissory note in the principal amount of $45,500. The relative fair value of the warrant was determined to be $7,880 on December 6, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 225%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5.0 year. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to March 4, 2019, which is $0.025. (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. The fair value of the warrant was determined to be $299,594 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 4.8 year. The same was considered as deemed dividend.

On March 4, 2019, the Company issued warrants having an 18-month term, to purchase 1,125,000 shares of the Company’s common stock at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) $0.5 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the exercise price upon issuance. The fair value of the warrant was determined to be $3,553,635 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year.

F-26

On March 6, 2019, the Company issued Labrys warrants having a five-year term to purchase 608,000 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the issuance date. (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. The fair value of the warrant was determined to be $2,306,364 on March 6, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years.

On March 19, 2019, the Company issued warrants having an 18-month term to purchase 83,078 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of this Note or (ii) 60% multiplied by the market price. The fair value of the warrant was determined to be $296,143 on March 19, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year.

On March 20, 2019, the Company also issued warrants having a 5 year term to purchase 80,036 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to notice of conversion. The fair value of the warrant was determined to be $106,534 on March 20, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years.

On May 31, 2019, the Company issued warrants having a five-year term to purchase 160,000 shares of the Company’s restricted common stock at an exercise price of $0.50 per share with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to this note or notice of conversion. The fair value of the warrant was determined to be $159,495 on May 31, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $38,775 was considered as debt discount upon issuance.

F-27

On July 3, 2019, the Company issued warrants having a three-year term to purchase 100,000 shares of the Company’s restricted common stock at an exercise price of $0.275 per share with a cashless exercise feature. The fair value of the warrant was determined to be $20,280 on July 3, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 255%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $20,280 was considered as stock compensation to consultant.

The following table summarizes all stock warrant activity for the three months ended March 31, 2020 and 2019:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2019	6,358,097	$0.80	2.30
Granted	-	-	-
Exercised	(220,906)	0.20	3.59
Cancelled or expired	-	-	-
Balance outstanding, December 31, 2020	6,137,191	$0.82	1.25
Exercisable, December 31, 2020	6,137,191	$0.82	1.25

	Number of Warrants	WeightedAverage Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2018	5,761,015	0.82	3.30
Granted	2,156,114	0.49	2.12
Exercised	(1,072,908)	0.33	3.12
Cancelled or expired	(486,124)	0.74	(0.34)
Balance outstanding, December 31, 2019	6,358,097	$0.80	2.30
Exercisable, December 31, 2019	6,358,097	$0.80	2.30

Options

During the year ended December 31, 2020 and 2019, we recorded $105,242 and $970,329 option expense.

The following table summarizes all stock option activity for the three months ended December 31, 2020 and 2019:

	Number of Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2019	2,050,000	2.21	4.26
Granted	-	-	-
Exercised	-	-	-
Cancelled or expired	-	-	-
Balance outstanding, December 31, 2020	2,050,000	$2.21	3.26
Exercisable, December 31, 2020	2,050,000	$2.21	3.26

	Number of Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2018	2,050,000	2.21	5.26
Granted	-	-	-
Exercised	-	-	-
Cancelled or expired	-	-	-
Balance outstanding, December 31, 2019	2,050,000	$2.21	4.26
Exercisable, December 31, 2019	1,950,000	$2.22	4. 26

F-28

Note 10– Other Related Party Transactions

As of December 31, 2020, and 2019, total amount due to officers and directors were $454,510 and $1,366,757.

Note 11 – Commitments and Contingencies

Leases

Effective March 4, 2019, the Company entered into a sublease agreement, expiring November 30, 2020, for approximately 3,236 square feet of office space in Los Angeles, California, at a monthly rental amount of $9,500, and subsequently moved its corporate headquarters to the new location.

The Company records the lease asset and lease liability at the present value of lease payments over the lease term. The leases typically do not provide an implicit rate; therefore, the Company uses its estimated incremental borrowing rate at the time of lease commencement to discount the present value of lease payments. The Company’s discount rate for operating leases at December 31, 2020 was 12%. Lease expense is recognized on a straight-line basis over the lease term. Our weighted-average remaining lease term is 0.36 years.

As of December 31, 2020, the lease was expired. Rent expense is recognized on a straight-line basis over the life of the lease. Rent expense consists of the following:

Year ended
December 31, 2020
Operating lease costs	$104,300
Variable rent costs	-
Total rent expense	$104,300

Legal Proceedings

The Company has determined that judgments rendered in the second quarter of 2018 in connection with all but four of the following legal proceedings against the Company are Type 1 subsequent events that provide additional evidence with respect to conditions that existed at the date of the balance sheet. Therefore, the financial statements reflect the effects of prejudgment judgments awards to plaintiffs through December 31, 2019, noted below in accordance with Auditing Standard 2801.03.

COLORADO WELLS

Cap Energy, LLC vs. B.P. Allaire and Foothills Exploration, LLC, Case No. 2019CV30024, District Court, Rio Blanco County, Colorado.

This civil suit, filed on February 14, 2020, concerns the Company’s alleged breach of an assignment, conveyance, and bill of sale agreement effective January 1, 2018, for certain oil and gas leases, wells, and other interests located in Rio Blanco County, Colorado (Assignment). The Assignment was a product of a three-way negotiation between the Company, Cap Energy and a third party, Xtreme Energy Company (Xtreme). The suit seeks specific performance of the Assignment, namely that Foothills comply with its obligations under the Assignment to execute the instruments or conveyances necessary to effectuate the transfer of the leases and operatorship of the leases from Cap Energy to the Company. On May 8, 2020 judgement was granted Plaintiff against Foothills Exploration, LLC in the amount of $392,004.00.

F-29

WYOMING WELLS

GMT Exploration Company, LLC vs. Foothills Exploration, Inc. and Foothills Exploration, LLC, Case No.19-569-L, District Court Third Judicial District, Sweetwater County, Wyoming.

This civil suit filed November 8, 2019, concerns Foothill’s alleged breach of an acquisition agreement to purchase certain oil and gas properties located in Sweetwater County, Wyoming, seeks specific performance of the purchase agreement (primarily our posting the required bonds) and alleges certain damages that are as yet undefined. The Company filed its answer to the complaint with the court on December 18, 2019. On December 26, 2019, Plaintiff GMT Exploration filed with the court a Motion for Immediate Appointment of a Receiver Pending Litigation. On January 14, 2020, the parties agreed to a stipulated receivership for the properties and the court appointed GMT Exploration as the receiver pending litigation. On December 7, 2020, default judgment was granted Plaintiff against defendants Foothills Exploration, Inc. and Foothills Exploration, LLC.

UTAH WELLS

Conquest Well Servicing, LLC vs. Foothills Exploration Operating, Inc. (Case No. 179800421 8th Judicial District Court in and for Uintah County, State of Utah)

Conquest Well Servicing, LLC (“Conquest”) filed this action on September 11, 2017, for collection of unpaid services and materials in the amount of $49,689 in connection with a workover of wells in Uintah County, Utah. A Settlement Agreement and Stipulation to Entry of Judgment was agreed to by the parties and filed with the court on October 10, 2017. Judgment in the amount of $54,937.10 including $5,248.10 in pre-judgement interest was filed on December 18, 2017. An order requesting company asset inquiry was issued on February 20, 2018. A hearing on contempt by FEOI for failure to appear and an answer as to assets was set for September 13, 2018. A stipulation was filed with the court to continue the hearing to October 22, 2018. FEOI inadvertently failed to appear at this hearing, resulting in a contempt of court citation being issued. Currently, FEOI is seeking to reschedule this hearing and intends to purge any contempt by compliance with the court’s order. There has been no change in the status of this matter as of the date of this Annual Report.

BIA Administrative Appeal – Tiger Energy Partners International, LLC

Notice of Appeal:	Dated May 8, 2013
Appellant:	Tiger Energy Partners International, LLC
Appellee:	Superintendent Uintah and Ouray Agency
Decision	April 12, 2013
Concerning:	Notice of Expiration of Oil and Gas Leases

This Administrative appeal concerns the ownership and validity of Northern Ute (the “Tribe”) Tribal leases acquired by Tiger Energy Partners International, LLC (“TEPI”) in a transaction with Mountain Oil and Gas and its affiliated companies. Pursuant to the Global Settlement Agreement (“GSA”) negotiated between the Tribe and TEPI, the Company proposes to resolve any issues regarding the ownership of the subject leases and other lands thus acquired. The status of the appeal by TEPI remained unchanged as of the Reporting Period awaiting decision by the Regional Director of the BIA on the merits of the appeal. The decision of the Regional Director is stayed by the parties having entered into the GSA. The Tribe and Tiger remain in discussion regarding approval of the Global Settlement Agreement by the Regional Director. There has been no change in the status of this matter as of the date of this Annual Report.

Labokay Well – Parish of Calcasieu, State of Louisiana

R.W. Delaney Construction Company vs. Foothills Petroleum Operating, Inc. (Cause No. 2017-CV-0330 – County Court of Adams County, Mississippi)

This case was filed on September 18, 2017 and concerns the collection of amounts incurred by Foothills Petroleum Operating, Inc. (“FPOI”) for services performed by plaintiff in the amount of $72,495 in connection with drilling the Labokay test well in Calcasieu Parish, Louisiana. Judgment was granted to Plaintiff on January 22, 2018, in the County Court of Adams County, Mississippi in the principal amount of $72,495, plus pre-judgement interest in the amount of $12,763, plus attorney’s fees in the amount of $18,124, plus costs in the amount of $196, for a total amount of $103,578, plus post-judgment interest at the rate of 8% per annum. On May 9, 2018, District Court for the City and County of Denver, Colorado, granted plaintiff with an order granting their petition to domesticate this foreign judgment with the Denver District Court, which now has the same effect and is subject to the same procedures, defenses, and proceedings for reopening, vacating, or staying as a judgment from the Denver District Court, and may be enforced or satisfied in like manner. No further action has been filed in this matter as of the date of this Annual Report.

F-30

Performance Drilling Company, LLC vs. Foothills Petroleum Operating, Inc. (Case No. 2017-3916 DIV G 14th Judicial District Court in Parish of Calcasieu, State of Louisiana)

This case was filed on September 25, 2017, for payment of services performed by plaintiff in the amount of $205,251 for unpaid accounts in connection with its drilling of the Labokay test well. On January 16, 2018, a default judgment was entered against FPOI, in the amount of $205,251.24; together with accrued interest of $29,861 from March 18, 2017, through December 31, 2017; plus, additional interest from January 1, 2018, at the rate of one and one-half percent (1.5%) per month until paid (a per diem rate of $103.69); plus, an additional sum for reasonable attorney’s fees of $2,500, and all costs of the court proceedings. FPOI was cited to appear through its authorized representative, B.P. Allaire, in open Court, on 27th of July at 9:00 a.m. to be examined as a Judgment Debtor. FPOI was ordered to produce at the above time and place all the books, papers and other documents so requested in the petition. FPOI inadvertently failed to appear at this hearing and is currently seeking to reschedule this hearing. No further action has been taken as of the date of this Annual Report.

Monster Rentals, LLC dba Deepwell Equipment Rentals vs. Foothills Petroleum Operating, Inc. (Case No. 2017-11013 DIV E – 15th Judicial District Court in Parish of Acadia, State of Louisiana)

This case was filed on October 24, 2017 and concerns the collection of amounts incurred by FPOI for services performed by plaintiff in the amount of $53,943.53 in connection with the Labokay test well in Calcasieu Parish, Louisiana. On December 5, 2017, a default judgement was entered against FPOI in favor of Monster Rentals, LLC dba Deepwell Equipment Rentals (“Deepwell”) in the amount of $53,943.53, plus attorneys’ fees of $3,483 and court costs and expenses in the amount of $476.84, plus judicial interest from the date of the judicial demand, until paid, and for all costs of these proceedings. No further action has been filed in this matter as of the date of this Annual Report.

Canal Petroleum Products, Inc. vs. Foothills Petroleum Operating, Inc. (Case No. 2017-6574; DIV. C – 15th Judicial District Court, Lafayette Parish, Louisiana)

This case was filed on November 14, 2017 and concerns the collection of amounts incurred by FPOI for services performed by plaintiff in the amount of $35,981 for unpaid accounts in connection with its drilling of the Labokay test well.

On January 25, 2018, a default judgment was entered against FPOI in the amount of $35,981 inclusive of interest as of September 6, 2017; plus, finance charges to accrue after September 6, 2017, of one and one-half percent per month (18% per annum) until paid on the unpaid principal amount of $32,956; plus, legal fees of $8,239 together with related court costs. No further action filed in this matter as of the date of this Annual Report.

Smith International, Inc. vs. Foothills Petroleum Operating, Inc. (Case No. 2017-004617; DIV. E – 14th Judicial District Court, Calcasieu Parish, Louisiana)

This case was filed on November 7, 2017 and concerns the collection of amounts incurred by FPOI for services performed by plaintiff in the amount of $30,244 in connection with its drilling of the Labokay test well.

On March 23, 2018, the court issued a preliminary judgement in favor of Smith International, Inc. (“Smith”) in the amount of $30,244, plus interest in the contractual amount of 18% per annum from the date the payment was originally due until the judgment date, plus legal interest from the judgment date until amounts are paid, plus reasonable attorneys’ fees. On April 3, 2018, a final judgment was entered in favor of Smith. No further action filed in this matter as of the date of this Annual Report.

M-I, L.L.C. d/b/a MI-SWACO vs. Foothills Petroleum Operating, Inc. (Case No. 2017-004616; DIV. G – 14th Judicial District Court, Calcasieu Parish, Louisiana)

This case was filed on November 7, 2017 and concerns the collection of amounts incurred by FPOI for services performed by plaintiff in the amount of $51,275 in connection with the Labokay test well.

On March 23, 2018, the court issued a preliminary judgment in favor of plaintiff in the amount of $51,275, plus interest in the contractual amount of 1.5% per month from the date the payment was originally due until the judgement date, plus legal interest from the judgment date until amounts are paid, plus reasonable attorney’s fees expended in the prosecution and collection of debt. On April 3, 2018, a final judgment was entered in favor of plaintiff. No further action has been filed in this matter as of the date of this Annual Report.

F-31

Schlumberger Technology Corporation vs. Foothills Petroleum Operating, Inc. (Case No. 2017-004618; DIV. E – 14th Judicial District Court, Calcasieu Parish, Louisiana)

This case was filed on November 7, 2017 and concerns the collection of amounts incurred by FPOI for services performed by plaintiff in the amount of $28,904 for unpaid accounts in connection with its drilling of the Labokay test well in Calcasieu Parish, Louisiana.

On March 23, 2018, the court issued a preliminary judgment in favor of plaintiff in the amount of $28,904, plus interest in the contractual amount of 1.5% per month from the date the payment was originally due until the judgment date, plus legal interest from the judgment date until amounts are paid, plus reasonable attorney’s fees expended in the prosecution and collection of debt. On April 3, 2018, a final judgment was entered in favor of plaintiff. No further action has been filed in this matter as of the date of this Annual Report.

Zealous Energy Services, LLC vs. Foothills Petroleum Operating, Inc. (Docket No. 086708 Div. C 16th Judicial District Court, Parish of St. Martin, Louisiana)

On September 28, 2018, the Court after reviewing the record of these proceedings, found the law and evidence supported Plaintiff’s demands and, without holding a hearing, ruled as follows: the Court ordered, adjudged and decreed that a money judgement be rendered in favor of Zealous Energy Services, LLC and against Foothills Petroleum Operating, Inc. in the full and true amount of $53,026.58, plus interest at the judicial interest rate of 5% per annum from January 24, 2018, the date of judicial demand, until finally paid, plus attorney’s fees of $1,260.00 and all costs. On March 1, 2019, a Motion to Examine Judgment Debtor was filed with the court.

633 17th Street Operating Company LLC v. Foothills Exploration, Inc. (Case No. 2019CV30189, District Court, City and County of Denver, Colorado)

This case was filed on January 16, 2019, seeking unpaid leasehold obligations in the amount of $75,107 from Foothills. On June 25, 2019 a judgement was granted to 633 17th Street Operating Company LLC in the amount of $139,793.42. A Writ of Garnishment was filed against Foothills debtor, Bank of America on July 16, 2019.

As of December 31, 2020, and December 31, 2019, the balance of other liabilities was $413,782 and $514,949, respectively.

F-32

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES INTERIM FINANCIAL STATEMENTS

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,241,000	$-
Restricted cash	120,000	130,000
Accounts receivable - trade	504,000	180,000
Prepaid expenses	-	97,000
Other receivables	-	10,000
Total current assets	1,865,000	417,000

Net oil and gas properties, full cost accounting	12,018,000	11,935,000
Other assets	25,000	145,000
Total assets	$13,908,000	$12,497,000

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$6,350,000	$6,611,000
Accounts payable – related party	2,000	2,000
Accrued interest	911,000	1,439,000
Accrued interest – related party	3,212,000	1,571,000
Notes payable	1,109,000	2,164,000
Notes payable – related party	11,477,000	7,390,000
Convertible note payable, net	5,358,000	2,026,000
Payroll protection loan	92,000	92,000
Derivative liabilities	5,852,000	6,329,000
Other liabilities	413,000	413,000
Total current liabilities	34,776,000	28,037,000

Asset retirement obligation	383,000	650,000
Total liabilities	35,159,000	28,687,000

Commitment and Contingencies (Note 10)	-	-

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; 10,0000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.0001 par value; 19,975,000,000 shares authorized; 7,318,625,597 and 1,414,219,113 shares issued and outstanding, respectively	732,000	141,000
Stock to be issued	16,000	16,000
Additional paid in capital	18,291,000	18,151,000
Accumulated deficit	(40,291,000)	(34,499,000)
Total stockholders’ deficit	(21,251,000)	(16,190,000)
Total Liabilities and Stockholders’ Deficit	$13,908,000	$12,497,000

The accompanying notes are an integral part of these consolidated financial statements.

F-33

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$215,000	$99,000	$477,000	$330,000

Operating expenses
Lease operating expense	150,000	66,000	304,000	262,000
Selling, general and administrative expense	438,000	148,000	969,000	770,000
Depreciation, depletion, amortization, and accretion expense	23,000	36,000	59,000	121,000
Total operating expenses	611,000	250,000	1,332,000	1,153,000

Loss from operations	(396,000)	(151,000)	(855,000)	(823,000)

Other income (expenses):
Financing expense	(889,000)	(219,000)	(5,614,000)	(1,028,000)
Impairment loss	(78,000)	-	(78,000)	-
Other income	-	6,000	-	6,000
Change in fair value of derivative instruments	-	(153,000)	(6,511,000)	10,060,000
Gain on Sale of property	-	-	279,000	-
Gain on settlement of debt and contingent liabilities	-	22,000	6,987,000	460,000
Total other income (expenses)	(967,000)	(344,000)	(4,937,000)	9,498,000

Income (Loss) from operations before income taxes	(1,363,000)	(495,000)	(5,792,000)	8,675,000

Provision for taxes	-	-	-	-

Net income (loss)	$(1,363,000)	$(495,000)	$(5,792,000)	$8,675,000

Net income (loss) per share – basic and diluted	(0.00)	(0.00)	(0.00)	0.51
Weighted average common shares – basic and diluted	6,180,505,379	1,122,091,671	3,857,614,871	16,992,461

The accompanying notes are an integral part of these consolidated financial statements.

F-34

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(Unaudited)

	Preferred stock		Common stock		Additional Paid in	Stocks to be	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Deficit	Equity
Balance as of December 31, 2020	10,000,000	$1,000	1,414,219,113	$141,000	$18,152,000	$16,000	$(34,499,000)	$(16,189,000)
Common stock issued for conversion of notes	-	-	131,911,045	13,000	195,000	-	-	208,000
Warrant exercises	-	-	590,146,953	59,000	(59,000)	-	-	-
Net loss	-	-	-	-	-	-	(27,536,000)	(27,536,000)
Balance as of March 31, 2021	10,000,000	$1,000	2,136,277,111	213,000	$18,288,000	$16,000	$(62,035,000)	$(43,517,000)
Common stock issued for conversion of notes and accrued interest	-	-	1,005,485,825	101,000	219,000	-	-	320,000
Warrant exercises	-	-	1,849,274,398	185,000	(185,000)	-	-	-
Net income	-	-	-	-	-	-	23,107,000	23,107,000
Balance as of June 30, 2021	10,000,000	$1,000	4,991,037,334	$499,000	$18,322,000	$16,000	$(38,928,000)	$(20,090,000)
Common stock issued for conversion of notes and accrued interest	-	-	2,315,000,000	232,000	(66,000)	-	-	166,000
Common stock issued for services	-	-	12,588,263	1,000	35,000	-	-	36,000
Net loss	-	-	-	-	-	-	(1,363,000)	(1,363,000)
Balance as of September 30, 2021	10,000,000	$1,000	7,318,625,597	$732,000	$18,291,000	$16,000	$(40,357,000)	$(21,251,000)

	Preferred stock		Common stock		Additional Paid in	Stocks to be	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Issued	Deficit	Equity
Balance as of December 31, 2019	-	$-	100,693,521	$10,000	$17,732,000	$16,000	(40,358,000)	$(22,600,000)
Common stock issued for conversion of notes	-	-	408,369,328	41,000	148,000	-	-	189,000
Common stock issued for conversion of accrued interest on notes payable	-	-	13,578,313	1,000	4,000	-	-	5,000
Common stock issued for conversion of financing charges related to notes payable	-	-	19,898,742	2,000	5,000	-	-	7,000
Stock options issued for services	-	-			105,000	-	-	105,000
Warrant exercises	-	-	61,948,069	6,000	(6,000)	-	-	-
Net income	-	-	-	-	-	-	3,036,000	3,036,000
Balance as of March 31, 2020	-	$-	604,487,973	$60,000	$17,988,000	$16,000	$(37,322,000)	$(19,258,000)
Series A Preferred Stocks issued for cash and debt conversion	10,000,000	1,000			149,000			150,000
Common stock issued for conversion of notes	-	-	470,259,466	47,000	(18,000)	-	-	29,000
Common stock issued for conversion of accrued interest on notes payable	-	-	16,919,111	2,000	(1,000)	-	-	1,000
Common stock issued for conversion of financing charges related to notes payable	-	-	26,222,222	3,000	(1,000)	-	-	2,000
Net income	-	-	-	-	-	-	6,134,000	6,134,000
Balance as of June 30, 2020	10,000,000	$1,0000	1,117,888,772	$112,000	$18,117,000	$16,000	$(31,188,000)	$(12,942,000)
Common stock issued for conversion of notes	-	-	48,333,333	5,000	(2,000)	-	-	3,000
Net loss	-	-	-	-	-	-	(495,000)	(495,000)
Balance as of September 30, 2020	10,000,000	$1,0000	1,166,222,105	$117,000	$18,115,000	$16,000	$(31,683,000)	$(13,434,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-35

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(Unaudited)

	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(5,792,000)	$8,675,000
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion, amortization, and accretion	59,000	121,000
Amortization of debt discount	161,000	562,000
Change in derivative liabilities	6,511,000	(10,060,000)
Gain on extinguishment of debt	(6,986,000)	(460,000)
Common stock issued for financing charges	1,000	-
Equity instruments issued for services	36,000	105,000
Gain on sale of property	(279,000)	-
Common stock issued for default interest	372,000	9,000
Rent related	-	(2,000)
Changes in operating assets and liabilities:
Accounts receivable	(314,000)	(107,000)
Prepaid expenses	97,000	6,000
Accounts payable and accrued liabilities	4,112,000	766,000
Surety bond deposit	120,000	-
Net cash used in operating activities	(1,902,000)	(385,000)

Cash Flows from Investing Activities
Payments for acquisition of oil and gas property	(131,000)	-
Net cash used investing activities	(131,000)	-

Cash Flows from Financing Activities
Proceeds from notes payable	-	319,000
Repayment to notes payable	(5,000)	(5,000)
Proceeds from PPP loan	-	92,000
Repayment to convertible note payable	(1,449,000)	(25,000)
Proceeds from convertible note payable	4,718,000	50,000
Net cash provided by financing activities	3,264,000	431,000

Net increase in cash, cash equivalents and restricted cash	1,231,000	46,000

Cash, Cash Equivalents and Restricted Cash, beginning of period	130,000	131,000

Cash, Cash Equivalents and Restricted Cash, end of period	$1,361,000	$177,000

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents at beginning of period	$-	$1,000
Restricted cash at beginning of period	130,000	130,000
Cash and cash equivalents and restricted cash at beginning of period	$130,000	$131,000

Cash and cash equivalents at end of period	$1,241,000	$47,000
Restricted cash at end of period	130,000	130,000
Cash and cash equivalents and restricted cash at end of period	$1,361,000	$177,000

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Noncash investing and financing activities:
Conversion of notes payable and accrued interest	$312,000	$227,261

The accompanying notes are an integral part of these consolidated financial statements.

F-36

FOOTHILLS EXPLORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTERIM PERIOD

(Unaudited)

Note 1 – Organization

Business

Foothills Exploration, Inc., (“Company,” “Foothills Exploration,” or “Foothills”) was incorporated in the state of Delaware on May 13, 2010, under the name Key Link Assets Corp.

On May 2, 2016, Foothills Petroleum Inc., a Nevada corporation (“FPI”), acquired over 14.1 million pre-split (56.4 million post-split) shares of the Company’s common stock constituting approximately 96% of our then issued and outstanding shares (“FPI Acquired Shares”). As of May 16, 2016, we effected a 4:1 forward split of our shares of common stock. Prior to the Share Exchange, the Company had minimal assets and recognized no revenues from operations and was accordingly classified as a shell company. In light of closing the Share Exchange transaction with the shareholders of FPI, the Company became actively engaged in oil and gas operations and is no longer a shell company.

The consolidated balance sheets include the accounts of the Company, and its wholly-owned direct and indirect subsidiaries, Foothills Exploration, Inc. (“FTXP”), Foothills Petroleum, Inc. (“FPI”), Foothills Exploration, LLC (“FEL”), Foothills Petroleum Operating, Inc. (“FPOI”), Foothills Exploration Operating, Inc. (“FEOI”), Tiger Energy Partners International, LLC (“TEPI”), Tiger Energy Operating, LLC (“TEO”), and Tiger Energy Mineral Leasing, LLC (“TEML”).

The Company’s oil and gas operations are conducted by its wholly owned indirect subsidiaries. FEL is a qualified oil and gas operator in the states of Wyoming and Colorado, and TEO is a qualified oil and gas operator in the state of Utah.

The Company’s operating entities have historically employed, and will continue in the future to employ, on an as-needed basis, the services of drilling contractors, other drilling related vendors, field service companies and professional petroleum engineers, geologists, and landmen as required in connection with future drilling and production operations.

On May 23, 2019, Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a letter agreement for the purchase and sale of oil and gas assets (the “Agreement”) with an unrelated third party (the “Seller”), concerning the acquisition of a total of 87 wells and associated acreage located in Montana (the “Assets”).

The Assets consist of 29 natural gas wells, 10 producing and 19 shut-in, plus associated acreage, additional miscellaneous leases, associated pipelines, gathering systems, compression and processing facilities, and related yards and equipment, located in Sweet Grass and Stillwater counties, Montana – comprising of the Rapelje, Lake Basin and Six Shooter Fields. The Assets also include oil properties consisting of 58 oil and injection wells with associated acreage located in Musselshell and Rosebud Counties, Montana – 12 proved developed producing wells, 25 proved developed non-producing wells, and 21 injection wells – comprising of the Sumatra and Big Wall / Little Wall fields.

Closing of this transaction is subject to the approval of transfer from the Montana Board of Oil and Gas Conservation. Furthermore, no assurances can be made that the Closing will occur based on financing and other market conditions. For further details on this pending acquisition, please refer to the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2019.

On June 17, 2019, Foothills Exploration, Inc. (the “Company”) received from the Secretary of State of the State of Delaware confirmation of the effective filing of the Company’s Certificate of Amendment to its Certificate of Incorporation (the “Charter Amendment”), increasing the number of shares of Common Stock the Company is authorized to issue from One Hundred Million (100,000,000) to Four Hundred Seventy-Five Million (475,000,000) (the “Increase in Authorized Shares”).

On June 26, 2019, Foothills Exploration, Inc., through its indirect wholly owned subsidiary, Foothills Exploration, LLC (the “Company”), entered into a letter agreement (the “Agreement”) with an unrelated third-party seller (the “Seller”), with respect to a proposed transaction (the “Transaction”) to acquire a total of 12 shut-in wells and approximately 5,769 acres located in Montana (the “Assets”). The Assets consist of four natural gas wells, associated acreage, additional miscellaneous leases, associated pipelines, gathering systems, compression and processing facilities, and related yards and equipment, located in Stillwater and Golden Valley counties, Montana.

The transaction documents contain additional terms and provisions, representations and warranties, including further provisions covering effective time of transfer, venue, and governing law. Closing of this transaction is subject to the approval of transfer from the Montana Board of Oil and Gas Conservation. No assurances can be given that the Company will complete the acquisition. For further details on this pending acquisition, please refer to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2019.

F-37

On October 1, 2019, Foothills Exploration, Inc. (the “Company”) received from the Secretary of State of the State of Delaware confirmation of the effective filing of the Company’s Certificate of Amendment to its Certificate of Incorporation (the “Charter Amendment”), increasing the number of shares of Common Stock the Company is authorized to issue from Four Hundred Seventy-Five Million (475,000,000) to Two Billion (2,000,000,000) (the “Increase in Authorized Shares”).

Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has a working capital deficit at September 30, 2021, of $21,251,000 and has limited sources of revenue. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

To address these matters, the Company is actively meeting with investors for possible equity investments, including business combinations; investigating other possible sources to refinance our existing debt; and in continuing discussions with various individuals and groups that could be willing to provide capital to fund operations and growth of the Company.

Note 2 - Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of Foothills Exploration, Inc., and all of its direct and indirect wholly-owned subsidiaries including Foothill Petroleum, Inc., Foothills Petroleum Operating, Inc., Foothills Exploration Operating, Inc., Foothills Exploration LLC, Tiger Energy Partners International, LLC, Tiger Energy Operating, LLC and Tiger Energy Mineral Leasing, LLC. Intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation and Functional Currency

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars (USD).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in impairment testing of long-term assets, accruals for potential liabilities and valuing equity instruments issued for services. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to amounts in prior year to conform to the current year presentation. All reclassifications have been applied consistently to the periods presented and had no effects on previously reported results of operations.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid debt instruments with maturity of three months or less.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in restricted cash in the current assets section of our consolidated balance sheet. At September 30, 2021 and 2020, the Company had restricted cash of $120,000 and $130,00, respectively. This amount is being held in escrow for the benefit of the State of Utah for certain properties located in Utah, covered under a certain Modification to Stipulated Order between the Utah Division of Oil, Gas and Mining and TEPI dated August 1, 2014 (Case No. SI/TA-102). These funds held in escrow, will be released to the Company once the Company finishes its reclamation of the various wells in question.

F-38

Accounts receivable and allowance for doubtful accounts

Accounts receivables are stated at the historical carrying amount net of an allowance for uncollectible accounts. The carrying amount of the Company’s accounts receivable approximates fair value because of the short-term nature of the instruments. The Company routinely assesses the collectability of all material trade and other receivables.

Trade accounts receivable comprise receivables from joint interest owners which are recorded when the Company incurs expenses on behalf of the non-operator interest owners of the properties the Company operates.

The Company’s oil and gas revenues receivable comprise receivables from purchasers of the Company’s production of oil and gas and other hydrocarbons and from operators of properties in which the Company has a non-operated interest, as well as from joint interest owners of properties the Company operates. During the nine months ended September 30, 2021 the Company has $477,000 oil and gas revenues receivables.

The Company’s reported balance of accounts receivable, net of allowance for doubtful accounts, represents management’s estimate of the amount that ultimately will be realized in cash or used in the future to offset an operator’s joint interest billings.

The Company reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical payment trends, the age of the receivables and knowledge of the individual customers or joint interest owners. When the analysis indicates, management increases or decreases the allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances might be required.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country-by-country basis.

Capitalized costs within the cost centers are amortized on the unit-of-production basis using proved oil and gas reserves. The cost of investments in unevaluated properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling. The cost center ceiling is equal to: (i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (ii) the cost of properties not being amortized; plus (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and less (iv) income tax effects related to differences between the book and tax basis of the properties. If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

Support Facilities and Equipment

Our support facilities and equipment are generally located in proximity to certain of our principal fields. Depreciation of these support facilities is calculated on a units-of-production basis.

Maintenance and repair costs that do not extend the useful lives of property and equipment are charged to expense as incurred.

F-39

Proved Reserves

Estimates of the Company’s proved reserves included in this report are prepared in accordance with US GAAP and guidelines from the United States Securities and Exchange Commission (“SEC”). The Company’s engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion, and amortization expense and impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserves estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions, and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs, and expected performance from a given reservoir also will result in revisions to the amount of the Company’s estimated proved reserves. The Company engages independent reserve engineers to estimate its proved reserves.

Fixed Assets

The Company capitalizes expenditures related to property and equipment not directly associated with our production of oil and gas, subject to a minimum rule, that have a useful life greater than one year for: (1) assets purchased; (2) existing assets that are replaced, improved or the useful lives have been extended; or (3) all land, regardless of cost, acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

Asset Retirement Obligations

The Company follows the provisions of the Accounting Standards Codification ASC 410 - Asset Retirement and Environmental Obligations. The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. The Company’s asset retirement obligations relate to the abandonment of oil and gas producing facilities and facilities that support the production of oil and gas. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds, and the capitalized costs are depreciated on a unit-of-production basis. Both the accretion and the depreciation will be included in depreciation, depletion, and amortization expense on our consolidated statements of operations.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815. The carrying amounts of the Company’s financial assets and liabilities, including cash, prepaid expenses, accounts payable, accrued expenses, and other current liabilities, approximate their fair values because of the short maturity of these instruments. The fair value of notes payable and convertible notes approximates their fair values since the current interest rates and terms on these obligations are the same as prevailing market rates.

F-40

Certain of the Company’s debt and equity instruments include embedded derivatives that require bifurcation from the host contract under the provisions of ASC 815-40, Derivatives and Hedging. The estimated fair value of the derivative warrant instruments was calculated using a Black Scholes valuation model.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2021 and December 31, 2020:

	Carrying	Fair Value Measurement at
	Value	September 30, 2021
		Level 1	Level 2	Level 3

Derivative assets, debt, and equity instruments	$-	$-	$-	$-
Derivative liabilities, debt, and equity instruments	5,852,000	-	-	5,852,000

	Carrying	Fair Value Measurement at
	Value	December 31, 2020
		Level 1	Level 2	Level 3

Derivative assets, debt, and equity instruments	$-	$-	$-	$-
Derivative liabilities, debt, and equity instruments	6,329,000	-	-	6,329,000

The Company did not identify any other assets and liabilities that are required to be presented on the consolidated balance sheet at fair value.

Revenue Recognition

The Company recognizes revenue in accordance with the requirements of ASC 606, which directs that it should recognize revenue when a customer obtains control of promised goods or services for an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. All of our revenue is attributable to sales of oil, gas, and other hydrocarbons which are sold daily, with sales aggregated on a monthly basis. In the case of revenue received for a non-operated working interest, we are paid by the operator, which is a joint interest partner and not the purchaser of the product. In the case of revenue received for an operated working interest, we are paid by the marketer to whom we sell the commodities directly pursuant to contractual arrangements.

Debt Issuance Costs, Debt Discount and Detachable Debt-Related Warrants

Costs incurred to issue debt are deferred and recorded as a reduction to the debt balance in our consolidated balance sheets. We amortize debt issuance costs over the expected term of the related debt using the effective interest method. Debt discounts relate to the relative fair value of warrants issued in conjunction with the debt and are also recorded as a reduction to the debt balance and accreted over the expected term of the debt to interest expense using the effective interest method.

Net Earnings (Loss) Per Common Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. We compute basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-41

Stock-Based Compensation

All share-based payments, including grants of stock to employees, directors and consultants, are recognized in the consolidated financial statements based upon their estimated fair values.

The Company accounts for stock, stock options, and stock warrants issued for services and compensation by employees under the fair value method. For non-employees, the fair market value of the Company’s stock is measured on the date of stock issuance or the date an option/warrant is granted as appropriate under ASC 718 “Compensation – Stock Compensation”. The Company determined the fair market value of the warrants/options issued under the Black-Scholes Pricing Model. Under the provisions ASC 718, share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows ASC Topic 718. As such, the value of the applicable stock-based compensation is periodically re-measured and income or expense is recognized during their vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is primarily recognized over the term of the consulting agreement. In accordance with FASB guidance, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.

Recent Accounting Pronouncements

Changes to accounting principles are established by the FASB in the form of ASUs to the FASB’s Codification. We consider the applicability and impact of all ASUs on our financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to our financial position, results of operations, cash flows, or presentation thereof. ASUs not listed below were assessed and determined to not be applicable to our financial position, results of operations, cash flows, or presentation thereof.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. We are currently evaluating the impact of this guidance.

Note 3 – Property and Equipment

Oil and Gas Properties

The Company’s oil and gas properties as of September 30, 2021 and December 31, 2020 are located in the United States of America.

The following table provides the details of oil and gas properties, net of depletion, depreciation, amortization, and impairment as of September 30, 2021 and December 31, 2020:

Oil and gas properties, full cost accounting	September 30, 2021	December 31,2020
Unproved leasehold (1)	$106,000	$106,000
Proved leasehold and Properties subject to depletion, net of depletion	11,620,000	11,536,000
Exploratory wells – construction-in-progress (1)	-	-
Total	11,726,000	11,642,000
Support facilities and equipment, net	292,000	293,000
Net oil and gas properties	$12,018,000	$11,935,000

(1)	Not subject to depletion;

F-42

		Exploration and		Depreciation, Depletion, Amortization,
Year	Acquisition	Development	Disposition	and
Incurred	Costs	Costs	of Assets	Impairment	Total

2016 and prior	$10,253,000	$1,181,000	$-	$-	$11,434,000
2017	-	3,224,000	-	(1,526,000)	1,698,000
2018	-	1,898,000	-	(2,887,000)	(989,000)
2019	657,000	537,000	-	(672,000)	522,000
2020	(657,000)	(257,000)	-	(110,000)	(1,024,000)
2021	132,000	-	-	(47,000)	85,000
Total	$10,385,000	6,583,000	-	(5,242,000)	$11,726,000

For the nine months ended September 30, 2021 and 2020, depletion and depreciation expense related to oil and gas properties are $11,000 and $36,000, respectively.

Note 4 – Asset Retirement Obligation

The following table provides a reconciliation of the changes in the estimated present value of asset retirement obligations as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020

Beginning asset retirement obligations	$650,000	$605,000
Liabilities derecognized	(279,000)	-
Accretion expense	12,000	45,000
Ending asset retirement obligations	$383,000	$650,000

Accretion expense for the nine months ended September 30, 2021 and 2020 was $12,000 and $23,000, respectively.

Note 5 – Notes Payable

The following table summarizes the outstanding amounts of our notes payable as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
13.5% unsecured note payable due September 8, 2017 (1)	$-	$1,050,000
0% unsecured note payable due January 23, 2018 (2)	250,000	250,000
12% unsecured note payable June 30, 2019 (3)	111,000	116,000
0% unsecured note payable due August 6, 2018 (4)	38,000	38,000
9% unsecured note payable due December 15, 2018 (5)	100,000	100,000
8% unsecured note payable due October 22, 2018 (6)	50,000	50,000
15% unsecured note payable due February 5, 2020 (7)	210,000	210,000
12.5% unsecured note payable due April 17, 2020 (8)	220,000	220,000
0% unsecured note payable due September 30, 2020 (9)	130,000	130,000
Less: unamortized discount	-	-
Total debt	$1,109,000	$2,164,000
Less: current maturities	1,109,000	2,164,000
Long-term debt, net of current maturities	$-	$-

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(1)

Effective August 9, 2017, Foothills borrowed $1,050,000 from Profit Well Limited, a Hong Kong limited liability company. The Company executed a Bridge Note with an annual percentage interest rate of 13.5% and a maturity date of September 8, 2017. Proceeds of this Bridge Note were primarily used to repay Full Wealth for the debenture dated June 1, 2017. On November 3, 2017, Profit Well Limited agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture. Profit Well Limited also reaffirmed its belief that the Company will either extend or repay the obligation to the satisfaction of Profit Well. As partial consideration for the deferment, the Company agreed to issue Profit Well Limited 100,000 shares of its restricted common stock, valued at $48,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50 “Debt – Modifications and Extinguishments” (“ASC 470-50”). On February 28, 2018, Profit Well and the Company agreed to extend the maturity date of the debenture to June 30, 2018, and as consideration for the extension, the Company agreed to compensate Profit Well with 200,000 shares of restricted common stock valued at $46,700. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. In addition, the parties agreed that if payment of said principal and interest due and payable is made late, then a penalty payment of $100,000 shall become due and payable to Profit Well by the Company. On June 30, 2018, we recorded $100,000 penalty as additional interest payable. The penalty payment was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. On July 29, 2018, Profit Well Limited agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture, and as consideration for the extension, the Company agreed to compensate Profit Well with 100,000 shares of restricted common stock valued at $12,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50.

On January 18, 2020, this Bridge Note was transferred to and assumed by Beijing Gas Blue Sky Holdings Limited pursuant to a Deed of Novation and Assignment (Novation) with the Company of the same date. For more information on the details of the Novation, please see footnote (3) on Note 7 below.

(2)	On September 29, 2017, the Company issued to an unaffiliated investor a promissory note and three tranches of warrants for an aggregate consideration of $250,000. The Note recites that it accrues no interest if paid when due and is due and payable on January 2, 2018. If principal is not paid on or before maturity, interest will accrue at the rate of 15% per year until paid. On November 6, 2017, the Company agreed to compensate the investor with 75,000 shares of the Company’s restricted common stock in connection with a more favorable term of a note entered into with FirstFire Global Opportunities Fund, LLC (“FirstFire”). On December 30, 2017, the Company and the investor agreed to extend the maturity date of this Note to January 23, 2018, in return for a payment at maturity of the principal, accrued interest as provided in the Note, plus 30,000 shares of the Company’s restricted common stock. Because the fair value of the shares was greater than 10% of the present value of the remaining cash flows under the Note, the issuance of the shares in connection with a more favorable term of a note entered with FirstFire was treated as a debt extinguishment and reissuance of a new debt instrument pursuant to the guidance of ASC 470-50.

Since January 23, 2018, the Company and the investor have been in ongoing discussions to extend the term of this Note. On March 28, 2018, the investor acknowledged that the Company is not in default regarding this Note and reaffirmed its belief that the Company will either extend the Note’s due date or repay its obligation on terms that are mutually satisfactory. The warrants have the following terms:

●	375,000 warrants to purchase 375,000 shares of common stock of the Company at a strike price of $0.665 per share expiring on September 29, 2019;

●	375,000 warrants to purchase 375,000 shares of common stock of the Company at a strike price of $1.25 per share expiring on September 29, 2020; and

●	185,000 warrants to purchase 185,000 shares of common stock of the Company at a strike price of $2.00 per share expiring on September 29, 2020.

The aggregate relative fair value of three tranches of warrants was determined to be $105,000 on September 29, 2017, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 94%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 2-3 years. $2,536 imputed interest was recorded as debt discount. $2,536 was determined using the present value method based on the following assumptions: (i) adjusted interest rate 4% (ii) expected life of 0.26 year. The aggregate value of the warrants and imputed interest of $107,536 was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note. As of March 31, 2020, $250,000 of principal was outstanding under the Note.

Each tranche of warrants is subject to down round adjustment provisions if the Company during the term of that tranche issues additional securities for consideration per share, after giving effect to fees, commission and expenses, that is less, or which on conversion or exercise of the underlying security is less, than $0.665 per share (as adjusted for any change resulting from forward or reverse splits, stock dividends and similar events).

F-44

To satisfy most favored nation provisions in previously entered securities purchase agreements that are triggered by the transaction described above, the Company issued 136,015 shares of common stock and warrants to purchase 136,015 shares of common stock, in the aggregate, to certain investors who purchased units from the Company, at a $1.00 per unit, with each unit consisting of one share and one warrant. See the Company’s Current Report on the Form 8-K filed with the SEC on June 5, 2017. Of this amount, 100,752 shares and warrants to purchase 100,752 shares of common stock will be issued to Wilshire Energy Partners LLC, an entity controlled by Kevin J. Sylla, our Executive Chairman and Chief Executive Officer of FPI. The exercise price of these investor warrants was adjusted to $0.665 per share. We measured the value of the effect of the down round feature as the difference between the fair value of the financial instrument at an original exercise price of $1.50 and an adjusted exercise price of $0.665 and, as a result, $59,801 was recorded as down round feature as interest expense under ASC 260-10-30-1. Foothills determined the amount of $59,801 using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 94%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 3 years.

(3)	A promissory note was issued on November 1, 2017, for services rendered, bearing an interest rate of 12% per annum and with a maturity date of June 30, 2018. On August 22, 2018, the Note Holder agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture. As partial consideration for the deferment, the Company agreed to issue the Note Holder 60,000 shares of its restricted common stock. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. During the year ended December 31, 2020, $5,000 of this note was paid. On April 09, 2021, the company paid $5,000 in cash settlement. As of September 30, 2021 $111,000 of this note was still outstanding.

(4)	On July 19, 2018, the Company borrowed $38,000 from an unaffiliated investor with an original discount of $3,207. The Note recites that it accrues no interest if paid when due and is due and payable on August 6, 2018. If principal is not paid on or before maturity, August 6, 2018. interest will accrue at the rate of 10% per year until paid. In connection with the issuance of this note, the Company issued 300,000 shares for late SEC filing, valued at $36,000. $74 imputed interest was recorded as debt discount. $74 was determined using the present value method based on the following assumptions: (i) adjusted interest rate 4% (ii) expected life of 0.05 year. The relative aggregate value of the shares and imputed interest was determined to be $32,793 using the allocation of proceeds, $32,793 was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note. Pursuant to this Note, the investor shall be assigned an undivided two percent (2%) overriding royalty of all oil, gas, and other minerals and hydrocarbons produced, saved, and sold from each well now or hereinafter located on certain leases and wells owned by the Company. On August 23, 2018, the lender agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture, and as consideration for the extension, the Company agreed to compensate the lender with 15,000 shares of restricted common stock valued at $1,950. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. At September 30, 2021, $38,000 of principal was outstanding under the Note.

(5)	On September 14, 2018, the Company borrowed $100,000 from an unaffiliated investor, bearing an interest rate of 9% per annum and with a maturity date of December 15, 2018. In connection with the issuance of this note, the Company issued 250,000 shares of its common stock, valued at $22,500, which was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note. At September 30, 2021, $100,000 of principal was outstanding under the Note.

(6)	On October 22, 2018, the Company issued a term sheet to an unaffiliated investor for a promissory note in the principal amount of $50,000 with a Volumetric Production Payment (“VPP”) equal to 1,250 barrels of oil equivalent (“BOE”). The Note has a maturity date of October 22, 2019, with the Principal and accrued unpaid interest due in full at Maturity. VPP will be made after deduction of 20% royalties due to mineral owners, paid within the term on the Note and at the discretion of the Company as to amount and volume; provided, however, that the VPP for any month shall not be less than 5% of the month’s total crude oil sales. Payment may be made “in-kind” at the election of the Investor. If election is made by Investor to be paid “in-kind,” then Investor shall bear responsibility for paying mineral owner royalties due on said “in-kind” payments. All VPP’s to be made from the production of the Company’s operating subsidiaries, Foothills Exploration Operating, Inc. and Tiger Energy Operating, LLC, from the well bores of the Company’s Duck Creek wells, subject to the terms of the Leases covering such wells. Such VPP will continue until paid in full, regardless of payment in full of the Note and shall be secured by the assets. In the event that the West Texas Intermediate (WTI) crude oil market price closes below USD $40.00 per barrel for 10 consecutive trading days, the Investor shall be allocated a revised VPP equal to 2 times the remaining VPP barrels left over at that time.

Pursuant to this Note, the investor shall be assigned an un undivided one-half percent (0.5%) overriding royalty interest (“ORRI”) in all oil, gas and other minerals produced, saved, and marketed from each well now or hereinafter located on wells owned by the Company, subject to the terms of the Leases covering such wells. Upon any default in payment of principal hereunder, the Company shall pay interest on the principal balance of this Note then outstanding and on the accrued but unpaid interest from the date of such default until such default is cured and the Note paid in full at the rate of Fifteen Percent (15%). The Company agreed to issue the investor 200,000 shares of the Company’s restricted common stock as additional consideration for entering into the Note with the Company, valued at $16,000, which was considered as debt discount upon issuance and will be amortized as interest over the term of the Note or in full upon the conversion of the Note.

Pursuant to this Note, Investor has the right to participate in any future offering by the Company for a period of twelve (12) months for an amount equal to the principal amount detailed in the Term Sheet. So long as the Note is outstanding, if the Company enters into a subsequent financing with another individual or entity (a third party) on terms that are more favorable to that third party, the agreements between the Company and the investor shall be amended to include such better terms. As of September 30, 2021, $50,000 of principal was outstanding under the Note.

F-45

(7)	On February 5, 2019, the Company borrowed $210,000 from an unaffiliated investor with an original discount of $34,000. The Note has a maturity date of February 5, 2020 and bears 10% interest. The Company failed to pay $71,000 principal payment, which was due on March 15, 2019. As the result, we incurred $100,000 penalty and interest were increased to 15%. As of September 30, 2021, $210,000 of principal was outstanding under the Note.

(8)	On January 17, 2020, the Company borrowed $220,000 from an unaffiliated investor with an original discount of $20,000. The Note has a maturity date of April 17, 2020 and bears 12.5% interest. As of September 30, 2021, $220,000 of principal was outstanding under the Note.

(9)	On August 4, 2020, the Company closed on a bridge note transaction with an unaffiliated third party for a 0% interest short-term bridge note (the “Bridge Note”) in the principal amount of $130,000, bearing a 10% original issue discount, netting the Company proceeds of $118,550. Terms of the agreement include a personal guaranty signed by the Company’s Executive Chairman. As of September 30, 2021, the $130,000 of principal was still outstanding under the Note.

During the nine months ended September 30, 2021 and 2020, we incurred $ 96,000 and $261,000 of interest expense, respectively.

Note 6 – Notes Payable - Related Party

	September 30, 2021	December 31, 2020
13.5% unsecured note payable due June 30, 2018 (1)	$-	$1,250,000
10% unsecured note payable due December 31, 2018 (2)	6,000,000	6,000,000
13.5% unsecured note payable due December 31,2023 (3)	5,477,000	140,000
Less: unamortized discount	-	-
Total debt	11,477,000	7,390,000
Less: current maturities	11,477,000	7,390,000
Long-term debt, net of current maturities	$-	$-

(1)	Effective January 5, 2017, Foothills borrowed $1,250,000 from Berwin Trading Limited that, due to its 20% beneficial ownership in the Company, is a related party. This note called for interest at 9% per annum; but because it was not paid when due interest was to be accrued at a default rate of 11% from the due date of the note. The Company used net proceeds of this loan to satisfy certain obligations under a Purchase and Sale Agreement with Total Belief Limited, dated December 30, 2016, for general working capital and to support certain target drilling activities. On January 18, 2020, this debenture was transferred to and assumed by Beijing Gas Blue Sky Holdings Limited pursuant to a Deed of Novation and Assignment (Novation) with the Company of the same date. For more information on the details of the Novation, please see footnote (3) below.

On May 4, 2017, the Company and Berwin agreed to extend the maturity date of the debenture to June 20, 2017, in return for an annual interest rate increase from 9% to 13.5% per annum for the life of the debenture. On November 3, 2017, Berwin agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture. As partial consideration for the deferment, the Company issued Berwin 100,000 shares of its restricted common stock, valued at $48,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. On February 28, 2018, Berwin and the Company agreed to extend the maturity date of the debenture to June 30, 2018, and as consideration for the extension, the Company agreed to compensate Berwin with 250,000 shares of restricted common stock valued at $58,375. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. In addition, the parties agreed that if payment of said principal and interest due and payable is made late, then a penalty payment of $125,000 shall become due and payable to Berwin by the Company. On June 30, 2018, we recorded $125,000 penalty as additional interest payable. The penalty payment was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. The Company and Berwin are in ongoing discussions to extend the term of this Note and the Company believes it will either extend, rework or repay the obligation to the satisfaction of Berwin. On July 29, 2018, Berwin agreed to defer repayment of this note to a later date and acknowledged that the Company is not in default regarding this Debenture, and as consideration for the extension, the Company agreed to compensate Berwin with 100,000 shares of restricted common stock valued at $12,000. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50.

(2)	On December 30, 2016, in connection with the TBL acquisition, Foothills entered into a promissory note in the amount of $6,000,000. This note bears no interest during its term. The Company calculated and recorded $342,804 of imputed interest as debt discount. Starting from July 1, 2018, the note bears 10% annual interest.

F-46

(3)	On January 18, 2020, the Company entered into a Deed of Novation and Assignment (Novation) with Beijing Gas Blue Sky Holdings Limited (BGBS) in the amount of $5,476,505 (Novation Amount), wherein BGBS assumed the Company’s debenture with Berwin Trading Limited (Berwin) in the principal amount of $1,250,000 and the Company’s bridge note with Profit Well Limited (Profit Well) in the principal amount of $1,050,000, plus all accrued unpaid interest and default interest due and payable under both agreements. As part of the Novation, Berwin and Profit Well assigned their respective debenture and bridge note and transferred all their respective rights, title, and interests pursuant thereto to BGBS. In November and December 2019, BGBS also provided two bridge loans to an indirect subsidiary of the Company for the combined total of $140,000, which sum was also included in the Novation Amount. The new maturity date pursuant to the Novation for the combined total balance of $5,476,505 is December 31, 2023, and the new note created therein bears interest at 13.5% per annum accruing from the date of the Novation. Pursuant to the Novation, the Company agreed to make a principal payment of $500,000 on December 31, 2020 and another principal payment of $500,000 on December 31, 2021. The Company also agreed to make quarterly interest payments in the approximate amount of $184,832 with the first such interest payment due on January 20, 2022. All sums due pursuant to the Novation are secured and collateralized by a security interest in the Company’s Ute Tribal North properties.

During the nine months ended September 30, 2021 and 2020, we incurred $1,001,000 and $977,000 of interest expense, respectively.

Note 7 – Convertible Note Payable

	September 30, 2021	December 31, 2020
10% convertible note payable due May 10, 2018 (1)	$50,000	$50,000
13.5% convertible note payable due February 11, 2020 (2)	44,000	44,000
12% convertible note payable due May 1, 2019 (3)	-	1,000
10% convertible note payable due September 1, 2019 (4)	157,000	633,000
12% convertible note payable due September 6, 2019 (5)	237,000	380,000
10% convertible note payable due December 19, 2019 (6)	-	38,000
12% convertible note payable due March 20, 2020 (7)	-	29,000
12% convertible note payable due May 15, 2020 (8)	-	128,000
10% convertible note payable due May 29, 2020 (9)	-	42,000
12% convertible note payable due May 31, 2020 (10)	-	71,000
10% convertible note payable due May 31, 2020 (11)	-	45,000
8% convertible note payable due June 4, 2020 (12)	-	35,000
12% convertible note payable due June 19, 2020 (13)	-	2,000
12% convertible note payable due July 11, 2020 (14)	-	236,000
12% convertible note payable due July 17, 2020 (15)	-	78,000
10% convertible note payable due July 23, 2020 (16)	-	107,000
12% convertible note payable due September 19, 2020 (17)	-	107,000
12% convertible note payable due March 18, 2022 (18)	493,000	-
12% convertible note payable due April 05, 2022 (19)	355,000	-
16% convertible note payable due April 16, 2022 (20)	700,000	-
12% convertible note payable due May 18, 2022 (21)	555,000	-
16% convertible note payable due May 28, 2022 (22)	485,000	-
16% convertible note payable due June 25, 2022 (23)	700,000	-
12% convertible note payable due July 16, 2022 (24)	885,000	-
12% convertible note payable due August 27, 2022 (25)	1,060,000	-
Less: unamortized debt discount on convertible notes	(363,000)	-
Total debt	5,358,000	2,026,000
Less: current maturities	5,358,000	2,026,000
Long-term debt, net of current maturities	$-	$-

(1)	On May 10, 2017, we entered into a convertible note agreement with an unrelated party, pursuant to which we borrowed $50,000 at an annual percentage rate of 10% with a term of 12 months, which is due on May 10, 2018. This note may, at the option of the lender, be converted at any time prior to May 10, 2018, into fully paid, restricted and non-assessable shares of common stock of the Company at a price equal to 100% of the selling price of such common stock in a private placement to institutional and/or accredited investors initiated by the Company during the term of this convertible note until May 10, 2018. On November 7, 2017, the Company issued 50,000 warrants to purchase 50,000 shares of common stock of the Company at a strike price of $1.00 per share expiring on May 7, 2019. If the Company fails to pay the principal and accrued unpaid interest due and payable to Lender on or before the due date of the convertible note, then the Lender shall be provided the right to convert at either $0.665 per share or upon the same terms offered in FirstFire Global Opportunities Fund, LLC Note’s conversion options. The relative fair value of warrant was determined to be $3,381 on November 7, 2017, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 77%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 years. The issuance of the warrants in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. On September 17, 2018, the note holder agreed to defer repayment of this note to December 15, 2018. The Company agreed to compensate the note holder with 50,000 shares of restricted common stock valued at $4,500. On April 4, 2019, the note holder confirmed that the Company is not in default with respect to this note. The issuance of the shares in exchange for the maturity extension was treated as a modification of existing debt pursuant to the guidance of ASC 470-50. As of September 30, 2021, the note is past due, but not in default and has outstanding balance of $50,000.

F-47

(2)	On August 11, 2018, the Company borrowed $44,000 from an unaffiliated investor, bearing an interest rate of 12.5% per annum and with a maturity date of February 11, 2020. As part of this transaction the Company also issued (i) warrants having a 24-month term, to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.665 per share and (ii) 44,000 shares of the Company’s restricted common stock. The Note agreements give the lender the right to convert the loan amounts due into common stock at a fixed conversion price of $0.20. The aggregate relative fair value of the warrant was determined to be $9,035 on August 11, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 221%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 2 year. Fair value of 44,000 shares of common stock was determined to be $5,280 using market price. The aggregate value of the warrant and 44,000 shares of common stock of $14,315 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, the Company amortized the $1,095 of such discount to interest expense. As of September 30, 2021, unamortized debt discount was $0 and $44,000 of principal was outstanding under the Note.

(3)

On November 1, 2018, the Company entered into a loan transaction with an unaffiliated investor (“Holder”), which funded and closed on November 5, 2018. The Company issued the lender a convertible promissory note (“Note”) dated November 1, 2018, in the principal amount of $380,000 with an original issue discount of 10% and received proceeds of $342,000, before giving effect to certain transactional costs including legal fees on November 5, 2018. As part of this transaction the Company also issued (i) 650,000 shares of the Company’s restricted common stock and two tranches of warrants : (ii) tranche 1 are warrants having a 5-year term to purchase 687,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option and (ii) tranche 2 are warrants having a 5-year term to purchase 2,062,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option. Tranche 2 warrants may be redeemed by the Company for $20,000 (“Call Payment”) beginning on the date of issuance, November 1, 2018, and ending on the date which is 180 calendar days following the issuance date (the “Call”). If Company exercises the Call, then the Company shall make the Call Payment to the Holder within five business days of the date that the Company exercises the Call. If the Call Payment is not made within the required time frame, then the Company will lose its right to exercise the Call for the tranche 2 warrants.

The Note accrues interest at 12% per year and is due and payable on May 1, 2019 (“Maturity Date”). The Company may prepay the Note without prepayment penalty if prepaid during the first 180 days following issuance date. No prepayment is permitted after the initial 180 days from issuance. The Note agreements give the lender the right to convert the loan amounts due into common stock at a conversion price equal to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading day period ending on the latest complete trading day prior to the date of the Note or (ii) 50% multiplied by the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.

The aggregate relative fair value of the warrant was determined to be $89,908 on November 1, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 226%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5.0 year. Fair value of 650,000 shares of common stock was determined to be $53,300 using allocation of proceeds. The Company accounted for the conversion feature, which was recorded as a derivative valued at $558,923, of which $364,131 was expensed immediately to interest expense. $194,792 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 226%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.50 year. The aggregate value of the original debt discount, warrant, conversion feature and 650,000 shares of common stock of $380,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2019, we paid $350,000. During the year ended December 31, 2020, $28,989 of this note was converted to common stock. During the nine months ended September 30, 2021, the remaining balance of the note was converted into common stock.

(4)	On March 4, 2019, the Company closed on a loan transaction with FirstFire Global Opportunities Fund, LLC, (“FirstFire”) pursuant to which the Company issued FirstFire a senior secured convertible promissory note (“FirstFire Note”) in the principal amount of $705,882, and received proceeds of $592,500, with original discount of $113,382. As part of this transaction the Company issued (i) warrants having an 18-month term, to purchase 1,125,000 shares of the Company’s common stock at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of Common Stock (upon conversion, exercise or otherwise) (including but not limited to under the FirstFire Note), at an effective price per share less than the then Exercise Price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) $0.50 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the exercise price upon issuance.

The FirstFire Note accrues interest of 10% per annum, and matured on September 1, 2019, which is the date upon which the principal sum, the original issue discount, as well as any accrued and unpaid interest and other fees, shall be due and payable. The Company agreed to make payments of $20,000 per month pursuant to a cash management agreement as described in the note agreements. The FirstFire Note is collateralized by the GRB Assets, which principally are being acquired by the Company with the net proceeds of this Note.

FirstFire has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note due into fully paid and non-assessable shares of common stock at the conversion price which equal the lesser of (i) $0.50 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date.

The aggregate relative fair value of the warrant was determined to be $3,553,635 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year. The fair value of the warrant of $273,735 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the FirstFire Note or in full upon the conversion of the FirstFire Note. The conversion feature was recorded as a derivative valued at $4,135,070, of which $3,816,305 was expensed immediately to interest expense. $4,135,070 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.50 year. The fair value of the conversion feature of $318,765 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the FirstFire Note or in full upon the conversion of the FirstFire Note. During the year ended December 31, 2020, $23,475 of the note was converted into common stock and $25,000 was paid in cash. During the nine months ended September 30, 2021, the Company settled $475,000 of the note. As of September 30, 2021, $157,000 was still outstanding. The note is past due, but not in default.

(5)

On March 6, 2019, the Company closed on a loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated March 6, 2019, in the principal amount of $380,000, with an original issue discount of 10% and received proceeds of $338,000, with original discount of $42,000 including legal fees (the “Labrys Note”). The Company utilized proceeds in part to pay (i) $110,000 to Labrys as partial repayment of a convertible promissory note issued on November 1, 2018 and (ii) $40,000 to the Company’s auditor. As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 608,000 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the issuance date or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date.

The Labrys Note accrues interest at 12% per year and was due and payable on September 6, 2019. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities.

Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at the conversion price which equal the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the issuance date or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. During the nine months ended September 30, 2021, $143,000 of the principal note was converted to common stock. As of September 30, 2021, the note has $237,000 is still outstanding. As of September 30, 2021, the note is past due, but not in default.

The aggregate relative fair value of the warrant was determined to be $2,306,364 on March 6, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $158,860 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $2,599,866, of which $179,140 was expensed immediately to interest expense. $2,599,866 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.50 year. The fair value of the conversion feature of $179,140 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Labrys Note or in full upon the conversion of the Labrys Note.

F-48

(6)

On March 19, 2019, the Company entered into a securities purchase agreement (the “JSC SPA”) with Jefferson Street Capital, LLC, an unaffiliated investor (“JSC”), pursuant to which the Company issued and sold to JSC a convertible promissory note (the “JSC Note”) in the principal amount of $52,250 (the “JSC Principal”). The foregoing transaction closed on March 28, 2019 and the Company received $40,000, with original discount of $12,250. As part of this transaction the Company also issued JSC warrants having an 18-month term to purchase 83,078 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the JSC Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of the JSC Note or (ii) 60% multiplied by the market price.

The JSC Note accrues interest at 10% per year and carries an original issue discount of $4,750. The maturity date for the JSC Note is December 19, 2019, at which time the JSC principal, and any accrued but unpaid interest, is due and payable. JSC may convert after the 180th calendar day after the issue date of the JSC Note, all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the JSC Note due into shares of common stock of the Company at the conversion price that is equal to the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of the JSC Note or (ii) 60% multiplied by the market price. During the year ended December 31, 2020, $14,000 of the note was converted into common stock. During the nine months ended September 30, 2021, $32,000 of the principal note was converted to common stock, and the remaining balance of $6,000 was settled in cash.

The aggregate relative fair value of the warrant was determined to be $296,143 on March 19, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year. The fair value of the warrant of $18,160 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $356,844, of which $335,004 was expensed immediately to interest expense. $356,844 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.75 year. The fair value of the conversion feature of $21,840 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the JSC Note or in full upon the conversion of the JSC Note.

(7)	On March 20, 2019, the Company, entered into Amendment #1 to the Securities Purchase Agreement dated December 6, 2018, with Crown Bridge Partners, LLC, an unaffiliated investor (“Holder”) pursuant to which the Company closed on March 28, 2019 a second tranche under the Note, dated December 6, 2017, with a face value of $40,018 (the “Second Tranche” of the “Note”). The Company received $35,000 with original discount of $5,018 including legal fees. The Note carries an original issue discount of $12,000 (the “OID”) to face value prorated to each tranche, to cover the Holder’s transaction related costs incurred in connection with the negotiation, purchase and sale of the note. Each tranche of the note funded accrues interest at a rate of 12% per year. The principal amount of each respective tranche, as well as any accrued and unpaid interest and other fees relating to that respective tranche, is due and payable twelve (12) months from the date on which each respective tranche is delivered to the Company. The Company may not prepay any amount outstanding under each tranche of this Note after the 180th calendar day after the issuance of the respective tranche received pursuant to the Note. As part of this transaction the Company also issued warrants having a 5-year term to purchase 80,036 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to notice of conversion. During the year ended December 31, 2020, $6,000 of this note was converted to common stock. During the nine months ended September 30, 2021, the remaining $29,000 of the principal note was converted to common stock.

The Holder may convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Note due into shares of common stock of the Company at the conversion price that is equal to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to notice of conversion.

The aggregate relative fair value of the warrant was determined to be $106,534 on March 20, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $18,480 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $95,370, of which $78,850 was expensed immediately to interest expense. $16,520 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $21,840 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

F-49

(8)

On May 15, 2019, the Company closed on a loan transaction with Odyssey Capital Funding, LLC (“Odyssey”), pursuant to which the Company issued Odyssey a convertible redeemable promissory note (“Odyssey Note”) in the principal amount of $131,250, and received proceeds of $125,000, before giving effect to certain transactional costs. The Odyssey Note accrues interest of 12% per annum and matured on May 15, 2020.

Odyssey is entitled, at its option, at any time after the 180th daily anniversary of the Odyssey Note, to convert all or any amount of the principal face amount of the Odyssey Note then outstanding into shares of the Company’s common stock at a price for each share of common stock equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received by the Company.

The conversion feature was recorded as a derivative valued at $230,389, of which $105,389 was expensed immediately to interest expense. $230,389 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 254%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $125,000 and original debt discount of $6,250 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Odyssey Note or in full upon the conversion of the Odyssey Note. During the nine months ended September 30,2021, $39,000 of this note was converted into shares and the remaining $88,000 was settled in cash. As of September 30, 2021 the note was fully settled.

(9)

On May 29, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $57,000 and received proceeds of $55,000 with an original issue discount of $2,000 (the “Note”). The Note accrues interest of 10% per annum and matured on May 29, 2020.

The conversion feature was recorded as a derivative valued at $88,261, of which $33,261 was expensed immediately to interest expense. $88,261 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $55,000 and original debt discount of $2,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note.

The exercise price of this Note was adjusted to 75% of the conversion price of the GW Note dated May 31, 2019. We measured the value of the effect of the down round feature as the difference between the fair value of the financial instrument at an original exercise price and an adjusted exercise price and, as a result, $45,638 was recorded as down round feature as interest expense under ASC 260-10-30-1. Foothills determined the amount of $45,638 using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 3 years. During the year ended December 31, 2020, $15,000 of this note was converted into common shares. During the nine months ended September 30, 2021, $42,000 of the principal note was converted to common stock. As of September 30, 2021, the note has a balance of $0.

(10)

On May 31, 2019, the Company closed on a convertible loan transaction with GW Holdings Group, LLC (“GW”) in the principal amount of $86,625 with an original issue discount of $11,625, before giving effect to certain transactional costs including legal fees yielding a net of $75,000 (the “Note”). The maturity date for this Note is May 31, 2020 (“Maturity Date”).

GW is entitled, at its option, at any time after the 180th daily anniversary of the Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock at a price equal to 50% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received,

As part of this transaction the Company also issued warrants having a five-year term to purchase 160,000 shares of the Company’s restricted common stock at an exercise price of $0.50 per share with a cashless exercise feature.

F-50

The aggregate relative fair value of the warrants was determined to be $159,495 on May 31, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $38,775 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. The conversion feature was recorded as a derivative valued at $148,885, of which $112,660 was expensed immediately to interest expense. $148,885 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $36,225 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $12,000 of this note was converted into common stock. During the nine months ended September 30, 2021, $38,000 of the principal note was converted to common stock and $33,000 was settle in cash. As of September 30, 2021, the note has $0 outstanding balance.

(11)

On May 31, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $60,000 and received proceeds of $50,000 with an original issue discount of $10,000 (the “Note”). This Note accrues interest of 10% per annum and matured on May 31, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty-five (25) prior trading days including the day upon which a notice of conversion is received,

The conversion feature was recorded as a derivative valued at $92,904, of which $42,904 was expensed immediately to interest expense. $92,904 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $50,000 and original debt discount of $10,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $11,000 of this note was converted into common shares. During the nine months ended September 30, 2021, $45,000 in principal was settled in cash. As of September 30, 2021, the note has $0 outstanding balance.

(12)

On June 4, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $46,000 and received proceeds of $40,000 with an original issue discount of $6,000 (the “Note”). This Note accrues interest of 8% per annum and matured on June 4, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 60% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $73,627, of which $33,627 was expensed immediately to interest expense. $73,627 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $40,000 and original debt discount of $6,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $11,000 of this note was converted into common shares. During the nine months ended September 30, 2021, $35,000 of the note was settled in cash. As of September 30, 2021, the note has $0 outstanding balance.

(13)

On June 19, 2019, the Company closed on a convertible loan transaction with an unaffiliated lending entity (“Holder”) in the principal amount of $113,000, before giving effect to certain transactional costs including legal fees yielding a net of $113,000 (the “Note”). The maturity date for this Note is June 17, 2020.

The Holder is entitled, at its option, at any time after the 180th daily anniversary of the Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock at a price for each share of common stock equal to 61% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $274,884, of which $164,884 was expensed immediately to interest expense. $274,884 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 274%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $110,000 and original debt discount of $3,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $111,000 of this note was converted into common shares. As of March 31, 2021, the remaining $2,000 principal was retired. As of September 30, 2021, $0 in principal is outstanding under this note.

(14)	On July 11, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $236,250 and received proceeds of $225,000 with an original issue discount of $11, 250 (the “Note”). This Note accrues interest of 12% per annum and matured on July 11, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

F-51

The conversion feature was recorded as a derivative valued at $367,966, of which $142,966 was expensed immediately to interest expense. $367,966 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 257%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $225,000 and original debt discount of $11,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the nine months ended September 30, 2021, $236,000 of the note was settled in cash and $0 of this note is outstanding.

(15)

On July 17, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $78,000 and received proceeds of $75,000 with an original issue discount of $3,000 (the “Note”). This Note accrues interest of 12% per annum and matured on July 17, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 61% of the lowest trading price of the common stock for the twenty (20) prior trading days excluding the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $154,168, of which $79,168 was expensed immediately to interest expense. $154,168 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 254%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $75,000 and original debt discount of $3,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the nine months ended September 30, 2021, $78,000 of the note was retired. As of September 30, 2021, the remaining $0 outstanding balance was retired.

(16)

On July 23, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $110,000 and received proceeds of $95,000 with an original issue discount of $15,000 (the “Note”). This Note accrues interest of 10% per annum and matured on July 23, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $242,351, of which $147,351 was expensed immediately to interest expense. $242,351 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 251%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $95,000 and original debt discount of $15,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the year ended December 31, 2020, $3,000 of this note was converted into common shares. During the nine months ended September 30, 2021, $107,000 of the note was settled in cash. As of September 30, 2021, $0 in principal is outstanding under this note.

(17)

On September 19, 2019, the Company closed on a convertible loan transaction with third party in the principal amount of $115,000 and received proceeds of $110,000 with an original issue discount of $5,000 (the “Note”). This Note accrues interest of 12% per annum and matured on September 19, 2020. This Note is convertible into shares of the Company’s common stock at a price equal to 55% of the lowest trading price of the common stock for the twenty (20) prior trading days including the day upon which a notice of conversion is received.

The conversion feature was recorded as a derivative valued at $179,617, of which $69,617 was expensed immediately to interest expense. $179,617 was determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 249%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1 year. The fair value of the conversion feature of $110,000 and original debt discount of $5,000 was considered as debt discount upon issuance and is being amortized to interest expense over the term of the Note or in full upon the conversion of the Note. During the nine months ended September 30, 2021, $107,000 of the note was settled in cash. As of September 30, 2021, $0 in principal is outstanding under this note.

(18)	On March 18, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated March 18, 2019, in the principal amount of $535,000, with an original issue discount of 10% and received proceeds of $481,500, with original discount of $53,500 including legal fees (the “Labrys Note”). The Company utilized proceeds of $275,000 to retire and settle its two (2) outstanding convertible promissory notes with Power Up Lending Group, Ltd.: (i) a 12% convertible promissory note dated June 17, 2019 in the principal amount of $113,000 and (ii) a 12% convertible promissory note dated July 17, 2019 in the principal amount of $78,000. The Company also paid $75,000 to Firstfire Global Opportunities Fund, LLC (“Firstfire”), as the first of six installment payments pursuant to a settlement and release agreement executed with Firstfire on March 15, 2021. The Company also paid approximately $33,000 for the delay rental payments on the Company’s Wind River Basin leases. Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.0055 per share.

F-52

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 116,304,347 shares of the Company’s restricted common stock, at a fixed exercise price of $0.0046 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on March 18, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. During the three months ended September 30,2021, $9,000 of this note was converted into shares. As of September 30, 2021, the note has an outstanding balance of $493,000.

(19)

On April 5, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which the Company issued a convertible promissory note dated April 5, 2021 in the principal amount of $355,000, with an original issue discount of 10% and has received proceeds of $319,500, with an original discount of $35,500 including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.0055 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 42,771,084 shares of the Company’s restricted common stock, at a fixed exercise price of $0.0083 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on April 5, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $355,000.

(20)

On April 16, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated April 16, 2021, in the principal amount of $700,000, with an original issue discount of 10% and received proceeds of $630,000, with original discount of $70,000 including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.004 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 175,000,000 shares of the Company’s restricted common stock, at a fixed exercise price of $0.004 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on April 16, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $700,000.

F-53

(21)

On May 18, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated May 18, 2021, in the principal amount of $555,000, with an original issue discount of 10% and received proceeds of $499,500, with original discount of $55,500 including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.0017 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 296,791,443 shares of the Company’s restricted common stock, at a fixed exercise price of $0.00187 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on May 18, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $555,000.

(22)

On May 28, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated May 28, 2021, in the principal amount of $485,000, with an original issue discount of 10% and received proceeds of $436,500, with original discount of $48,500 including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.0012 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 367,424,242 shares of the Company’s restricted common stock, at a fixed exercise price of $0.00132 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on May 28, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $485,000.

(23)

On June 25, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated June 25, 2021, in the principal amount of $700,000, with an original issue discount of 10% and received proceeds of $630,000, with original discount of $70,000 including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.0021 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 303,030,303 shares of the Company’s restricted common stock, at a fixed exercise price of $0.00231 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on June 25, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $700,000.

F-54

(24)

On July 16, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated July 16, 2021, in the principal amount of $885,000, with an original issue discount of 10% and received proceeds of $796,500, with original discount of $88,500 including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.002 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 421,428,571 shares of the Company’s restricted common stock, at a fixed exercise price of $0.0022 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on July 16, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $885,000.

(25)

On August 27, 2021, the Company closed on a fixed-rate convertible loan transaction with Labrys Fund, L.P., a Delaware limited partnership, (“Labrys”), pursuant to which, the Company issued a convertible promissory note dated August 27, 2021, in the principal amount of $1,060,000, with an original issue discount of 10% and received proceeds of $955,000, with original discount of $105,000, including legal fees (the “Labrys Note”). Labrys has the right to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Labrys Note due into fully paid and non-assessable shares of common stock at a fixed conversion price equal to $0.0018 per share.

As part of this transaction the Company also issued Labrys warrants having a five-year term to purchase 530,000,000 shares of the Company’s restricted common stock, at a fixed exercise price of $0.002 per share, with a cashless exercise feature. The exercise price is subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Labrys Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price.

The Labrys Note accrues interest at 12% per year and is due and payable on August 27, 2022. The Company may prepay the Labrys Note without prepayment penalty if prepaid during the first 180 days following issuance date. The default interest rate on the Labrys Note is 16% per year. No prepayment is permitted after the initial 180 days from issuance. The warrants are subject to adjustment in certain events such as forward or reverse stock splits or if subsequent financings are at terms that are more favorable to persons in subsequent issuances of securities. As of September 30, 2021, the note has an outstanding balance of $1,060,000.

During the nine months ended September 30, 2021 and 2020, the Company incurred $296,000 and $720,000 of interest expense, respectively, including amortization of discount of $523,000 and $527,000, respectively. As of September 30, 2021 and 2020, the unamortized discount was $363,000 and $43,000, respectively.

F-55

The following table reconciles, for the nine months ended September 30, 2021 and year ended December 31, 2020, the beginning and ending balances for financial instruments that are recognized at fair value in the consolidated financial statements:

	September 30, 2021	December 31, 2020
Balance of embedded derivative beginning of period	$6,329,000	$15,192,000
Additions related to embedded conversion features of convertible debt issued	3,355,000	-
Change in fair value of conversion features	6,511,000	(8,125,000)
Reductions in fair value due to principal repayments and conversion	(10,343,000)	(738,000)
Balance of embedded derivatives end of period	$5,852,000	$6,329,000

Derivative liabilities were determined using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 332.80 – 413.80%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 0.00 – 0.99 year.

Note 8 – Common Stock

During the nine months ended September 30, 2021, the Company issued 2,315,000,000 for the conversion of notes, accrued interest, and default payments.

During the nine months ended September 30, 2021, the Company issued 12,588,263 shares for services.

As of September 30, 2021, the company had 7,318,625,597 shares issued and outstanding.

During the nine months ended September 30, 2020, the Company issued 926,962,127 shares to various debt holders for the conversion of principal notes payable, 30,497,424 shares for the conversion of accrued interest on notes payable, and 46,120,964 for financing charges related to notes payable.

During the nine months ended September 30, 2020, 61,948,069 shares were issued for cashless warrant exercise.

As of September 30, 2020, the company had 1,166,222,105 shares issued and outstanding.

Series A Preferred Stock

On May 26, 2020, the Company’s Board of Directors duly adopted a corporate resolution creating a series of preferred stock designated as the Series A Preferred Stock, comprised initially of 10,000,000 shares. On May 28, 2020, the Company filed a Certificate of Designation designating the rights and restrictions of its Series A Preferred Stock with the Delaware Secretary of State. Of the 25,000,000 preferred shares authorized at a par value of $0.0001 per share, 10,000,000 were designated as Series A Preferred Stock. The Series A Preferred Stock is convertible at the option of the holder into 200 common shares per one share of Series A Preferred Stock. The Series A Preferred Stock provides for liquidation and dividend rights on an as-if-converted basis into equivalent common shares. The Series A Preferred Stockholders have voting rights with the common shareholders on an as-if-converted basis. The holders of Series A Preferred Stock have the right, voting as a separate class, following a “Change of Control” (as defined), to elect a majority of the members of the Company’s Board of Directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

On May 28, 2020, the Company issued 5,000,000 shares of Series A Preferred Stock to a related party, Beijing Gas Blue Sky Holding Limited, pursuant to an agreement dated April 6, 2020, yielding total cash proceeds of $50,000, net to the Company. As a condition of this transaction, the Company’s Executive Chairman, Kevin J. Sylla, also agreed to convert $100,000 of outstanding debt owed to him by the Company into 5,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 200 shares of the Company’s common stock. A total of 10,000,000 shares of Series A Preferred Stock convertible into 2,000,000,000 shares of common stock were issued.

Warrants

On August 11, 2018, the Company issued an unaffiliated investor warrants to purchase 100,000 shares of common stock at a strike price of $0.665 per share expiring in 24 months, in connection with a convertible promissory note in the principal amount of $44,000. The aggregate relative fair value of the warrant was determined to be $9,035 on August 11, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 221%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 2 year.

F-56

On November 1, 2018, the Company issued an unaffiliated investor two tranches of warrants in connection with a convertible promissory note in the principal amount of $380,000. (i) tranche 1 are warrants having a 5-year term to purchase 687,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option and (ii) tranche 2 are warrants having a 5-year term to purchase 2,062,500 shares of the Company’s restricted common stock at an exercise price of $0.20 per share with cashless exercise option. Tranche 2 warrants may be redeemed by the Company for $20,000 (“Call Payment”) beginning on the date of issuance, November 1, 2018, and ending on the date which is 180 calendar days following the issuance date (the “Call”). The aggregate relative fair value of the warrant was determined to be $89,908 on November 1, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 226%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5.0 year. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to March 4, 2019, which is $0.025. (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. The fair value of the warrant was determined to be $3,421,241 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 4.7 year. The same was considered as deemed dividend.

On December 6, 2018, the Company issued an unaffiliated investor warrants to purchase 227,500 shares of common stock at a strike price of $0.20 per share expiring in 5 years, in connection with a convertible promissory note in the principal amount of $45,500. The relative fair value of the warrant was determined to be $7,880 on December 6, 2018, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 225%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5.0 year. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to March 4, 2019, which is $0.025 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. The fair value of the warrant was determined to be $299,594 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 4.8 year. The same was considered as deemed dividend.

On March 4, 2019, the Company issued warrants having an 18-month term, to purchase 1,125,000 shares of the Company’s common stock at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) $0.5 or (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the exercise price upon issuance. The fair value of the warrant was determined to be $3,553,635 on March 4, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year.

On March 6, 2019, the Company issued Labrys warrants having a five-year term to purchase 608,000 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the issuance date. (ii) 50% multiplied by the lowest trading price during the previous twenty (20) trading days prior to the conversion date. The fair value of the warrant was determined to be $2,306,364 on March 6, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 248%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years.

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On March 19, 2019, the Company issued warrants having an 18-month term to purchase 83,078 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to the lesser of (i) 60% multiplied by the lowest trading price during the previous twenty-five (25) trading days before the issue date of this Note or (ii) 60% multiplied by the market price. The fair value of the warrant was determined to be $296,143 on March 19, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 1.5 year.

On March 20, 2019, the Company also issued warrants having a 5 years term to purchase 80,036 shares of the Company’s restricted common stock, at an exercise price of $0.50 per share, with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to notice of conversion. The fair value of the warrant was determined to be $106,534 on March 20, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 266%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years.

On May 31, 2019, the Company issued warrants having a five-year term to purchase 160,000 shares of the Company’s restricted common stock at an exercise price of $0.50 per share with a cashless exercise feature. The exercise price subject to adjustment if the Company at any time while this warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise) (including but not limited to under the Note), at an effective price per share less than the then exercise price. The exercise price shall be reduced to equal the effective price, and the number of warrant shares issuable hereunder shall be calculated by the original total number of warrant shares multiplied by the initial exercise price divided by the effective price. As the result, the exercise price of the warrants was reset to 50% multiplied by the lowest trading price during the previous twenty 20 trading days prior to this note or notice of conversion. The fair value of the warrant was determined to be $159,495 on May 31, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 253%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $38,775 was considered as debt discount upon issuance.

On July 3, 2019, the Company issued warrants having a three-year term to purchase 100,000 shares of the Company’s restricted common stock at an exercise price of $0.275 per share with a cashless exercise feature. The fair value of the warrant was determined to be $20,280 on July 3, 2019, using the Black-Scholes option-pricing model based on the following assumptions: (i) volatility rate of 255%, (ii) discount rate of 0%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The fair value of the warrant of $20,280 was considered as stock compensation to consultant.

The following table summarizes all stock warrant activity for the nine months ended September 30, 2021 and 2020:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2020	6,137,191	$0.82	1.25
Granted	2,189,105,947	0.00	0.01
Exercised	(4,187,561)	0.21	0.00
Cancelled or expired	-	-	-
Balance outstanding, September 30, 2021	2,191,055,577	$0.01	3.03
Exercisable, September 30, 2021	2,191,055,577	$0.01	3.03

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2019	6,358,097	$0.80	2.30
Granted	-	-	-
Exercised	(220,906)	0.20	3.59
Cancelled or expired	-	-	-
Balance outstanding, September 30, 2020	6,137,191	$0.82	1.50
Exercisable, September 30, 2020	6,137,191	$0.82	1.50

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Options

During the nine months ended September 30, 2021 and 2020, we recorded $0 and $105,242 option expense.

The following table summarizes all stock option activity for the nine months ended September 30,2021 and 2020:

	Number of Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2020	2,050,000	2.21	3.26
Granted	-	-	-
Exercised	-	-	-
Cancelled or expired	-	-	-
Balance outstanding, September 30, 2021	2,050,000	$2.21	2.51
Exercisable, September 30, 2021	2,050,000	$2.21	2.51

	Number of Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding, December 31, 2019	2,050,000	2.21	4.26
Granted	-	-	-
Exercised	-	-	-
Cancelled or expired	-	-	-
Balance outstanding, September 30, 2020	2,050,000	$2.21	3.51
Exercisable, September 30, 2020	2,050,000	$2.21	3.51

Note 9 – Other Related Party Transactions

As of September 30, 2021 and 2020, total amount due to officers and directors were $1,513,000 and $401,000.

Note 10 – Commitments and Contingencies

Leases

Effective April 28, 2020, the Company entered a one-year lease, which initially expired on April 30, 2021, for its Westlake Village, California, corporate office for a total cost of approximately $1,270 per month. The lease automatically renews each year for an additional one-year term unless landlord receives the Company’s notice of intent to terminate at least ninety (90) days prior to the expiration of the current term. The current lease term expires April 30, 2022. The Company records the $1,270 monthly office rental as rent expense.

Title to Oil and Gas Properties

Foothills owns the interest in its oil and gas properties and at times also relies on contracts with the owner or operator of the property, pursuant to which, among other things, the Company has the right to have its interest placed of record. As is customary in the oil and gas industry, we anticipate that a preliminary title examination will be conducted at the time unproved properties or interests are acquired by us. Prior to commencement of drilling operations on such acreage and prior to the acquisition of proved properties, Foothills will conduct a title examination and attempt to cure materially significant defects before proceeding with operations or the acquisition of proved properties, as it may deem appropriate.

Foothills’ properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements, and restrictions. Foothills’ Utah properties acquired from Total Belief Limited on December 30, 2016, are subject to a certain Bureau of Indian Affairs (“BIA”) Administrative Appeal and a Ute Indian Tribe Global Settlement Agreement, each of which does or may affect title to some, all or none of the properties acquired. Foothills is currently attempting to cure title on these properties, subject to the outcome of the BIA Administrative Appeal, which is still ongoing as of the date of this Quarterly Report. To the extent that such defects or disputes exist and cannot be cured, Foothills would suffer title failures, which could result in property valuation impairments and other material adverse consequences to the operations of the Company.

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Legal Proceedings

The Company has determined that judgments rendered in the second quarter of 2018 in connection with all but four of the following legal proceedings against the Company are Type 1 subsequent events that provide additional evidence with respect to conditions that existed at the date of the balance sheet. Therefore, the financial statements reflect the effects of prejudgment judgments awards to plaintiffs through September 30, 2021, noted below in accordance with Auditing Standard 2801.03.

UTAH WELLS

Conquest Well Servicing, LLC vs. Foothills Exploration Operating, Inc. (Case No. 179800421 8th Judicial District Court in and for Uintah County, State of Utah)

Conquest Well Servicing, LLC (“Conquest”) filed this action on September 11, 2017, for collection of unpaid services and materials in the amount of $49,689 in connection with a workover of wells in Uintah County, Utah. A Settlement Agreement and Stipulation to Entry of Judgment was agreed to by the parties and filed with the court on October 10, 2017. Judgment in the amount of $54,937.10 including $5,248.10 in pre-judgement interest was filed on December 18, 2017. An order requesting company asset inquiry was issued on February 20, 2018. A hearing on contempt by FEOI for failure to appear and an answer as to assets was set for September 13, 2018. A stipulation was filed with the court to continue the hearing to October 22, 2018. FEOI inadvertently failed to appear at this hearing, resulting in a contempt of court citation being issued. Currently, FEOI is seeking to reschedule this hearing and intends to purge any contempt by compliance with the court’s order. There has been no change in the status of this matter as of the date of this Quarterly Report.

BIA Administrative Appeal – Tiger Energy Partners International, LLC

Notice of Appeal:	Dated May 8, 2013
Appellant:	Tiger Energy Partners International, LLC
Appellee:	Superintendent Uintah and Ouray Agency
Decision	April 12, 2013
Concerning:	Notice of Expiration of Oil and Gas Leases

This Administrative appeal concerns the ownership and validity of Northern Ute (the “Tribe”) Tribal leases acquired by Tiger Energy Partners International, LLC (“TEPI”) in a transaction with Mountain Oil and Gas and its affiliated companies. Pursuant to the Global Settlement Agreement (“GSA”) negotiated between the Tribe and TEPI, the Company proposes to resolve any issues regarding the ownership of the subject leases and other lands thus acquired. The status of the appeal by TEPI remained unchanged as of the Reporting Period awaiting decision by the Regional Director of the BIA on the merits of the appeal. The decision of the Regional Director is stayed by the parties having entered into the GSA. The Tribe and TEPI remain in discussion regarding approval of the Global Settlement Agreement by the Regional Director. There has been no change in the status of this matter as of the date of this Quarterly Report.

As of September 30, 2021, and December 31, 2020, the balance of other liabilities was $414,000 and $414,000, respectively.

Note 11 – Subsequent Events

Convertible promissory note

On October 4, 2021, the Company made its final installment payment of $125,000 towards the settlement and mutual release agreement reached with Firstfire Global Opportunities Fund, LLC (“FirstFire”) to retire its senior secured 10% convertible promissory note in the principal amount of $705,882.35, issued on March 4, 2019. All sums due to FirstFire pursuant to its senior secured convertible note and associated security instruments are hereinafter extinguished and terminated.

Service agreements

On October 4, 2021, the Company entered into a services agreement with Geochemical Insight, LLC, to execute a geochemical survey on a portion of the Company’s acreage in the Beaver Creek East (“BCE”) project located in Fremont County, Wyoming. The Company is actively engaged in the last stage of its geological and geophysical delineation for its first drilling target in the BCE prospect, which has the potential to produce from several formations. The initial drilling program will have multiple objectives in a stacked-pay environment. The Company has identified nine different formations for its proposed exploration program. The geochemical survey was begun on October 9, 2021, and the sampling, analysis and reporting of the data is expected to take approximately six weeks to complete. For additional details on this geochemical survey, please refer to the Company’s press release issued on October 7, 2021.

Acquisitions

On October 15, 2021, the Company, through its direct subsidiary, Anaconda Energy, LLC, entered in to an agreement with Benchmark Properties, Ltd., an oil and gas operator in the state of Illinois, to acquire an undivided 50% working interest in the Sears-Houser #4 well in exchange for paying 50% of the rework and recompletion costs for the subject well with the objective of producing from the Aux Vases Sand (2,719-2,730) formation.

On October 24, 2021, the Company, through its direct subsidiary, Anaconda Energy, LLC, entered in to an agreement with Benchmark Properties, Ltd. to drill and complete a vertical test well, the Houser-Sears #1-B, to an approximate depth of 3,500 feet targeting the McClosky Dolomite #1 objective on the Ste Marie West Prospect located in Jasper County, Illinois, consisting of a 400-acre leasehold of the Sears-Houser lands with an 80% net revenue interest

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